CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) A TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAS BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

Exhibit 10.1

Execution Version

DATED 15 April 2026

TBG AG

as Seller

ESCO TECHNOLOGIES INC.

as Buyer

AGREEMENT

for the sale and purchase of the share capital of MEGGER GROUP LIMITED

Contents

Clause	Name	Page

1	Definitions and Interpretation	1
2	Sale and Purchase	17
3	Consideration	17
4	Signing Obligations	18
5	Adjustments to Consideration	18
6	Conditions	18
7	Pre-Completion & Termination	22
8	Integration Committee	29
9	Completion	29
10	Tax Indemnity	30
11	Seller Warranties	32
12	Buyer Warranties	34
13	Protection of Goodwill	34
14	Post-Completion Matters	36
15	Announcements and Confidentiality	37
16	Assignment	38
17	Entire Agreement	40
18	Further Assurance	40
19	Costs	40
20	Effect of Termination	41
21	Payments	41
22	Effect of Completion	42
23	Cumulative Rights	42
24	Third Party Rights	42
25	Waiver	43
26	Variations	43
27	Conflicts	43
28	Invalidity	43
29	Communications	43
30	Service of Process	45
31	Counterparts	45
32	Governing Law and Jurisdiction	45

Schedule	Name	Page

1	Details of the Group	47
1	Part 1 Details of the other Group Companies	48

2	Reserved Matters	123

3	Signing formalities	126
3	Part 1 Seller’s obligations	126
3	Part 2 Buyer’s obligations	126

4	Completion formalities	127
4	Part 1 Seller’s obligations	127
4	Part 2 Buyer’s obligations	129

5	Fundamental Warranties	130

6	Business Warranties	132
6	Part 1 Corporate	133

6	Part 2 Accounts	138
6	Part 3 Assets	139
6	Part 4 Trading	145
6	Part 5 Finance	156
6	Part 6 Employment	158
6	Part 7 Pensions	165
6	Part 8 Properties	171
6	Part 9 Tax	175

7	Seller limitations	181

8	Provisional Payment	183

9	Material Properties	184

10	Completion Statements	185
10	Part 1 Preparation of the Completion Statements	185
10	Part 2 Contents of the Completion Statements	187
10	Part 3 Reference Balance Sheet	192

11	Buyer warranties	193

Execution Page	197

Documents in the agreed form

Announcement

Bank Pay Off Letters

Confirmation and waiver under paragraph 1(f) of Schedule 4, Part 1 (Seller’s obligations)

Confirmation of no-indebtedness

Data Room Index

Resignations of directors, secretary and auditors

Security Control Agreement

Shareholder Agreement

DATED	15 April 2026

PARTIES

(1)	TBG AG, a Swiss stock corporation (CHE-224.628.443) with registered seat in Zürich, Switzerland (the “Seller”)

(2)	ESCO TECHNOLOGIES INC., a Missouri corporation with its principal place of business in St. Louis, Missouri, USA (the “Buyer”)

BACKGROUND

(A)	The Seller has agreed to sell and the Buyer has agreed to buy the Shares on the terms of this Agreement.

OPERATIVE PROVISIONS

1	Definitions and Interpretation

1.1	In this Agreement:

“12 Month EBITDA” has the meaning given to it in Clause 7.10(b).

“401(a) Pension Scheme” has the meaning given to it in paragraph 7(a)(i) of Schedule 6, Part 7 (Pensions).

“ACA” means the Patient Protection and Affordable Care Act of 2010, as amended, and regulations promulgated thereunder.

“Accountants” has the meaning given to it in paragraph 3 of Schedule 10.

“Accounts” means the audited consolidated financial statements of the Group as at and for the financial year ended on the Accounts Date, comprising the consolidated balance sheet, consolidated profit and loss account and consolidated cash flow statement of the Group, and the auditors’ and directors’ reports and notes included at Data Room reference 2.1.3.4.

“Accounts Date” means 30 November 2025.

“Action” has the meaning given to it in Clause 7.14(c).

“AI Technologies” has the meaning given to it in paragraph 9(a) of Schedule 6, Part 4 (Assets ).

“Alternative Buyer” has the meaning given to it in Clause 16.4.

“Applicable Requirements” has the meaning given to it in paragraph 22(a) of Schedule 6, Part 4 (Trading ).

“Associate” means in relation to an undertaking, that undertaking and its subsidiary undertakings and parent undertakings and all subsidiary undertakings of any such parent undertakings from time to time and, in relation to an undertaking that is a general partner of a fund, any adviser to or investment manager of the fund and their respective Associates.

1

“Associated Person” has the meaning given to it in paragraph 22(a) of Schedule 6, Part 4 (Trading ).

“Bank Loan” means the facilities set out in the Facilities Agreement.

“Bank Pay Off Amount” means the aggregate amount of all principal and accrued interest owing on Completion in relation to the Bank Loan, together with all fees, costs and expenses payable in order to release any Encumbrance granted by a Group Company over any of its shares, assets or undertaking in relation to the Bank Loan, as notified to the Buyer in the Completion Payments Notice in accordance with Clause 9.1.

“Bank Pay Off Letters” means pay off letters in a form (as acceptable to and agreed by the Buyer) duly executed and delivered in relation to the repayment of the Bank Loans.

“Belgian FDI Condition” means following the submission of a notification with respect to the Transaction to the Interfederal Screening Commission under the Cooperation Agreement of 30 November 2022 as enacted by the Law of 14 February 2023 and as published in the Belgian Gazette on 7 June 2023 (the “Belgian FDI Act”), one of the following has been received (expressly or by the expiry of time limits, if applicable): (a) the approval to (if applicable conditionally) consummate the Transaction, or (b) a decision of inadmissibility pursuant to the Belgian FDI Act

“Bulgarian FDI Condition” means confirmation having been received in writing from the Interdepartmental Screening Council at the Council of Ministers (“Screening Council”) (Междуведомствен съвет за скрининг на преките чуждестранни инвестиции) and/or Invest Bulgaria Agency (Българска агенция за инвестиции) (together, the “Bulgarian FDI Authorities”) that the Transaction does not fall within the scope of the Investment Promotion Act (Закон за насърчаване на инвестициите), Chapter Six; or the Regulation for the implementation of the Investment Promotion Act (Правилник за прилагане на закона за насърчаване на инвестициите) and the Regulation for the organization and activities of the Interdepartmental Council for Screening of Foreign Direct Investments (Правилник за организацията и дейността на Междуведомствен съвет за скрининг на преките чуждестранни инвестиции) (together, the “Bulgarian FDI Legislation”); or express authorisation from the Screening Council pursuant to the applicable Bulgarian FDI Legislation relating to the Transaction having been granted; or implicit authorisation being deemed given by the Screening Council pursuant to the applicable Bulgarian FDI Legislation in relation to the Transaction.

“Business Day” means a day (other than a Saturday or Sunday) on which the clearing banks are open for business in the City of London, England, Zurich, Switzerland and New York, the United States of America (or, for the purpose of determining when a notice is received under Clause 29 (Communications ) in the place where the notice is received).

“Business Warranties” means the warranties of the Seller contained in Schedule 6 (Business Warranties ) excluding paragraph 1 of Part 1 of Schedule 6 (Corporate ).

“Buyer Financial Statements” has the meaning given to it in paragraph 7 of Schedule 11 (Buyer warranties ).

“Buyer’s Accountants” means PriceWaterhouseCoopers LLP.

2

“Buyer’s Group” means the Buyer and any Associate of it from time to time, (including from Completion each Group Company).

“Buyer’s Solicitors” means Bryan Cave Leighton Paisner LLP, Governor’s House, 5 Laurence Pountney Hill, London EC4R 0BR.

“Cash” has the meaning given to it in Schedule 10 (Contents of the Completion Statements ).

“CBA” means a collective bargaining, Union or similar agreement, whether written or oral, pursuant to which a Group Company legally recognises a Union or utilises labour referred or supplied by a Union.

“CFA 2017” has the meaning given to it in paragraph 1 of Schedule 6, Part 9 (Tax ).

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.

“CFIUS Approval” means that, following the filing of a joint Notice by the parties within 15 Business Days following the date of this Agreement, any of the following shall have occurred: (a) CFIUS shall have provided written notice that the Transaction is not a “covered transaction” as defined in 31 C.F.R. § 800.213 and not subject to review under the DPA; (b) CFIUS shall have provided written notice that it has completed a review or investigation of the Notice provided pursuant to the DPA with respect to the Transaction and has concluded all action under the DPA and there are no unresolved national security concerns with respect to the Transaction; or (c) if CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the Transaction, then (i) the President shall have announced a decision not to take any action to suspend or prohibit the Transaction or (ii) having received a report from CFIUS requesting the President’s decision, the President shall not have taken any action after fifteen (15) days from the earlier of the date the President received such report from CFIUS or the end of the investigation period.

“Claim” has the meaning given to it in paragraph 1 of Schedule 7 (Seller limitations).

“Closure” has the meaning given to it in Clause 6.1(a)(i).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Commitment Letter” means a written communication from DCSA to the parties agreeing to a plan to mitigate FOCI.

“Company” means Megger Group Limited, further details of which are set out in Schedule 1, Part 1 (Details of the other Group Companies ).

“Company Employee” means a current or former employee of any Group Company.

“Completion” means completion of the purchase of the Shares in accordance with Clause 9 (Completion ).

3

“Completion Payments Notice” has the meaning given to it in Clause 9.1.

“Completion Statements” means the statements prepared and agreed or determined in accordance with Schedule 10 (Completion statement) in order to determine Net Debt and Working Capital.

“Completion Statements Date” means 11:59 p.m. CET on the date of Completion.

“Condition” means a condition of Completion as specified in Clause 6.1.

“Consideration” means the Consideration Cash and the Consideration Shares.

“Consideration Cash” means $922,000,000 (nine hundred and twenty two million United States dollars) in cash

“Consideration Shares” means five million one hundred thousand (5,100,000) shares of ESCO Stock.

“Contingent Worker” means a current or former independent contractor, consultant, temporary employee, leased employee or any other servant or agent performing services with respect to the operation of the business of any Group Company and is classified by the respective Group Company as other than a Company Employee or compensated other than through wages paid by the Group Company through its payroll department and reported on a Form W-2 or applicable jurisdictional equivalent.

“Covid Measure” has the meaning given to it in paragraph 1 of Schedule 6, Part 9 (Tax ).

“CTA 2009” has the meaning given to it in paragraph 1 of Schedule 6, Part 9 (Tax ).

“CTA 2010” has the meaning given to it in paragraph 1 of Schedule 6, Part 9 (Tax ).

“Data Protection Laws” has the meaning given to it in paragraph 24(a) of Schedule 6, Part 4 (Trading ).

“Data Protection Policies” has the meaning given to it in paragraph 24(a) of Schedule 6, Part 4 (Trading ).

“Data Room” means the virtual data room maintained on behalf of the Seller containing the documents and information listed in the data room index delivered with the Disclosure Letter and copies of which are included in the secure file transfer link delivered with the Disclosure Letter.

“Data Subject Request” has the meaning given to it in paragraph 24(a) of Schedule 6, Part 4 (Trading ).

“DB Scheme” has the meaning given to it in paragraph 1(a)(i) of Schedule 6, Part 7 (Pensions ).

“DCSA” means the Defense Counterintelligence and Security Agency of the United States Department of Defense or any successor thereto.

“Debt” has the meaning given to it in Schedule 10 (Contents of the Completion Statements ).

4

“Debt Financing” means the debt financings that are necessary to be obtained in order to consummate the Transaction.

“Debt Financing Documentation” means, as at the date of this Agreement, the signed commitment letter between the Buyer and JPMorgan Chase Bank, N.A. (with all relevant term sheets attached) dated on or around the date of this Agreement and following which, the documentation that is to be entered into to secure the financing described in such commitment letter.

“Debt Financing Sources” means the persons that have committed to provide or have otherwise entered into letters or other agreements to provide the Debt Financing, including the persons party to the Debt Financing Documentation referred to in this Agreement, and any joinder agreements, indentures, credit agreements or other definitive agreements entered into pursuant thereto or relating thereto, and any arrangers or administrative agents in connection with the Debt Financing Documentation, together with their current and future Associates and their and such Associates’, officers, directors, employees, attorneys, partners (general or limited), controlling representatives and funding sources of each of the foregoing, and their successors and assigns, provided, that in no event shall the Buyer nor any Associate thereof constitute a “Debt Financing Source”.

“Disclosed” means ‘fairly’ disclosed by the Seller to the Buyer in the Disclosure Letter or, only in relation to the Repeated Warranties as repeated on Completion and only in respect of any matter arising after the date of this Agreement, the Supplemental Disclosure Letter and, in each case, a disclosure shall only be deemed to be ‘fair’ if it is provided with sufficient detail to enable a reasonable buyer to identify the nature and scope of the matter and to evaluate the purpose and effect of the disclosure.

“Disclosed Schemes” has the meaning given to it in paragraph 1(a) of Schedule 6, Part 7 (Pensions ).

“Disclosure Letter” means the letter dated the same date as this Agreement from the Seller to the Buyer relating to the Business Warranties.

“DOJ” has the meaning given to it in Clause 6.1(a)(i).

“DPA” means Section 721 of the Defense Production Act, as amended, including all implementing regulations thereof.

“ECTEA” has the meaning given to it in Schedule 6, Part 8 (Properties ).

“Encumbrance” means a mortgage, charge, pledge, lien, encumbrance, option, right of pre-emption, conversion or set-off, reservation of title, right to acquire or other security or third party right or interest of any kind.

“Environment” has the meaning given to it in paragraph 25(a) of Schedule 6, Part 4 (Trading ).

“Environmental Law” has the meaning given to it in paragraph 25(a) of Schedule 6, Part 4 (Trading ).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any corporation or trade or business, any other corporation or trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m), or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company.

5

“ESCO Stock” means ESCO Common Stock (ticker symbol “ESE”) as traded on the New York Stock Exchange.

“Estimated Net Debt” means the Seller’s good faith estimate of the consolidated Net Debt of the Group as at the Completion Statements Date as prepared in accordance with Schedule 8 (Provisional Payment ).

“Estimated Working Capital” means the Seller’s good faith estimate of the Working Capital of the Group as at the Completion Statements Date as prepared in accordance with Schedule 8 (Provisional Payment ).

“Ex-US Merger Control and FDI Conditions” means the Turkish Merger Control Condition, Saudi Arabian Merger Control Condition, Belgian FDI Condition, Bulgarian FDI Condition, Finnish FDI Condition, French FDI Condition, Swedish FDI Condition and Italian FDI Condition.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiry Date” has the meaning given to it in paragraph 1 of Schedule 7 (Seller limitations ).

“Extended Long Stop Date” has the meaning given to it in Clause 6.11.

“FA 2003” has the meaning given to it in paragraph 1 of Schedule 6, Part 9 (Tax ).

“Facilities Agreement” means the facilities agreement dated 31 July 2025 between, among others, Megger Group Limited as Company, the Financial Institutions named therein and Commerzbank Aktiengesellschaft as Agent.

“FDI Approval” means, in respect of any FDI Filing, one or more of the following having occurred: (a) the relevant FDI Authority having issued a written decision or notification confirming that the Transaction is approved, cleared, or otherwise authorised under the applicable FDI Law; (b) the relevant FDI Authority having issued a written decision or notification confirming that the Transaction does not fall within the scope of, or is not subject to review under, the applicable FDI Law; or (c) the applicable statutory period for the relevant FDI Authority to take a decision, impose conditions, or prohibit or unwind the Transaction under the applicable FDI Law having expired without the relevant FDI Authority having taken any such action (including, for the avoidance of doubt, where the applicable FDI Law provides for deemed approval or implicit authorisation upon the expiry of such statutory period).

“FDI Authority” means any Governmental Entity in any jurisdiction which has the power or competence, under any FDI Law, to review, investigate, call in, approve, prohibit, block, impose conditions on, unwind, or otherwise take action in respect of foreign direct investment.

“FDI Condition” has the meaning given to it in Clause 6.2.

“FDI Filing” means any notification, filing, application, declaration, submission of information, or other communication made to, or required or requested by, an FDI Authority in connection with the Transaction under any FDI Law.

“FDI Law” means any law, statute, regulation, order, directive, or other legislative or regulatory measure (whether at a supra-national, national, federal, state, regional, or local level) in any jurisdiction which provides for the screening, review, investigation, approval, prohibition, or imposition of conditions in respect of foreign direct investment (including, without limitation, on the grounds of national security, public order, public policy, strategic interests, essential security interests, critical infrastructure, or essential technologies).

6

“Finnish FDI Condition” means that, following the submission of an application or notification, as applicable, with respect to the Transaction to the competent Finnish authority under the Act on the Screening of Foreign Corporate Acquisitions in Finland (172/2012, as amended (Laki ulkomaisten yritysostojen seurannasta) (the “Finnish FDI Act”), one of the following has been received: (a) the approval to consummate the Transaction, or (b) a decision of inadmissibility pursuant to the Finnish FDI Act (expressly or by the expiry of time limits, if applicable).

“FOCI” means foreign ownership, control, and influence, as defined by the National Industrial Security Program Operating Manual Rule (“NISPOM”), 32 C.F.R. § 117 or other applicable national security directives, forms and instructions issued by the DCSA.

“French FDI Condition” means that, following the submission of a request for authorization with respect to the Transaction to the French Minister of Economy (Ministre de l’économie) pursuant to Articles L.151-3 and seq. and R.151-1 and seq. of the monetary and financial code (Code monétaire et financier) (the “French FDI Legislation”), one of the following has been received: (a) a decision authorizing the Transaction, including subject to certain conditions, if applicable, or (b) a decision stating that the Transaction falls outside the scope of the French FDI Legislation.

“FSR” means Council Regulation (EU) 2022/2560 of the European Parliament and of the Council of 14 December 2022 of foreign subsidies distorting the internal market.

“FTC” has the meaning given to it in Clause 6.1(a)(i).

“Fundamental Cap” has the meaning given to it in Clause 7.9.

“Fundamental Claim” has the meaning given to it in paragraph 1 of Schedule 7 (Seller limitations ).

“Fundamental Share Warranties” means the warranties contained in paragraphs 8 to 17 (inclusive) of Schedule 5 (Fundamental Warranties).

“Fundamental Warranties” means the warranties contained in Schedule 5 (Fundamental Warranties ) and paragraph 1 of Part 1 of Schedule 6, Part 1 (Corporate ).

“GAAP” has the meaning given to it in paragraph 7 of Schedule 11 (Buyer warranties ).

“General Claim” has the meaning given to it in paragraph 1 of Schedule 7 (Seller limitations ).

“Generative AI” means an artificial intelligence system (such as Open AI, ChatGPT, Copilot, and DALL-E) that generates text, images or other content in response to user-generated prompts, based on data the system is trained on.

“German Audits” means the audits concerning Group Companies initiated by the German Tax Authorities prior to the date of this Agreement.

7

“Golden Power Regulation” means, collectively, Law Decree No. 21/2012 (converted with amendments by Law No. 56/2012), as subsequently supplemented and amended, Regulation (EU) 452/2019 and the rules, decrees, ordinances and implementing regulations which have been issued and/or are applicable, from time to time, to the Transaction (in each case, as subsequently amended.

“Governmental Entity” means in relation to anywhere in the world, any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Group” means the Company and the Subsidiaries and “Group Company” means any one of them.

“Group Company Plans” has the meaning given to it in paragraph 7(d) of Schedule 6, Part 7 (Pensions ).

“Group Guarantee” means guarantees given by a Group Company in favour of the Seller or any of its Associates.

“Group IPR” has the meaning given to it in paragraph 7(a) of Schedule 6, Part 4 (Assets ).

“Hazardous Discharge” has the meaning given to it in paragraph 25(d) of Schedule 6, Part 4 (Trading ).

“Hazardous Substance” has the meaning given to it in paragraph 25(a) of Schedule 6, Part 4 (Trading ).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and regulations promulgated thereunder.

“HMRC” means His Majesty’s Revenue & Customs.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Act Condition” means the expiration or termination of the waiting period(s) under the HSR Act.

“Improvements” has the meaning given to it in paragraph 3(f) of Schedule 6, Part 8 (Properties ).

“Integration Committee” has the meaning given to it in Clause 8.1.

“Integration Plan” has the meaning given to it in Clause 8.2.

“Inward IPR Licences” has the meaning given to it in paragraph 7(a) of Part 3 of Schedule 6 (Assets ).

“IPR” means all patents, rights to inventions, utility models, copyright and neighbouring and related rights, trade marks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, the confidential information of the Group (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

8

“IRS” means the Internal Revenue Service.

“Italian FDI Condition” means the authorization of the Transaction (whether express or implicit, upon expiry of the applicable legal term, or by confirmation of the non-applicability of the Golden Power Regulations).

“IT Systems” has the meaning given to it in paragraph 8(a) of Part 3 of Schedule 6 (Assets ).

“Key Employee” has the meaning given to it in the Disclosure Letter.

“Leased Properties” means all non-owned real property of the Group that is leased, subleased, licensed or occupied by any of the Group Companies that is used or occupied by, or necessary for the conduct of its business thereon, and “Leased Property” means any of them.

“Leases” means the leases, subleases, licenses, concessions and other agreements set out at Schedule 9 (Material Properties), pursuant to which any of the Group Companies hold a leasehold or sub leasehold estate in, or are granted the right to use or occupy, any of the Leased Properties.

“Licensed Software” has the meaning given to it in paragraph 8(a) of Part 3 of Schedule 6 (Assets ).

“Long Stop Date” means the date falling twelve (12) months after the date of this Agreement, subject to the right to extend such date in accordance with Clause 6.1(c) (or such later date as the parties hereto may agree in writing).

“Material Contract” means: (i) each agreement contained in folders 13.4.2.3 and 13.4.2.4 of the Data Room; (ii) each distributor, agent or joint venture agreement to which a Group Company derives or is likely to derive revenues of at least $2,000,000 per annum; (iii) each other agreement pursuant to which a Group Company is bound to incur expenditure in excess of $2,000,000 per annum (excluding VAT) or pursuant to which a Group Company derives, or is likely to derive, revenues of at least $2,000,000 per annum; and (iv) each other agreement which is material to any Group Company or the business of any Group Company.

“Material Liability” has the meaning given to it in Clause 7.10.

“Material Subsidiary” means each of (i) Megger Limited; (ii) AVO International Inc.; (iii) Megger Germany GmbH; (iv) Megger Holding Germany GmbH & Co. KG; (v) Megger GmbH; (vi) Megger Holdings GmbH; (vii) Megger SARL; (viii) Megger Instruments Limited; (ix) Megger Systems Limited; (x) James G. Biddle Co.; (xi) AVO Multi-Amp Corporation; (xii) Megger Systems Germany GmbH; (xiii) Megger Systems and Services GmbH; (xiv) Megger Real Estate Germany GmbH; (xv) IPS Intelligent Process Solutions GmbH; (xvi) Megger Sweden AB; (xvii) Power Diagnostix Instruments GmbH; (xviii) Megger Diagnostic Holding GmbH; (xix) IPS Energy RS d.o.o. Beograd; (xx) Luatech d.o.o. Zagreb; (xxi) Power DB Inc.; (xxii) Biddle Instruments Financial Corporation; and (xxiii) AVO Training Institute Inc., details of each of which are set out in Schedule 1, Part 1 (Details of the other Group Companies).

9

“Merger Control Approval” means, in respect of any Merger Control Filing, one or more of the following having occurred: (a) the relevant Merger Control Authority having issued a written decision or notification confirming that the Transaction is approved, cleared, or otherwise authorised under the applicable Merger Control Law; (b) the relevant Merger Control Authority having issued a written decision or notification confirming that the Transaction does not fall within the scope of, or is not subject to review under, the applicable Merger Control Law; or (c) the applicable statutory period for the relevant Merger Control Authority to take a decision, impose conditions, or prohibit or unwind the Transaction under the applicable Merger Control Law having expired without the relevant Merger Control Authority having taken any such action (including, for the avoidance of doubt, where the applicable Merger Control Law provides for deemed approval or implicit authorisation upon the expiry of such statutory period).

“Merger Control Authority” means any Governmental Entity in any jurisdiction which has the power or competence, under any Merger Control Law, to review, investigate, call in, approve, prohibit, block, impose conditions on, unwind, or otherwise take action in respect of mergers or acquisitions.

“Merger Control Filing” means any notification, filing, application, declaration, submission of information, or other communication made to, or required or requested by, a Merger Control Authority in connection with the Transaction under any Merger Control Law.

“Merger Control Laws” means all laws passed by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including without limitation the HSR Act.

“Multiemployer Pension Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA and PBGC Reg. Section 4001.2.

“Multiemployer Plan” means a plan defined in Section 3(37) of ERISA, including a Multiemployer Pension Plan.

“Net Debt” means the consolidated net debt of the Group as at the Completion Statements Date as determined in accordance with Schedule 10 (Completion Statements).

“NISPOM” has the meaning given in the definition of “FOCI”.

“Non-Wholly Owned Subsidiary” means each of (i) Synaptec Limited, a private limited company incorporated in Scotland with registered number SC472060, (ii) Sentrisense AB, a private limited company incorporated in Sweden with registered number 559371-8694, (iii) Megger LLC, a limited liability company incorporated in Russia (which in turn owns 100% Seba Energo, a company incorporated in Russia), (iv) Seba Service NV, a limited liability company incorporated in Belgium with registered number 0419.424.733, and (v) Megger AS, a limited liability company incorporated in Norway with registered number 931 924 583.

“Normalised Working Capital” means €112,000,000.

“Notice” is defined in subpart E of the CFIUS Regulations.

“NYSE” means the New York Stock Exchange.

10

“Open Source Software” has the meaning given to it in paragraph 8(a) of Part 3 of Schedule 6 (Assets ).

“Outward IPR Licences” has the meaning given to it in paragraph 7(a) of Part 3 of Schedule 6 (Assets ).

“Owned Properties” means the real properties owned in fee by any of the Group Companies as listed in Schedule 9 (Material Properties ) together with all land, buildings and the components of the buildings, structures, fixtures and other improvements and fixtures located thereon and used by the Group Companies for the conduct of its business thereon, and “Owned Property” means any of them.

“Owned Software” has the meaning given to it in paragraph 8(a) of Part 3 of Schedule 6 (Assets ).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” has the meaning given to it in paragraph 15(a) of Schedule 6, Part 4 (Trading ).

“Personal Data Breach” has the meaning given to it in paragraph 24(a) of Schedule 6, Part 4 (Trading ).

“Pillar 2” has the meaning given to it in paragraph 1 of Schedule 6, Part 9 (Tax ).

“Pre-Contractual Statements” has the meaning given to it in Clause 17.2.

“Proceeding” means any action, suit, claim, charge, complaint, petition, hearing, proceeding, written notice of a violation, summons, subpoena, arbitration, investigation, or mediation by any person or any investigation or audit by any governmental body or authority.

“Properties” means the Owned Properties and Leased Properties and “Property” means any of them.

“Provisional Payment” means the sum payable by the Buyer on account of the Consideration in accordance with Clause 3.2 and calculated in accordance with Schedule 8 (Provisional Payment ).

“Registered IPR” has the meaning given to it in paragraph 7(a) of Part 3 of Schedule 6 (Assets ).

“Registered Overseas Entity” has the meaning given to it in Schedule 6, Part 8 (Properties ).

“Relevant Accounting Standards” means International Financial Reporting Standards (IFRS).

“Relief” means any loss, relief, allowance, set off, deduction, exemption or credit relating to Tax or to the computation of income, profits or gains for the purpose of any Tax and any right to a repayment of Tax.

“Repeated Warranties” means the warranties contained in the following paragraphs of Schedule 6 (Business Warranties) to be repeated at Completion in accordance with Clause 11.3: paragraph 13 of Part 1; Part 2 (in its entirety); paragraphs 2, 5, 7 and 8 of Part 3; paragraphs 1, 2, 9, 11, 12 to 15 (inclusive), 21, 22, 24, 25 of Part 4; paragraphs 1 and 2 of Part 5; paragraphs 1(a) to 1(c) (inclusive) and 3(c) of Part 6; paragraphs 6 and 7 of Part 7; paragraphs 1 and 2 of Part 8; and Part 9 (in its entirety), each denoted with a *.

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“Restricted Business” means the business of Megger as at Completion, comprising: (i) manufacturing electronic test equipment; (ii) manufacturing hand-held measurement instruments; and (iii) condition monitoring, in each case for use in electrical power applications, specific to the power/utility and water infrastructure segments, as well as asset and performance management software dedicated to utilities and grid operators.

“Restricted Period” has the meaning given to it in the Shareholder Agreement.

“Restricted Transaction” means (a) a disposal of an interest in the issued share capital of any Group Company or of all, or a material part, of the business or assets of any Group Company, (b) a third party investment in any Group Company, (c) any acquisition, merger, consolidation or reorganisation involving any Group Company, or (d) any equity or debt investment relating to all or any significant part of the business, operations, equity or ownership interests, or assets of any Group Company, or in each case any subsidiary undertaking of any of them.

“Sanctioned Country” means any country, region or territory that is the subject or target of country-wide, region-wide, or territory-wide Sanctions (as of the date hereof, including but not limited to Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic, the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine and, prior to July 1, 2025, Syria).

“Sanctioned Person” means any person that is the target of Sanctions, including (a) any person listed on any Sanctions-related list of designated persons maintained by any relevant Sanctions Authority, (b) any person directly or indirectly owned 50 percent or greater or controlled by one or more persons (individually or in the aggregate) described in the foregoing clause (a), (c) any person acting on behalf of one or more persons described in the foregoing clauses (a) and (b), (d) any person operating, organised, resident in or, with respect to Cuba only, a citizen or national of a Sanctioned Country, or (e) any person directly or indirectly owned 50 percent or greater or controlled by one or more persons (individually or in the aggregate) described in (d) only to the extent required under Sanctions administered by the United States.

“Sanctions” means any law or executive order relating to financial and/or economic sanctions administered, implemented or enforced by a relevant Sanctions Authority applicable to the Group Companies.

“Sanctions Authority” means (a) the United Nations Security Council, (b) the government of the United States, (c) the European Union or any member state, (d) the government of the United Kingdom, and (e) any other relevant authority, including without limitation, the U.S. Department of Treasury Office of Foreign Assets Control, the U.S. Department of State, and His Majesty’s Treasury, the Department for Business and Trade, the World Bank Listing of Ineligible Firms and the Foreign, Commonwealth & Development Office, in the United Kingdom.

“Saudi Arabian Merger Control Condition” means approval (or deemed approval) by the General Authority for Competition of Saudi Arabia of the Transaction pursuant to the Competition Law of Saudi Arabia issued by Royal Decree No. M/75 dated 29 Jumada II 1440H (corresponding to 6 March 2019) and its Implementing Regulations.

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“SDLT” has the meaning given to it in paragraph 1 of Schedule 6, Part 9 (Tax ).

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means each report, registration statement, prospectus, schedule, form, statement and definitive proxy statement filed by the Buyer with the SEC during the period from 30 September 2023 up to and including the date of this Agreement that is publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Group Guarantee” means guarantees given by the Seller or any of its Associates in favour of a Group Company.

“Seller Nominee” has the meaning given to it in Clause 16.5.

“Seller’s Account” means the account of the Seller with UBS Switzerland AG, 8098 Zurich, Switzerland, SWIFT UBSWCHZH80A and IBAN: CH74 0024 0240 8369 4460 E.

“Seller’s Accountants” means Ernst and Young LLP.

“Seller’s Group” means the Seller and each of its Associates from time to time (excluding, for the avoidance of doubt, from Completion any Group Company).

“Seller’s Solicitors” means Willkie Farr & Gallagher (UK) LLP of CityPoint, 1 Ropemaker Street, London EC2Y 9AW.

“Shareholder Agreement” means the agreement in the agreed form relating to the ESCO Stock.

“Shares” means the 74,785,350 Ordinary shares of £1 each in the capital of the Company, making up the entire issued share capital of the Company.

“Subsidiaries” means the companies listed in Schedule 1, Part 1 (Details of the other Group Companies ) and “Subsidiary” means any one of them.

“Supervisory Authority” has the meaning given to it in paragraph 24(a) of Schedule 6, Part 4 (Trading ).

“Supplemental Disclosure Letter” means the letter (if any) dated the same date as Completion from the Seller to the Buyer relating only to the Repeated Warranties as repeated on Completion and containing only details of those circumstances, matters and events that have arisen during the period between the date of this Agreement and Completion.

“Surviving Provisions” means Clause 1 (Definitions and Interpretation), Clause 15 (Announcements and Confidentiality), Clause 16 (Assignment), Clause 17 (Entire Agreement), Clause 19 (Costs), Clause 20 (Effect of Termination), Clause 23 (Cumulative Rights), Clause 24 (Third Party Rights), Clause 25 (Waiver), Clause 26 (Variations), Clause 27 (Conflicts), Clause 28 (Invalidity), Clause 29 (Communications), Clause 30 (Service of Process), Clause 31 (Counterparts) and Clause 32 (Governing Law and Jurisdiction).

“Swedish FDI Condition” means that the notification filed with the Swedish Inspectorate of Strategic Products in respect of the Transaction and under the Swedish Foreign Direct Investment Screening Act (Sw: Lag om anmälan och granskning av utländska direktinvesteringar) has been closed without further action.

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“Tax” includes all taxes, duties (including stamp duties), imposts, contributions, withholdings, deductions, charges, levies and sums in the nature of the foregoing or sums payable to any Tax Authority on account of the foregoing, in each case wherever and whenever imposed, charged or demanded and whether or not primarily payable by, or attributable directly or primarily to, a Group Company or any other person and all charges, interest, fines, penalties and surcharges relating to the same.

“Tax Assessment” means any claim, notice, demand, assessment, self-assessment, letter or other document issued or action taken by or on behalf of a Tax Authority or any other person from which it appears that a Group Company may be subject to a Tax Liability in respect of which the Seller may be liable to the Buyer under a Tax Indemnity Claim.

“Tax Authority” means HMRC, the United States Internal Revenue Service and any other governmental, state, federal, local, foreign or other fiscal, revenue, customs or excise authority, department, agency, body or office whether in the United Kingdom, the United States or elsewhere in the world having authority or jurisdiction for any Tax purpose.

“Tax Claim” has the meaning given to it in paragraph 1 of Schedule 7 (Seller limitations ).

“Tax Indemnity Claim” has the meaning given to it in paragraph 1 of Schedule 7 (Seller limitations ).

“Tax Liability” means a liability to pay an amount of, or in respect of, Tax.

“Tax Return” has the meaning given to it in paragraph 1 of Schedule 6, Part 9 (Tax ).

“Trade Control Laws” means all applicable statutory, regulatory, and licensing requirements related to export controls, trade embargoes, boycotts, imports of goods and payment of custom duties of any jurisdiction applicable to the Group Companies including without limitation the United Kingdom, European Union and United States.

“Transaction” means the transaction contemplated by this Agreement (or any part of that transaction).

“Transaction Bonus” means any transaction bonus or similar payment expressly agreed in writing between the Buyer and the Seller prior to Completion.

“Transaction Documents” means this Agreement, the Disclosure Letter, the Shareholder Agreement, the Supplemental Disclosure Letter and the Bank Pay Off Letters (if the Buyer has made an election under Clause 7.7).

“Trapped Cash” has the meaning given to it in Part 2 of Schedule 10 (Contents of the Completion Statements ).

“Turkish Merger Control Condition” means either (i) the issuance of a decision by the Turkish Competition Board pursuant to Article 10 of Law No. 4054 on the Protection of Competition and the Communique No. 2010/4 on the Mergers and Acquisitions Calling for the Authorisation of the Competition Board stating that the Transaction is not subject to notification, or approving the Transaction, either unconditionally or subject to the satisfaction of certain conditions required by the Turkish Competition Board; or (ii) the statutory waiting period of 30 days specified in Article 10 of the Law No. 4054 on the Protection of Competition having expired without the Turkish Competition Board responding to or taking any action in relation to the notification made regarding the Transaction.

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“UK Data Protection Laws” has the meaning given to it in paragraph 24(a) of Schedule 6, Part 4 (Trading ).

“UK GDPR” has the meaning given to it in paragraph 24(a) of Schedule 6, Part 4 (Trading ).

“UK Leased Properties” means the Leased Property located in the United Kingdom, and “UK Leased Property” means any of them.

“UK Owned Properties” means Owned Property located in the United Kingdom, and “UK Owned Property” means any of them.

“UK Properties” means the UK Owned Properties and the UK Leased Properties, and “UK Property” means any of them.

“Union” means a union, labor organisation, works council, or other person purporting to represent any employee (or group of employees) as their exclusive bargaining representative.

“US Disclosed Schemes” has the meaning given to it in paragraph 7(a) of Schedule 6, Part 7 (Pensions ).

“VAT” has the meaning given to it in paragraph 1 of Schedule 6, Part 9 (Tax ).

“VATA” has the meaning given to it in paragraph 1 of Schedule 6, Part 9 (Tax ).

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder and any similar state or local Law.

“Warranties” means the Business Warranties and the Fundamental Warranties.

“Working Capital” means the working capital of the Group as determined in accordance with Schedule 10 (Completion Statements ).

1.2	In this Agreement, unless otherwise stated:

(a)	reference to this “Agreement” is to this agreement as varied, supplemented, novated or replaced from time to time;

(b)	reference to a document or a provision of a document is to that document or provision as varied, supplemented, novated or replaced from time to time;

(c)	reference to a document being in “agreed form” means, in relation to any document, the form of that document which has been initialled for the purpose of identification, or otherwise agreed in writing, by the Buyer and the Seller or on their behalf by their solicitors;

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(d)	reference to a statute or statutory provision includes a reference to:

(i)	any statutory amendment, consolidation or re-enactment of it (whether made before or after the date of this Agreement);

(ii)	all orders, regulations, instruments or other subordinate legislation (as defined in section 21(1) of the Interpretation Act 1978) made under it (whether made before or after the date of this Agreement); and

(iii)	any statute or statutory provision of which it is an amendment, consolidation or re-enactment;

(e)	reference to a “party” is to a party to this Agreement and includes a reference to that party’s successors and permitted assignees;

(f)	reference to a “person” includes a legal or natural person, partnership, association, trust, company, corporation, joint venture, government, state or agency of the state or other body;

(g)	reference to a governmental, regulatory or administrative authority or other agency or body that ceases to exist or is reconstituted, renamed or replaced or has its powers or function removed, means the agency or body which performs most closely the functions of that authority, agency or body;

(h)	reference to a Clause or Schedule or Appendix or attachment is to a Clause of, or Schedule, Appendix or attachment to, this Agreement and any reference to this Agreement includes its Schedules, Appendices and attachments;

(i)	the terms “financial year”, “parent undertaking”, “subsidiary undertaking” and “undertaking” (and, unless the context otherwise requires, other terms used in this Agreement that are defined in the Companies Act 2006) shall be interpreted in accordance with the Companies Act 2006;

(j)	the term “connected person” has the meaning given to it in section 1122 Corporation Tax Act 2010 and any references to persons being “connected” shall have a corresponding meaning;

(k)	any reference to “to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way; and

(l)	reference to the time of day is to the time in London.

1.3	In this Agreement the interpretation of general words shall not be restricted by words indicating a particular class or particular examples and “including” means “including without limitation”.

1.4	Each of the Warranties is separate and independent and without prejudice to the other Warranties and, except where expressly stated otherwise, the meaning and extent of any Warranty or any part of it shall not be qualified or limited by any other Warranty or any other part of a Warranty or by any other provision in a Transaction Document.

1.5	The headings in this Agreement are for ease of reference only and are to be ignored when interpreting this Agreement.

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1.6	In the Warranties (and otherwise, where the context requires), as regards the operations or presence of any Group Company outside of England and Wales, and regardless of the references that may be made in the Warranties to the statutory provisions or legal or accounting principles or legal terms applying under laws other than English law or references to governmental, regulatory or administrative authority or other body or agency outside of the United Kingdom:

(a)	references to a statutory provision or to a legal or accounting principle applying under English law shall be treated as including references to the nearest corresponding provision or principle in the local jurisdiction;

(b)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

(c)	references to a governmental, regulatory or administrative authority or other body or agency in the United Kingdom shall be treated as including references to the nearest equivalent governmental, regulatory or administrative authority or other body or agency in that jurisdiction.

1.7	With respect to any document referred to in this Agreement as being in the agreed form, but which is not in the agreed form as at the date of this Agreement, the parties shall (in each case acting reasonably and in good faith) use all reasonable endeavours to agree the form of such documents as soon as practicable following the date of this Agreement, including agreeing the form thereof with any relevant third parties, and in any event so as to enable Completion to occur before the Long Stop Date or Extended Long Stop Date (as applicable).

2	Sale and Purchase

2.1	On and subject to the terms of this Agreement, the Seller agrees to sell, and the Buyer agrees to purchase, the legal and beneficial title to the Shares.

2.2	The Shares shall be sold at and with effect from Completion free from all Encumbrances and together with all rights attached to or accruing to them at Completion, except as provided in the Shareholder Agreement.

2.3	The Buyer is not obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously.

3	Consideration

3.1	The Consideration is the Consideration Cash together with the Consideration Shares, subject to adjustment in accordance with the provisions of Clause 5 (Adjustments to Consideration).

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3.2	Subject always to Clause 5 (Adjustments to Consideration ), the Buyer shall pay or otherwise satisfy the Provisional Payment as follows:

(a)	by the allotment of the Consideration Shares on Completion to the Seller or, at the Seller’s direction, the Seller Nominee; and

(b)	the payment of the Consideration Cash on Completion to the Seller’s Account.

3.3	The Consideration Shares shall, when issued in accordance with the terms of this Agreement, be duly authorised, validly issued, fully paid and non-assessable shares of ESCO Stock.

3.4	The Buyer’s obligation to pay any sum or deliver anything to the Seller shall be satisfied by it paying that sum or delivering that thing to the Seller.

4	Signing Obligations

Immediately upon signing this Agreement, the Buyer and Seller shall comply with their respective obligations in Schedule 3 (Signing formalities ).

5	Adjustments to Consideration

5.1	The Consideration shall be subject to adjustment as follows:

(a)	if Net Debt is a positive amount (i.e. Debt exceeds Cash), the Consideration shall be reduced (on a US dollar for US dollar basis) by an amount equal to Net Debt; or

(b)	if Net Debt is a negative amount (i.e. Cash exceeds Debt), the Consideration shall be increased (on a US dollar for US dollar basis) by an amount equal to the amount by which Cash exceeds Debt; and

(c)	if Working Capital is less than Normalised Working Capital, the Consideration shall be reduced by an amount equal to the deficit; or

(d)	if Working Capital is greater than Normalised Working Capital, the Consideration shall be increased by an amount equal to the excess.

5.2	Following Completion, the Completion Statements shall be prepared and agreed or determined in accordance with Schedule 10 (Completion Statements ) in order to ascertain Net Debt and Working Capital and, accordingly, the amount of the Consideration and:

(a)	if the Consideration exceeds the Provisional Payment, the Buyer shall pay the Seller in cash an amount equal to the excess; or

(b)	if the Consideration is less than the Provisional Payment, the Seller shall pay the Buyer in cash an amount equal to the shortfall,

in either case within ten Business Days after the Completion Statements have been agreed or determined in accordance with Schedule 10 (Completion Statements ).

6	Conditions

6.1	Completion is conditional on:

(a)	the HSR Act Condition:

(i)	in furtherance and not in limitation of the other terms of this Clause 6 (Conditions ), each of the parties shall, as promptly as practicable (but in no event later than 10 Business Days, unless agreed to by both Buyer and Seller) after the date of this Agreement, prepare and file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report forms required under the HSR Act (provided, that if any such office is closed or not accepting filings under the applicable statute on the 10th Business Day after the date hereof (a “Closure”), such 10 Business Day period shall be extended day-for-day, for each Business Day such Closure is in effect);

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(ii)	the parties shall submit as soon as practicable and advisable any supplemental or additional information that may be requested by the FTC and the DOJ and by any other Governmental Entity in connection with such filings, and shall comply in all material respects with all applicable Merger Control Laws relating thereto, and without prejudice to Clause 6.3 each party shall use its reasonable best efforts to promptly take or cause to be taken any and all other actions necessary, proper, or advisable to avoid, eliminate, or resolve each and every impediment and obtain all clearances, consents, approvals, authorizations, expirations of waiting periods and waivers that may be required, including defending, contesting, or litigating any action or order preventing Completion, so as to enable the parties to cause the Completion to occur prior to the Long Stop Date or Extended Long Stop Date (as applicable); provided, that no party shall enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party; and

(iii)	Without prejudice to Clause 6.3, the Buyer and Seller shall use their reasonable best efforts to take, or cause to be taken, all actions that are customarily and reasonably undertaken to obtain clearance under the HSR Act so as to enable the Completion to occur.

(b)	CFIUS Condition:

(i)	in furtherance and not in limitation of the other terms of this Clause 6 (Conditions ), Buyer and Seller agree to submit as promptly as reasonably practicable (but in no event later than 20 Business Days, unless agreed to by both Buyer and Seller) after the date of this Agreement, a draft Notice with respect to the Transaction, and, as promptly as reasonably practicable after addressing any comments received from CFIUS concerning the draft Notice, submit a joint Notice to CFIUS pursuant to the DPA with respect to the Transaction. Each of the parties shall respond to any request for information from CFIUS in the timeframe required under the DPA; provided, however, that the parties, after consultation with each other, may request in good faith an extension of time pursuant to 31 C.F.R. § 800.504(a)(3) to respond to CFIUS requests for follow-up information; provided, further, that under no circumstance may a party request any extension that causes CFIUS to reject the Notice filed by Buyer or Seller;

(ii)	Buyer and Seller shall use their reasonable best efforts to take, or cause to be taken, all actions that are customarily and reasonably undertaken to obtain CFIUS Approval so as to enable the Completion to occur;

(iii)	in connection with any CFIUS review or investigation and without limiting the other provisions of this Section, Buyer and Seller shall (i) cooperate in all respects and consult with each other in connection with the preparation and consideration of the Notice, including by allowing the other party to have an opportunity to review in advance and comment on drafts of filings and submissions, subject to redactions for business confidential information, and (ii) promptly inform the other party of any communication made to, or received by such party from, CFIUS (including members of its staff) regarding the CFIUS Approval or the Transaction, excluding any confidential or competitively sensitive information included in such communication. Prior to initiating communication with CFIUS (including members of its staff), whether or not in writing, each party shall permit counsel for the other party a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of the other party in connection with, any such communication; provided, that such communications with CFIUS are not confidential; and

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(iv)	without limiting the generality of the foregoing, the Seller shall, and shall procure that each of its direct and indirect beneficial owners, affiliates and Associates shall: (i) promptly provide CFIUS with all information, documentation and certifications required in connection with the CFIUS review or investigation of the Transaction, including complete and accurate information regarding the identity, nationality, domicile and ownership interests of each direct and indirect beneficial owner of the Seller at any level of ownership (it being acknowledged that the Buyer does not have full visibility into the Seller’s beneficial ownership structure); (ii) cooperate fully and in good faith with CFIUS and the Buyer in connection with the Notice and any supplemental submissions, and respond promptly and completely to any request for information or follow-up inquiry from CFIUS; (iii) accept and implement mitigation measures or conditions that CFIUS may impose as a condition of CFIUS Approval related to supply chain assurances, access to information regarding U.S. Government contracts, or restrictions on the identity of Seller’s representative on the board of directors of the Buyer; and (iv) take all further steps and execute all further documents as may be necessary or reasonably requested by the Buyer or CFIUS to facilitate the obtaining of CFIUS Approval at the earliest possible opportunity except accept mitigation measures not described in (iii).

(c)	FOCI Conditions:

(i)	each of Buyer, Seller and Group Companies agrees to cooperate and to use reasonable best efforts (i) to submit, as promptly as reasonably practicable and advisable after the date of this Agreement all applicable and required notices to DCSA pursuant to the NISPOM and (ii) submit a Commitment Letter describing the intention to fully comply with the proscribed terms of the Security Control Agreement or other instrument required by DCSA immediately upon acquisition no later than the submission of the final filing in connection with the CFIUS Approval as set forth in Clause 6.3. All security measures applicable to the Buyer as required by the Security Control Agreement or other instrument required by DCSA shall apply to the Group Companies immediately upon consummation of the Transaction. A copy of this Agreement shall be forwarded to DCSA; and

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(ii)	Seller shall, and shall procure that each of its direct and indirect beneficial owners, affiliates and Associates shall: (i) accept and implement mitigation measures or conditions that DCSA may impose as a condition of satisfying the FOCI Condition related to supply chain assurances, access to information regarding U.S. Government contracts, or restrictions on the identity of Seller’s representative on the board of directors of the Buyer; and (ii) take all further steps and execute all further documents as may be necessary or reasonably requested by the Buyer or DCSA to facilitate the satisfying of the FOCI Condition at the earliest possible opportunity except accept mitigation measures not described in (i).

(d)	the Ex-US Merger Control and FDI Conditions:

(i)	each of Buyer and Seller agrees to cooperate and to use reasonable best efforts to submit, as promptly as reasonably practicable and advisable after the date of this Agreement all applicable and required notices, applications, information and documents to satisfy the Ex-US Merger Control and FDI Conditions.

6.2	If, at any time prior to Completion, any FDI Authority takes any action in connection with the Transaction (including, without limitation, initiating or commencing any review, screening, or investigation, requesting or requiring any information or documents, issuing any interim order or direction, calling in the Transaction for scrutiny, or requiring any FDI Filing to be made), then obtaining FDI Approval from each such FDI Authority shall become a Condition for the purposes of this Clause 6 (the “FDI Condition”). For the avoidance of doubt, the FDI Condition shall be deemed to have been satisfied in circumstances where no FDI Authority has taken any action of the type described in this paragraph in connection with the Transaction at any time prior to Completion.

6.3	Notwithstanding anything in this Agreement to the contrary, the Buyer shall take all steps necessary to satisfy the Conditions, including by offering to any Governmental Entity (and not withdrawing) any undertakings that may from time to time be necessary or desirable in order to obtain the relevant clearances at the earliest possible opportunity, and accept any undertakings that may be imposed by any Governmental Entity as a condition for obtaining such clearances. For the avoidance of doubt, such undertakings may include the divestment of, or behavioural undertakings relating to, all or part of any business, activities or assets of any enterprise that is controlled by or affiliated with the Buyer’s Group or any of the Group Companies. The Buyer shall use its best efforts to perform any such undertakings that are offered to and accepted by, or imposed by, any Governmental Entity.

6.4	The Buyer shall be responsible for devising and implementing the strategy with respect to all matters relating to the satisfaction of the HSR Act Condition (including with respect to “pulling and refiling” its filing under the HSR Act), and shall take the lead in all meetings and communications with any Governmental Entity in connection with the same, subject to taking due consideration of any reasonable comments which the Seller and its advisers may have regarding any related notification, submission, response or other communication to a Governmental Entity.

6.5	The Buyer and Seller shall cooperate fully for the purpose of satisfying the Conditions and shall ensure that all information and any documents necessary for the making of any notifications or filings (or for responding to any enquiries or requests for information or for attending any meetings or hearings) are supplied promptly and are accurate and complete in all material respects.

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6.6	The Buyer and Seller shall promptly notify the other respective party sufficiently in advance (and provide copies or, in case of non-written communications, details) of any notification, submission, response or other communications it proposes to make or submit to any Governmental Entity in connection with the satisfaction of the Conditions, and shall take due consideration of any reasonable comments which the other party and its advisers may have regarding any such notification, submission, response or other communication.

6.7	The Buyer and Seller shall cooperate and regularly review the progress of any notifications or filings in connection with the satisfaction of the Conditions, keep the other respective party fully informed on a timely basis of all material developments with respect to the satisfaction of the Conditions, and permit the other respective party (or its advisers) to attend all meetings with any Governmental Entity (unless prohibited by the Governmental Entity).

6.8	The Buyer shall be responsible for paying all filing fees payable to any Governmental Entity in connection with any notifications or filings required to satisfy the Conditions, other than the fees of and payments to each party’s (or any member of the Seller’s Group’s or the Buyer’s group’s) legal or other professional advisers, provided that in respect of any filing fees payable under the HSR Act, each party shall bear the filing fees where it is the “acquiring party” under the HSR Act, and other than any filing fees payable in respect of the CFIUS Condition, the Bulgarian FDI Condition, the Finnish FDI Condition and the Italian FDI Condition which shall be for the account of the Seller.

6.9	Each party may, with written agreement of the other party, waive any Condition.

6.10	If the Conditions are not satisfied (or become incapable of being satisfied) or (where applicable) have not been waived in accordance with Clause 6.9 on or before the Long Stop Date or Extended Long Stop Date (as applicable), either party may terminate this Agreement by notice to the other and no party shall have any claim under this Agreement except in respect of any rights and liabilities which have accrued in consequence of a breach of this Agreement before termination or under of any of the Surviving Provisions.

6.11	If, at the date that would otherwise be the Long Stop Date, any Condition remains unsatisfied, the Long Stop Date shall automatically be extended until the date falling eighteen (18) months after the date of this Agreement (or such later date as the parties hereto may agree in writing),

(the Long Stop Date, as so extended, being the “Extended Long Stop Date”).

6.12	During any period of extension pursuant to Clause 6.11, the obligations of the parties under this Agreement shall continue in full force and effect, and the Buyer and Seller shall provide such cooperation and assistance as the other party may reasonably request in connection with the satisfaction of the Conditions and any related proceedings.

7	Pre-Completion & Termination

7.1	Until the earlier of Completion and the termination of this Agreement in accordance with its terms, the Seller shall (subject only to Clause 7.2):

(a)	procure that the business of each Group Company is carried on in the usual course of trading consistent with past practice; and

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(b)	procure that no Group Company shall do, or agree or commit to do, any of the things specified in Schedule 2 (Reserved Matters ).

7.2	Nothing in Clause 7.1 shall impose any obligation on the Seller to prevent or restrict:

(a)	any Group Company from doing or omitting to do anything required for the performance of any contract entered into prior to the date of this Agreement;

(b)	any Group Company from doing or omitting to do anything required in order to comply with any applicable law or regulation;

(c)	any Group Company from entering into or amending, varying, extending, renewing or terminating in the ordinary course of business any contract or commitment, or entering into a new contract or commitment on broadly comparable terms in place of a contract or commitment which has expired or is due to expire prior to the date of Completion;

(d)	any matter reasonably undertaken in an emergency or disaster situation or other serious incident or circumstance (including taking any measures reasonably required by applicable law or directive of a Government Agency) with the reasonable and bona fide intention of minimising any adverse effect thereof and, where reasonably practicable, following consultation with the Buyer;

(e)	the completion or performance of actions which are reasonably necessary to discharge any obligations undertaken pursuant to any legal or regulatory obligation or to comply with a request by any applicable Government Agency or pursuant to any contract, arrangement, licence, permits, approvals, authorisations, certificates, confirmations, or consents entered into by or relating to the Group Companies prior to the date of this Agreement, provided that the Seller shall use all reasonable endeavours to promptly notify the Buyer of any material action taken or proposed to be taken pursuant to this exception;

(f)	any Group Company entering into a real estate lease renewal or alternative lease in the ordinary course of its business on terms substantially the same as the existing lease and for a rent not exceeding the rent under the preceding lease by more than 30%;

(g)	the engagement with the trustee of the DB Scheme in relation to the Transaction or matters relating to the Transaction or contemplated by this Agreement, provided that the Seller shall keep the Buyer reasonably informed of any material discussions with such trustee and shall obtain the Buyer’s prior written consent (not to be unreasonably withheld or delayed) before agreeing any commitments that could reasonably be expected to affect the financial position of any Group Company;

(h)	the hiring of any supply chain and operations consultants up to an annual cost of $500,000 per consultant for the purpose of identifying operational improvement activities across the Group;

(i)	any increase in basic salary or bonus of any employee (who is not a Key Employee) in the ordinary and usual course substantially in accordance with past practice;

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(j)	any matter, action or expenditure undertaken or incurred at the written request or the prior written consent of the Buyer given expressly for the purposes of this Clause;

(k)	any matter, action or expenditure specifically provided for in, required, or contemplated by, or made pursuant to, or in order for the Seller to comply with its obligations under any Transaction Document;

(l)	[***];

(m)	[***];

(n)	[***]; and

(o)	the agreement or commitment (whether conditional or not) by any member of the Seller’s Group to do or procure the doing of any of the things set out in Clauses 7.2(a) to 7.2(n) (inclusive).

7.3	If the Buyer’s approval is sought for the purpose of Clause 7.2 or Schedule 2 (Reserved Matters):

(a)	the Seller may seek such consent by written notice delivered via e-mail to the Buyer in accordance with Clause 29 (Communications ); and

(b)	the Buyer’s approval shall be deemed to have been given to the Seller if such approval has neither been granted nor denied by the Buyer within five Business Days of the Buyer having been notified of the request for approval in accordance with this Clause 7.3.

7.4	Until Completion:

(a)	the Seller shall at the Buyer’s cost provide the Buyer and its agents and representatives with: (i) such information regarding each Group Company as the Buyer shall reasonably request regarding the actual financial performance of the business of each Group Company, including monthly management accounts, profit and loss statements, balance sheets, cash flow statements, backlog and orders (to be provided promptly at the end of each month, but in any event not later than fifteen (15) Business Days after the end of each month); and (ii) reasonable access to the Properties and to the material books, records, documents and senior executives of each Group Company as the Buyer may reasonably request, but excluding any information the Seller deems, acting reasonably, to be commercially sensitive; and

(b)	the Buyer shall, at the Seller’s cost and following a written request from the Seller, provide the Seller and its agents and representatives with: (i) financial information for the period following the date of this Agreement which is consistent with the format and content of information that was provided to the Seller prior to the date of this Agreement and (ii) responses to any other reasonable information requests which represent an update to information that was provided prior to the date of this Agreement, but in any event excluding any information the Buyer deems, acting reasonably, to be commercially sensitive or which cannot be disclosed due to a regulatory restriction.

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7.5	In the period prior to Completion the Seller shall not, and shall procure that no member of the Seller’s Group, nor any of its or their respective (i) directors, officers or managing directors or (ii) employees who have received information about the Transaction other than internal or external communications about the Transaction by the Seller or the Buyer that do not include material non-public information regarding the Buyer or the Transaction, shall, directly or indirectly, without the prior written consent of the board of directors of the Buyer:

(a)	acquire, agree to acquire, propose, seek or offer to acquire, any securities or assets of the Buyer or any of its subsidiaries;

(b)	enter, agree to enter, propose, seek or offer to enter into any merger, business combination, recapitalisation, restructuring or other extraordinary transaction involving the Buyer or any of its subsidiaries;

(c)	make, or in any way participate or engage in, any (i) submission of any shareholder proposals or notice of nomination or other business for consideration at a meeting of the Buyer’s shareholders; (ii) vote in opposition to directors nominated by the board of directors of the Buyer, (iii) solicitation of proxies to vote any voting securities of the Buyer or (iv) other activities that involve initiating proxy contests;

(d)	form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with an unaffiliated third party with respect to any voting securities of the Buyer;

(e)	otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of the Buyer, other than routine shareholder engagement;

(f)	disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing; or

(g)	advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing.

7.6	Subject to Clauses 7.1, 7.2 and Schedule 2, in the period prior to Completion the Seller shall not, and shall procure that no member of the Seller’s Group, nor any of its or their respective officers, managing directors, employees, agents, advisers, and representatives shall, directly or indirectly:

(a)	solicit proposals from any person in relation to a Restricted Transaction or respond to any approach by a person which might reasonably be anticipated to lead to a Restricted Transaction;

(b)	participate in, prepare or make arrangements for, discussions or negotiations with any third party in relation to a Restricted Transaction;

(c)	provide or otherwise make available information to any third party for a purpose which includes enabling it to evaluate, or decide whether to make an offer in connection with or otherwise pursue, a Restricted Transaction;

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(d)	enter into, agree to enter into or make any arrangement relating to any Restricted Transaction; or

(e)	grant access to any of the properties of the Company or any member of the Group to any person contemplating a Restricted Transaction or to any mortgagee, surveyor, valuer or other person acting on their behalf;

and shall promptly notify the Buyer in writing upon becoming aware of any approach in relation to a Restricted Transaction. The Seller waives any right to oppose the granting of any equitable relief (including injunctive relief) which the Buyer may seek in relation to a threatened or actual breach of Clause 7.6.

7.7	If requested by the Buyer, in the period prior to Completion, the Seller shall procure (to the extent that it is legally able to do so) that as soon as reasonably practicable after the date of this Agreement, but in any event no later than the latest date permitted under the Bank Loan to serve a prepayment notice enabling the Bank Loan to be voluntarily prepaid and cancelled in full on Completion, the relevant Group Company serves prepayment notices in accordance with the terms of each Bank Loan (or, as the case may be, a consensual agreement is reached with the lenders under the Bank Loan) to enable each Bank Loan to be prepaid and cancelled in full on Completion, and for the Bank Pay Off Amount to be determined as at, and to be settled on, Completion, and the Buyer is kept informed, including by it or its legal advisers being copied on all material relevant correspondence, about the progress of such matters.

7.8	No later than 3 Business Days before the date scheduled for Completion, the Seller shall deliver to the Buyer a draft of the Supplemental Disclosure Letter (if any).

7.9	The Buyer may (in addition to and without affecting any other right or remedy available to it) terminate this Agreement with immediate effect by notice to the Seller or the Seller’s Solicitors if on or before Completion:

(a)	the Seller is in breach of any of the Fundamental Warranties or would be when they are given on Completion (or if they were given at any time before Completion) by reference to the facts and circumstances then existing; or

(b)	it appears (including by way of any facts, matters or circumstances disclosed in the Supplemental Disclosure Letter) that:

(i)	the Seller is in breach of any provision of Clause 7 (Pre-Completion & Termination) or any other obligation of the Seller under this Agreement which cannot be remedied or (if capable of remedy) has not been remedied to the Buyer’s reasonable satisfaction and; or

(ii)	any of the Warranties as given on the date of this Agreement (or if they were given at any time before or on Completion by reference to the facts and circumstances then existing), or any disclosure in the Disclosure Letter, is or may become inaccurate or misleading in any way, which, in the case of any breach of the Fundamental Warranties, gives rise to a liability in excess of $100,000 (whether alone or in aggregate)(the “Fundamental Cap”), and in all other cases (as regards any such breach, inaccuracy or misleadingness) gives rise to a Material Liability (whether alone or in aggregate).

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7.10	For the purposes of Clause 7.9 something gives rise to a Material Liability if it cannot be remedied or (if capable of remedy) has not been remedied to the Buyer’s reasonable satisfaction and (alone or in aggregate):

(a)	gives or may give rise to a liability of the Seller under this Agreement (disregarding for this purpose any minimum claim amount, financial threshold or cap on liability in this Agreement and any matter disclosed in the Supplemental Disclosure Letter) in an amount equal to at least 20% of the Consideration; or

(b)	it has or may have a material adverse effect on the Group including on its reputation, net assets, turnover, profitability or financial position of the Group (regardless of whether or not any related loss or damage is covered by insurance) and shall be deemed to include a reasonably anticipated reduction of net assets and/or EBITDA for the prior 12 months (“12 Month EBITDA”), such reduction representing an amount equal to at least 25% of 12 Month EBITDA or

(c)	it has or may result in a Loss to be suffered or incurred by a Group Company or the Buyer (including a diminution in value of the Shares) in an amount equal to at least 20% of the Consideration.

7.11	The Seller shall promptly notify the Buyer of anything which may constitute any fact, circumstance, change, effect, development, event, breach or other matter within the scope of Clause 7.9 which, in the case of any breach of the Fundamental Warranties, gives rise to a liability in excess of the Fundamental Cap, and in all other cases gives rise to a Material Liability.

7.12	In the period prior to Completion, at the Buyer’s cost, the Seller shall and shall procure that the Group Companies shall use commercially reasonable efforts to provide to the Buyer such customary cooperation reasonably requested by the Buyer in connection with (a) arranging, obtaining and syndicating the financing contemplated by the Debt Financing Documentation and (b) causing the conditions in the Debt Financing Documentation to be satisfied.

7.13	The Seller shall not, and shall procure that no Group Company shall, take any action which would reasonably be expected to delay, impede or prejudice the arrangement, syndication or funding of the Debt Financing.

7.14	Notwithstanding anything herein to the contrary, the parties to this Agreement hereby agree that:

(a)	no Debt Financing Source shall have any liability hereunder (whether in contract or in tort, at law or in equity, or granted by statute) for any claims, causes of action, obligations or losses, costs or expenses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this Clause 7.14 shall limit the liability or obligations of the Debt Financing Sources under the Debt Financing Documentation or the definitive documents governing any Debt Financing provided by any such person to the Buyer), and any such claims, causes of action, obligations or any related losses, costs or expenses are hereby waived, disclaimed and released in full;

(b)	only the Buyer (including its permitted successors and assigns under the Debt Financing Documentation) and the other parties to the Debt Financing Documentation at their own direction shall be permitted to bring any claim against a Debt Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Financing Documentation or the definitive documents governing any Debt Financing;

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(c)	if, despite the foregoing Clauses (a) and (b) any claim, charge, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity (an “Action”) is brought against any of the Debt Financing Sources, such Action will be governed by the laws of the state of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), and each of the parties hereto agrees that it will not bring or support any Action (whether at law, in equity, in contract, in tort or otherwise) against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing Documentation or the definitive documents governing any Debt Financing, or the performance thereof, in any forum other than the United States District Court for the Southern District of New York, sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), or any appellate court thereof (and irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum); and

(d)	such party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating to the Debt Financing Documentation or the definitive documents governing any Debt Financing or the performance thereof. No amendment, termination or waiver of this Clause 7.14 or the definitions of “Debt Financing”, “Debt Financing Documentation” or “Debt Financing Sources” (or any other provision of this Agreement which shall have the effect of modifying, terminating or waiving this Clause 7.14 or such definitions) in a manner that is adverse to any Debt Financing Source shall be effective without the prior written consent of the Debt Financing Sources party to the Debt Financing Documentation. The parties hereto expressly confirm their agreement that the Debt Financing Sources shall be entitled to rely on and enforce the provisions of this Clause and shall be express third-party beneficiaries with respect to each such clause or definition. This Clause 7.14 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

7.15	In the period between the date of this Agreement and Completion, the Buyer and the Seller shall cooperate in good faith to confirm and finalise the structure for the Transaction, including the structure and identity of any Alternative Buyer and any Seller Nominee and the allocation of the Consideration among the Group Companies and the Transaction Documents. Neither party shall implement, or procure the implementation of, any structure for the Transaction without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

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8	Integration Committee

8.1	Within ten (10) Business Days of the date of this Agreement, the parties shall establish an integration committee (the “Integration Committee”) comprising representatives of the Seller (and/or its nominees), the Buyer (and/or its nominees) and the Company, each of sufficient seniority and expertise regarding the matters within the remit of the Integration Committee. Each of the Seller, the Buyer and the Company may appoint and remove any of its representatives by notice in writing to the other parties.

8.2	The main purposes of the Integration Committee shall be to facilitate the integration of the Group into the Buyer’s group, including to:

(a)	prepare and develop a plan setting out the steps the parties propose to take to ensure the smooth and orderly integration of the Group following Completion, including any key milestones (the “Integration Plan”);

(b)	prior to Completion, determine in good faith the post-Completion roles of management of the Group with a view to optimising integration and synergy realisation; and

(c)	monitor the progress of key milestones as set out in the Integration Plan.

8.3	The Integration Committee shall meet (in person, by telephone or video conferencing) regularly from its establishment until Completion or such later date as the parties may agree in writing.

9	Completion

9.1	Not less than five Business Days prior to Completion the Seller shall provide the Buyer with a notice (the “Completion Payments Notice”) setting out:

(a)	the requisite details (including amount, payee and account details) of the Bank Pay Off Amount; and

(b)	the amount of the Provisional Payment and attaching the calculation of Estimated Net Debt and Estimated Working Capital, together with reasonable detail supporting the calculation of those estimates.

9.2	Completion shall take place at the offices of the Buyer’s Solicitors (or such other venue as the parties shall agree):

(a)	if all Conditions have been satisfied or waived in accordance with the terms of this Agreement before the 20th day of the relevant month, on the last Business Day of that month; or

(b)	if all Conditions have been satisfied or waived in accordance with the terms of this Agreement on or after the 20th day of the relevant month, on the last Business Day of the following month,

(or such other date as the parties shall agree), provided that if the date on which Completion would otherwise be required to take place pursuant to Clause 9.2(a) or Clause 9.2(b) above falls in the month of September, Completion shall instead take place on the first Business Day of October in the same calendar year (or such other date as the parties shall agree).

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9.3	On or prior to Completion, the Seller and the Buyer shall comply with their respective obligations in Schedule 4 (Completion formalities ).

9.4	If any of the transactions set out in Schedule 4 (Completion formalities ) does not take place as provided in that Schedule, the Buyer, in the case of non-compliance by the Seller, or the Seller, in the case of non-compliance by the Buyer, may at its election and, in each case, without prejudice to other rights and remedies:

(a)	proceed to Completion so far as is practicable; or

(b)	within two Business Days of the date set for Completion by written notice to the other defer Completion for up to ten Business Days; or

(c)	following the deferral (if the transactions have still not taken place) terminate this Agreement in which case the provisions of Clause 20 (Effect of Termination) shall apply.

10	Tax Indemnity

10.1	This Clause 10 shall have effect from Completion only.

10.2	Subject to the provisions of Schedule 7 and the other provisions of this Clause 10, the Seller covenants to pay to the Buyer an amount equal to any Tax Liability of a Group Company arising in respect or as a result of:

(a)	a final determination or assessment by, or agreements or settlement with the German Tax Authorities in respect of periods ending on or before Completion in consequences of the German Audits;

(b)	income or profits earned, accrued or received by Megger International Finance Limited in respect of periods ending on or before Completion being subject to charge under Part 9A (Controlled foreign companies) of the Taxation (International and Other Provisions) Act 2010 as a result of the denial by HMRC of the "75% exemption" in section 371ID of that Act; and

(c)	the disallowance of U.S. federal and state research and development credits claimed on or before Completion in respect of periods ending on or before Completion,

in each case together with all costs and expenses reasonably incurred by any member of the Buyer’s Group in connection with a Tax Liability in respect of which a claim may be made under this Clause 10.2 or in successfully taking or defending any action under this Clause 10.

Exclusions

10.3	The Seller shall not be liable for, and the Buyer shall not be entitled to bring, any Tax Indemnity Claim in respect of any Tax Liability to the extent that:

(a)	provision, allowance or reserve for the Tax Liability was made (excluding provision, allowance or reserve for deferred tax) in the Completion Statements or such Tax Liability was taken into account in computing the amount of any provision, allowance or reserve in the Completion Statements (excluding provision, allowance or reserve for deferred tax);

(b)	the Tax Liability was paid or discharged on or before Completion;

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(c)	the Tax Liability would not have arisen but for a voluntary act, transaction or omission of a Group Company or any member of the Buyer’s Group after Completion and which the Buyer was aware or ought reasonably to have been aware would give rise to the Tax Liability, but excluding any act:

(i)	carried out pursuant to a legally binding obligation of a Group Company entered into by a Group Company on or before Completion;

(ii)	carried out pursuant to an obligation imposed by any law, regulation or requirement having the force of law; or

(iii)	carried out at the written request of the Seller; or

(d)	the Tax Liability constitutes interest, penalties, a fine or a charge arising from a failure to pay Tax to a Tax Authority promptly after the Seller has made a payment of any amount to the Buyer in respect of that Tax Liability pursuant to a Tax Indemnity Claim; or

(e)	the Tax Liability would not have arisen or would have been reduced but for a failure of the Buyer or (after Completion) a Group Company to comply with any of its obligations under this Clause 10.

Conduct of Tax Indemnity Claims

10.4	If the Buyer or (after Completion) a Group Company becomes aware of a Tax Assessment which may give rise to a Tax Indemnity Claim, the Buyer shall give written notice and reasonable details of it to the Seller as soon as reasonably practicable (and in any event within ten (10) Business Days), provided that the giving of such notice shall not be a condition precedent to the Seller’s liability under a Tax Indemnity Claim.

10.5	The Buyer shall take, or procure that a Group Company takes, such action as the Seller reasonably requests in writing to avoid, resist or contest a Tax Assessment, but excluding allowing the Seller to take over conduct of any proceedings arising in connection with the Tax Assessment in the name of the relevant Group Company and provided that the Seller indemnifies the Buyer and each Group Company to the Buyer’s reasonable satisfaction against all reasonable out-of-pocket losses, costs, interest, damages and expenses of taking such actions.

10.6	The Buyer shall, or shall procure that the Group Companies shall:

(a)	keep the Seller informed of all material developments and provide the Seller with copies of all material correspondence and other documentation relating to the German Audits and any Tax Assessment;

(b)	ensure that no material correspondence or other document relating to the German Audits or a Tax Assessment is sent or issued by the Buyer, any Group Company or their advisers before the Seller has been given an opportunity to comment thereon, and further shall incorporate any reasonable comments of the Seller made thereon; and

(c)	make no admission, settlement, agreement or compromise in respect of the German Audits or a Tax Assessment without the Seller’s prior written consent, such consent not to be unreasonably withheld or delayed.

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10.7	Neither the Buyer nor any Group Company shall be obliged to take any action:

(a)	which involves an appeal that cannot be made without an amount of Tax being paid to the relevant Tax Authority unless the Seller first pays such amount to the Buyer; or

(b)	which involves an appeal against any Tax Assessment to an appellate body unless tax counsel of at least 10 years’ relevant experience advises in writing (after disclosure of all relevant information and documents and having regard to all the circumstances and information available) that the chances of such appeal succeeding are greater than the chances of it failing.

10.8	The Buyer and any relevant Group Company shall be free without reference to the Seller to deal with any Tax Assessment in their absolute discretion if:

(a)	the Seller confirms in writing that it accepts the Tax Assessment;

(b)	the Seller has not within fifteen Business Days of receipt of a notice of the Tax Assessment under Clause 10.4 requested that the Buyer or any Group Company take any action pursuant to Clause 10.5;

(c)	the time limit for the next or final appeal or judicial review in respect of the Tax Assessment has expired;

(d)	the Seller becomes insolvent or other steps are taken for the winding up, dissolution, administration or other similar procedure in relation to the Seller; or

(e)	the Seller fails to fulfil any of its obligations under this Clause 10.

10.9	Any payment which the Seller is liable to make under this Clause 10 shall be made in full on the latter of:

(a)	five Business Days after the Seller receives a written demand from the Buyer; and

(b)	whichever of the following dates is applicable:

(i)	in the case of a Tax Liability that involves an actual payment of Tax by a Group Company, the fifth Business Day before the date on which such Tax is due and payable to the relevant Tax Authority; and

(ii)	in any other case, five Business Days before the date on which the Group Company is required to make such payment.

10.10	Any amount due to be paid under this Clause 10 which is not paid on the due date shall bear interest from the date when payment was due until the date of actual payment (after as well as before judgment) at 4% above the official rate of the Bank of England in force from time to time (and interest shall accrue from day to day and be compounded monthly), provided that interest accruing shall be reduced to the extent that the amount otherwise due under this Clause 10 already compensates for late payment.

11	Seller Warranties

11.1	The Seller warrants to the Buyer as at the date of this Agreement and at Completion that the Fundamental Warranties are true, accurate and not misleading.

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11.2	The Seller warrants to the Buyer that: (a) as at the date of this Agreement, the Business Warranties are true, accurate and not misleading; and (b) as at Completion, the Repeated Warranties are true, accurate and not misleading, in each case save only for any matter Disclosed.

11.3	Subject to Clause 11.4, on Completion the Seller shall be deemed to repeat the Fundamental Warranties and Repeated Warranties with reference to the facts, matters and circumstances then existing (and as if any express or implied reference in a Warranty to the date of this Agreement was replaced by a reference to the date of Completion).

11.4	If the Seller exercises its right to nominate a Seller Nominee pursuant to Clause 16.5, on Completion such Seller Nominee shall also be deemed to give the Fundamental Share Warranties with reference to the facts, matters and circumstances then existing (and as if any express or implied reference in a Fundamental Share Warranty to the date of this Agreement was replaced by a reference to the date of Completion), provided that the Seller shall not be released from, and shall continue to be deemed to give, the Fundamental Share Warranties on Completion in accordance with Clause 11.3 notwithstanding such nomination, and the Seller and the Seller Nominee shall be jointly and severally liable in respect of the Fundamental Share Warranties so given.

11.5	The Business Warranties are only qualified by a matter that is Disclosed.

11.6	The liability of the Seller under the Warranties is limited in accordance with the provisions of Schedule 7 (Seller limitations ).

11.7	No fact, matter, event or circumstance which is inconsistent with the Warranties as repeated in accordance with Clause 11.3 shall be fairly disclosed in the Supplemental Disclosure Letter unless it occurs after the date of the Agreement.

11.8	Nothing in the Transaction Documents (including, without limitation, the Disclosure Letter) shall qualify or limit or affect the Buyer’s right and remedies in relation to, the Fundamental Warranties other than those provisions of Schedule 7 (Seller limitations ) that expressly apply to a Fundamental Claim (as defined in that schedule).

11.9	Where a Warranty refers to the knowledge, belief or awareness of the Seller (or any similar expression), the knowledge, belief or awareness (or the like) of the Seller shall be deemed to include the actual and imputed knowledge, having made reasonable enquiry of, [***] and shall not be deemed to have any constructive knowledge regarding the subject matter of any Warranty.

11.10	None of the information supplied or statements made by a Group Company, or its officers, managing directors, employees, agents or professional advisers to the Seller, or their representatives or advisers, in connection with the Warranties or the contents of the Disclosure Letter or otherwise in connection with this Agreement or in relation to the business or affairs of a Group Company, shall be deemed a representation to the Seller as to its accuracy. The Seller waives any right or claim it may have against any Group Company, or its officers, managing directors, employees, agents or professional advisers in respect of any error or omission in connection with any information supplied or statement made by them (and acknowledges and agrees that any such right or claim shall not constitute a defence to any claim by the Buyer) (save in the event of fraud or wilful misconduct by such officer, managing director, employee, agent or professional adviser in which event the Seller shall be entitled to pursue a claim against such person but shall in no event be entitled to pursue any claim against any Group Company in relation to vicarious liability or otherwise in connection with such fraud).

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11.11	The Seller acknowledges and agrees that, in the absence of fraud by such person, the Seller has no rights against and may not make any claim against any employee, director, agent, officer or (except to the extent such adviser has entered into a reliance letter with the Seller) adviser of the Buyer or any of the Buyer’s Associates on whom the Seller may have relied before agreeing to any term of, or entering into, this Agreement or any other Transaction Document.

12	Buyer Warranties

12.1	The Buyer warrants to the Seller as at the date of this Agreement and at Completion in the terms of Schedule 11 (Buyer warranties ) such warranties being qualified, other than paragraphs 1 to 3 (inclusive), 11 to 13 (inclusive) and paragraph 15 of Schedule 11 (Buyer warranties ), only by such matters as are included in the SEC Reports (but excluding any risk factors or forward looking statements in such SEC Reports) to the extent the foregoing statements are cautionary, predictive, speculative or forward looking in nature, but not, for the avoidance of doubt, any statements regarding specific historical facts or circumstances).

12.2	The Buyer acknowledges and agrees that, in the absence of fraud by such person, the Buyer has no rights against and may not make any claim against any employee, director, agent, officer or (except to the extent such adviser has entered into a reliance letter with the Buyer) adviser of the Seller or any of the Seller’s Associates on whom the Buyer may have relied before agreeing to any term of, or entering into, this Agreement or any other Transaction Document.

13	Protection of Goodwill

13.1	The Seller undertakes to the Buyer that it shall not, and shall procure that none of its Associates at Completion or from time to time shall, for a period of two years from Completion (without the Buyer’s prior written consent) seek to entice away from the employment of a Group Company any Key Employee of the Group.

13.2	Nothing in Clause 13.1 shall prevent the Seller or any other member of the Seller’s Group (i) from placing a general advertisement which is not specifically directed at a Key Employee of the Group; or (ii) from employing or engaging a Key Employee of the Group who has received notice of termination of employment or engagement from the relevant Group Company prior to the date of this Agreement or, where such notice is given after the date of this Agreement, where such termination was not initiated or procured, directly or indirectly, by the Seller or any member of the Seller’s Group.

13.3	The Seller undertakes to the Buyer that it shall not, and shall procure that none of its Associates at Completion or from time to time shall, for a period of 18 months from Completion (without the Buyer’s prior written consent) directly or indirectly and whether on its own behalf or otherwise, in any jurisdiction in which a Group Company undertakes business on the date of Completion, carry on or be engaged, concerned or interested in Restricted Business provided always that nothing in this Clause 13.3 shall prevent the Seller or any of its Associates from:

(a)	holding or acquiring (whether directly or indirectly) shares or other securities in any company whose shares are listed or dealt in on a recognised investment exchange or other securities market, provided that the aggregate interest of the Seller and its Associates does not exceed five per cent. (5%) of the issued share capital of such company;

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(b)	holding a passive interest as a limited partner or non-managing investor in any fund, collective investment scheme, managed account or similar investment vehicle managed by a third party, where neither the Seller nor any of its Associates has the ability to control (as defined in section 1124 of the Corporation Tax Act 2010) the investment decisions of such vehicle (including as to the acquisition or disposal of any interest in a Restricted Business); or

(c)	acquiring (whether directly or indirectly) any business or undertaking which is not itself a Restricted Business but which includes activities that would constitute a Restricted Business, provided that such Restricted Business activities account for no more than fifteen per cent. (15%) of the annual revenue of the business or undertaking so acquired, calculated at the closing of such acquisition, and the Seller uses reasonable endeavours to dispose of or cease such Restricted Business activities within twelve (12) months of such acquisition.

13.4	The Seller undertakes to the Buyer that it shall not and shall procure that none of its Associates at Completion or from time to time at any time after Completion (without the Buyer’s prior written consent) directly or indirectly and whether on its own behalf or otherwise:

(a)	carry on a business activity under a name which is the same as, or similar to, or otherwise use the name “Megger”; or

(b)	make adverse comments in relation to the Buyer, any business of any Group Company or any employees of any such business.

13.5	Each party undertakes to the other that it shall not, and shall procure that none of its Associates at the date of this Agreement, at Completion or from time to time at any time after Completion shall (without the other party’s prior written consent), subject to Clause 13.6, disclose to another person, or itself use for any purpose, confidential information concerning:

(a)	in the case of the Seller, any business of a Group Company, or the transactions or affairs of the clients or customers of any Group Company; and

(b)	in the case of the Buyer, any member of the Seller’s Group and the businesses carried on by, and the affairs of, any member of the Seller’s Group.

13.6	The provisions of Clause 13.5 shall not apply to any information:

(a)	which at the time of disclosure is in the public domain (other than through breach by the disclosing party or any of its connected persons of its obligations of confidentiality);

(b)	which the disclosing party is compelled to disclose by law or by the rules of any securities exchange or other market or regulatory body to which it is subject, provided that where any such disclosure is required such disclosing party shall (to the extent practicable and lawful to do so) notify the non-disclosing party as soon as reasonably practicable of this fact and take into account the non-disclosing party’s reasonable requirements as to the timing, content and manner of making such disclosure;

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(c)	which is disclosed by a party to its Associates, and to its and their directors, officers, employees, contractors, sub-contractors, agents, insurers, auditors and / or professional advisers who reasonably need to know such confidential information to carry out their duties, on a confidential basis;

(d)	which is contemplated by the terms of, or as required by a party to enforce its rights under, any Transaction Documents; and

(e)	to the extent that such information was already in the lawful possession of the disclosing party and was not subject to any obligation of confidence owed to the other parties or any of their Associates.

13.7	The parties agree that each of the undertakings contained in Clauses 13.1, 13.3, 13.4 and 13.5 are reasonable and are entered into for the purpose of protecting the goodwill, confidential information and trade connections of the businesses of the members of the Group and, in the case of Clause 13.5(b), the Seller’s Group.

14	Post-Completion Matters

14.1	The Seller confirms that, as at the date of this Agreement, there are no Group Guarantees in existence. In the event that any Group Guarantee is identified following Completion, the party identifying such Group Guarantee shall promptly notify the other party in writing, and the Seller shall use all reasonable endeavours (at the Seller’s cost) to procure the release and discharge of the relevant Group Company from all liabilities and obligations in respect of such Group Guarantee as soon as reasonably practicable following such identification. The Buyer shall, and shall procure that the relevant Group Company shall, use reasonable endeavours to mitigate any losses arising in connection with any such Group Guarantee. To the extent that the Seller has failed to procure such release and discharge within a reasonable period following written notification, the Seller shall indemnify the Buyer and the relevant Group Company on demand against direct losses actually suffered or incurred by them solely as a result of such Group Guarantee remaining outstanding, provided that no indemnity shall be payable in respect of any losses that the Buyer or the relevant Group Company could reasonably have avoided or mitigated.

14.2	The Seller confirms that, as at the date of this Agreement, there are no Seller Group Guarantees in existence. In the event that any Seller Group Guarantee is identified following Completion, the party identifying such Seller Group Guarantee shall promptly notify the other party in writing, and the Buyer shall use all reasonable endeavours (at the Buyer’s cost) to procure the release and discharge of the Seller and each relevant member of the Seller’s Group from all liabilities and obligations in respect of such Seller Group Guarantee as soon as reasonably practicable following such identification. The Seller shall, and shall procure that each relevant member of the Seller’s Group shall, use reasonable endeavours to mitigate any losses arising in connection with any such Seller Group Guarantee. To the extent that the Buyer has failed to procure such release and discharge within a reasonable period following written notification, the Buyer shall indemnify the Seller and each relevant member of the Seller’s Group on demand against direct losses actually suffered or incurred by them solely as a result of such Seller Group Guarantee remaining outstanding, provided that no indemnity shall be payable in respect of any losses that the Seller or any relevant member of the Seller’s Group could reasonably have avoided or mitigated.

14.3	The Seller shall procure that all communications, notices, correspondence, information, orders or enquiries relating to any business of any Group Company which are received by the Seller or any member of the Seller’s Group on or after Completion shall be passed to the Buyer as soon as reasonably practicable.

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14.4	If any benefit under an agreement or arrangement relates to the business of a Group Company but is owned by the Seller or an Associate of it, the Seller shall notify the Buyer and procure that following Completion that benefit shall, to the extent that it relates to a Group Company, be held on trust for the relevant Group Company and assigned to it promptly upon the Buyer’s request.

14.5	For a period of two (2) years following Completion, the Seller shall, and shall procure that each member of the Seller’s Group shall at the Buyer’s cost:

(a)	upon reasonable request by the Buyer and on reasonable notice (being not less than five (5) Business Days’ notice), provide the Buyer and its agents and representatives with reasonable access to such books, records, accounts and documents of the Seller and each member of the Seller’s Group as relate to any Group Company or the business of any Group Company for any period prior to Completion, and shall permit the Buyer and its agents and representatives to take copies of such books, records, accounts and documents as the Buyer may reasonably require; and

(b)	provide reasonable assistance to the Buyer in relation to any regulatory filings, investigations or proceedings relating to any Group Company or the business of any Group Company for any period before Completion.

14.6	After Completion, the Buyer shall, and shall procure that each Group Company shall:

(a)	upon reasonable request by the Seller and on reasonable notice (being not less than five (5) Business Days’ notice), provide the Seller and its agents and representatives with reasonable access to such books, records, accounts and documents of the Group as relate to any Group Company or the business of any Group Company for any period prior to Completion, and shall permit the Seller and its agents and representatives to take copies of such books, records, accounts and documents as the Seller may reasonably require (at the Seller’s cost);

(b)	provide reasonable assistance to the Seller in relation to any regulatory filings, investigations or proceedings relating to any Group Company or the business of any Group Company for any period before Completion to which the Seller or any member of the Seller’s Group is subject and any tax returns, filings, enquiries or investigations by a Tax Authority regarding a Seller or a member of the Seller’s Group which relates to any period before Completion; and

(c)	to enable compliance with Clause 14.6, properly retain and maintain all relevant records until the earlier of seven years after Completion and such time as the parties agree in writing that such retention and maintenance is no longer reasonably necessary, provided that the Buyer shall not unreasonably withhold or delay such agreement.

15	Announcements and Confidentiality

15.1	Subject to the following provisions of this Clause 15 (Announcements and Confidentiality), no announcement shall be made in relation to this Agreement unless:

(a)	it is in the agreed form; or

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(b)	it is required to be made by law or by any securities exchange or regulatory or governmental body to which a party or its associates is subject, in which case that party shall to the extent reasonably practicable consult with the other party as to the form, content and timing of the announcement.

15.2	Nothing in this Agreement shall restrict the Buyer after Completion from communicating with the employees of any Group Company, any parties to any contract made with any Group Company and with any current or prospective customer of or supplier to any Group Company in relation to the fact of the acquisition of any Group Company or matters incidental to the future operations of any business of any Group Company.

15.3	The parties shall not, and shall procure that none of their respective Associates shall, disclose or otherwise make use of (and shall use all reasonable endeavours to prevent the publication or disclosure of) the contents or terms of any of the Transaction Documents, unless and then only to the extent that disclosure is:

(a)	made by a party on a confidential basis to its professional advisers in connection with their provision of professional services; or

(b)	made by a party on a confidential basis to its actual or prospective financiers and/or rating agencies, affiliates thereof, and their respective finance providers, advisers, employees, officers and agents in connection with its financing or refinancing arrangements; or

(c)	required by a party in connection with an application for a tax clearance, grant or other concession; or

(d)	required by a party in order to enforce its rights under, or otherwise afford it the full benefit of, any of the Transaction Documents; or

(e)	made under the terms of an announcement permitted by this Agreement; or

(f)	required to be made by law or by any securities exchange or regulatory or governmental body to which the disclosing party is subject;

(g)	required to be made to a Tax Authority in connection with its Tax affairs; or

(h)	restricted to information which at the time of disclosure is in the public domain (other than as a result of a breach by the disclosing party or any of its Associates of any of the Transaction Documents).

16	Assignment

16.1	This Agreement shall be binding on and inure for the benefit of the successors and permitted assigns of the parties.

16.2	Subject to Clauses 16.3 and 16.5, neither the Seller nor the Buyer may without the written consent of the other assign, transfer, grant any security interest over or hold on trust any of its rights or obligations under this Agreement or any interest in them.

16.3	Subject to Clause 16.6, the Buyer may, without the consent of the Seller:

(a)	assign all or any of its rights under this Agreement to any Associate. Before ceasing to be an Associate of the Buyer, any assignee shall assign all assigned rights back to the Buyer or another of its Associates;

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(b)	charge and/or assign all or any of its rights under this Agreement to any person by way of security for borrowings. Any chargee or assignee, and any person appointed to enforce the security, may in turn assign those rights in connection with the enforcement of the security.

16.4	Subject to Clause 16.6, the Buyer may, by notice to the Seller, nominate any Associate to purchase the Shares on Completion (the “Alternative Buyer”) and following such nomination any reference in this Agreement to the Buyer shall be deemed to be (and to have always been) a reference to the Buyer and the Alternative Buyer and:

(a)	the Alternative Buyer shall have the ability to enforce any rights under this Agreement instead of or in addition to the Buyer as if it were a party to this Agreement; and

(b)	the Buyer and the Alternative Buyer shall be jointly liable for any breach of this Agreement by the Alternative Buyer (provided that the Buyer and the Alternative Buyer shall not, in aggregate, be under any greater obligation or liability thereby than if such nomination had never occurred).

16.5	Subject to Clause 16.6, the Seller may, by notice to the Buyer, nominate any Associate to subscribe for the Consideration Shares on Completion (the “Seller Nominee”) and following such nomination:

(a)	the Seller Nominee shall have the ability to enforce its rights to subscribe for the Consideration Shares under this Agreement instead of or in addition to the Seller as if it were a party to this Agreement; and

(b)	the Seller and the Seller Nominee shall be jointly and severally liable for any breach of the Fundamental Share Warranties (whether given by the Seller, the Seller Nominee or both) and for the performance of all obligations of the Seller Nominee arising under or in connection with this Agreement (provided that the Seller and the Seller Nominee shall not, in aggregate, be under any greater obligation or liability thereby than if such nomination had never occurred).

16.6	Each party shall only be entitled to assign its rights under this Agreement pursuant to this Clause 16 provided that:

(a)	the liability of the non-assigning party (or any other party) to any such assignee shall not be greater than it would have been had such assignment not taken place, and all the rights, benefits and protections afforded to the non-assigning party (or any other party) shall continue to apply to the benefit of the non-assigning party (or such other party) as against the assignee as they would have applied as against the assigning party;

(b)	such assignment shall not result in any increased liability, obligation or cost for the non-assigning party or any of its Associated Persons;

(c)	such assignment shall not materially prejudice, delay or otherwise adversely affect the status or progress of any regulatory filings, notifications or approvals required in connection with the Transaction (including any Condition), and the assigning party shall procure that any such assignee provides all information and assistance which would have been reasonably required from the assigning party in connection with such filings, notifications or approvals in accordance with Clause 6 and if such assignment is reasonably likely (at any time) to materially prejudice, delay or otherwise adversely affect the status or progress of any regulatory filings, notifications or approvals required in connection with the Transaction (including any Condition), this Agreement and the benefits arising under it shall be deemed automatically by that fact to have been immediately retransferred to the assigning party; and

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(d)	the assigning party shall notify the non-assigning party in writing of any such assignment promptly and in any event: (i) prior to Completion, providing reasonable details of the assignee; or (ii) in the case of any assignment by any Debt Financing Source or any of their respective successors, transferees or assigns in connection with any debt financing or refinancing arrangements (whether occurring before or after Completion), within five (5) Business Days of such assignment, providing reasonable details of the assignee.

16.7	This Agreement is a contract which is entered into for the purposes of, or in connection with, the acquisition, disposal or transfer of an ownership interest in a firm, wherever it is incorporated or established, or of a business or undertaking or part of a business or undertaking (as those terms are defined pursuant to the Business Contract Terms (Assignment of Receivables) Regulations 2018 and this is the statement referred to in regulation 4(i)).

17	Entire Agreement

17.1	The Transaction Documents contain the entire agreement between the parties, and replace all previous agreements and understandings between them, relating to their subject matter.

17.2	Each party agrees and acknowledges that it is not relying on any representations, warranties, undertakings or promises that have been expressly or impliedly given in respect of the subject matter of the Transaction Documents other than those which are expressly stated in the Transaction Documents (“Pre-Contractual Statements”).

17.3	Neither party shall have any remedy in respect of any Pre-Contractual Statement not set out in the Transaction Documents upon which it relied in entering into the Transaction Documents, unless the statement was made fraudulently.

17.4	Neither party shall be entitled to rescind or terminate this Agreement except as otherwise expressly provided in this Agreement.

17.5	No party shall have any liability whatsoever for any Pre-Contractual Statement, whether in contract, in tort or under the Misrepresentation Act 1967.

18	Further Assurance

Each party shall:

(a)	execute any document and do anything else the other party reasonably requires to give effect to this Agreement and the Transaction; and

(b)	use all reasonable endeavours to procure that any relevant third party does the same.

19	Costs

19.1	Except as provided otherwise in any Transaction Document, each party shall pay the costs and expenses incurred by it in connection with each Transaction Document.

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19.2	The Buyer shall be liable for and pay all stamp duty, notarial and other fees and all registration and transfer taxes (if any), together with any related fees, penalties, fines, interest or statutory charges, arising as a result or in consequence of this Agreement or the implementation of the Transaction.

20	Effect of Termination

20.1	If this Agreement is terminated in accordance with its terms:

(a)	each party shall return to the other party all documents in tangible form (or, at the sole discretion of the returning party, in lieu of such return, destroy all such documents and certify in writing to the other party that such documents have been destroyed) and destroy (to the extent practicable) all information held electronically concerning such other party or its Associates which have been provided to it in connection with this Agreement and will not use or make available to another person information which it or its advisers have been given in respect of the other party and its Associates and which is not in the public domain; and

(b)	the Surviving Provisions and any other provisions which expressly or by implication are necessary for the enforcement or interpretation of this Agreement shall survive termination.

20.2	If Completion does not take place then any provision of this Agreement limiting the liability of the Seller to an amount of Consideration received shall be deemed to be a reference to such amount as would have been received had Completion taken place.

21	Payments

21.1	All sums payable under or pursuant to this Agreement shall be paid free of:

(a)	any counterclaim or set-off of any kind;

(b)	any other deduction or withholding, except those required by law.

21.2	If any deduction or withholding is required by law for any payment by either party under this Agreement, or any amount paid by a party to the other party under this Agreement is subject to Tax (ignoring for this purpose the extent to which any such Tax may be reduced or offset by any Relief available to the payee), the paying party shall also pay to the receiving party such amount as will ensure that the net receipt, after Tax, is the same as it would have been had there been no Tax, deduction or withholding.

21.3	Clause 21.2 shall not apply with respect to any payment:

(a)	of the Consideration (or any part thereof) or of interest; and/or

(b)	to the extent that the deduction, withholding or Tax (as applicable) would not have arisen but for the recipient changing its jurisdiction of Tax residence after the date of this Agreement or having a connection with a jurisdiction other than that of its Tax residence as at the date of this Agreement; and/or

(c)	to the extent that the deduction, withholding or Tax (as applicable) has arisen or is increased as a result of the recipient being an assignee of any rights or entitlements under this Agreement.

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21.4	To the extent that a party has paid an additional amount under Clause 21.2, and the recipient obtains and utilises a Relief attributable or referable to the relevant deduction, withholding or Tax giving rise to the additional payment or to the additional payment (reasonable endeavours having been used to obtain the benefit of such Relief), the recipient shall pay to the payer(s), within ten Business Days of obtaining an actual saving or refund of Tax by virtue of such Relief, an amount equal to the lesser of the Tax so saved or refunded and the additional sum paid under Clause 21.2.

21.5	Any payment between the parties under this Agreement shall, to the extent possible, be treated as an adjustment to the consideration for the Shares.

22	Effect of Completion

Obligations under this Agreement which have not been fully performed by or on Completion and the rights and remedies available under it shall remain in full force and effect despite Completion.

23	Cumulative Rights

23.1	The rights and remedies of any party expressly conferred by this Agreement are cumulative and additional to any other rights or remedies it may have.

23.2	A party’s exercise of any right or discretion conferred on it under or in connection with this Agreement shall be a matter of its absolute discretion (without regard to the interests of any other person), including:

(a)	if a right is granted, whether or not to exercise that right;

(b)	if an election is to be made by it, the election made; and

(c)	if something is subject to its consent or approval, whether or not it consents or approves and, if it does, the terms upon which it does so.

24	Third Party Rights

24.1	The parties do not intend any third party to have the right to enforce any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999 except that:

(a)	each of any Group Company, its officers, managing directors, employees, agents or its professional advisers may with the consent of the Buyer enforce and rely on Clause 11.10;

(b)	an employee, director, agent, officer or adviser of the Seller or any of its Associates may enforce and rely on Clause 12.2;

(c)	an employee, director, agent, officer or adviser of the Buyer or any of its Associates may enforce and rely on Clause 11.11;

(d)	a Seller Nominee may enforce Clause 16.5(a);

(e)	an Alternative Buyer may enforce and rely on the rights conferred on it pursuant to Clause 16.4; and

(f)	each Debt Financing Source may enforce and rely on the rights conferred on it pursuant to Clauses 7.14 and 26.

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24.2	Subject to Clauses 7.14(d) and 24.1, the parties may terminate or vary or waive any right or obligation under this Agreement without the consent of any third party.

25	Waiver

A failure or delay in exercising any right or remedy under this Agreement shall not constitute a waiver of that right or remedy. A single or partial exercise of any right or remedy shall not prevent the further exercise of that right or remedy. A waiver of a breach of this Agreement shall not constitute a waiver of any other breach.

26	Variations

No variation of any Transaction Document shall be effective unless it is in writing and signed by or on behalf of each party, provided that no amendment, modification or waiver of any provision contemplated by Clauses 7.14(d) and 24.1(f) shall be effective unless it is in writing and signed by or on behalf of each Debt Financing Source (in addition to the parties).

27	Conflicts

27.1	If there is any conflict or inconsistency between this Agreement (excluding any Schedules, Appendices and Attachments) and any of its Schedules, Appendices or Attachments, the provisions of this Agreement (excluding the Schedules, Appendices and Attachments) shall prevail.

27.2	If there is any conflict or inconsistency between any Schedule and any Appendix or Attachment, the provisions of the Schedule shall prevail.

28	Invalidity

28.1	The illegality, invalidity or unenforceability of any provision of this Agreement under any law of any jurisdiction shall not affect or impair the legality, validity or enforceability of the rest of this Agreement, nor the legality, validity or enforceability of that provision under the law of any other jurisdiction.

28.2	If any provision of this Agreement is held to be illegal, invalid or unenforceable under any law of any jurisdiction:

(a)	that provision shall if possible apply in that jurisdiction with whatever modification or deletion is necessary so as best to give effect to the intention of the parties as recorded in this Agreement; or

(b)	the parties shall negotiate in good faith to amend the original provision in order to make it legal, valid and enforceable and, to the greatest extent possible, achieves the parties’ original commercial intention.

29	Communications

29.1	Any communication under or in connection with this Agreement must be in English, in writing, signed by or on behalf of the person making it and delivered by hand or sent by internationally recognised courier service or email to the relevant party at its address and for the attention of the individual set out below (or as notified in accordance with Clause 29 (Communications)).

(a)	The Buyer

Address:	645 Maryville Centre Dr., Suite 300, St Louis, MO 63141, USA

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Email address:	legalnotices@escotechnologies.com

Attention:	General Counsel

With a copy to the Buyer’s Solicitors:

Address:	Governor’s House, 5 Laurence Pountney Hill, London, EC4R 0BR, England.

Email address:	andrew.hart@bclplaw.com and fred.bartelsmeyer@bclplaw.com

Attention:	Andrew Hart and Fred Bartelsmeyer

(b)	The Seller

Address:	TBG AG, Claridenstrasse 26, 8002 Zurich, Switzerland

Email address:	ben.kelly@tbgch.com

Attention:	Ben Kelly

With a copy to the Seller’s Solicitors

Address:	CityPoint, 1 Ropemaker Street, London EC2Y 9AW

Email address:	GGordon@willkie.com, ATurteltaub@willkie.com

Attention:	Gavin Gordon and Adam Turteltaub

29.2	A party may notify a change to its details specified in Clause 29.1. The new address shall take effect two Business Days after receipt of that notice or such later date as may be specified in the notice.

29.3	Without evidence of earlier receipt, communications complying with Clause 29.1 are deemed received:

(a)	if delivered by hand, at the time of delivery; or

(b)	if sent by internationally recognised courier service, the first Business Day following delivery; or

(c)	if sent by email, at the earlier of:

(i)	the time a return receipt is generated automatically by the recipient’s email server;

(ii)	the time the recipient acknowledges receipt; and

(iii)	24 hours after transmission, unless the sender receives notification that the email has not been successfully delivered,

except that if deemed receipt would occur before 9.00am on a Business Day, it shall instead be deemed to occur at 9.00am on that day and if deemed receipt would occur after 5.00pm on a Business Day, or on a day which is not a Business Day, it shall instead be deemed to occur at 9.00am on the next Business Day. References in this Clause 29 (Communications) to a time of day are to the time of day at the location of the recipient.

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29.4	In proving the giving of a communication, it shall be sufficient to prove that delivery was made to the appropriate address, the communication was properly addressed and written evidence of delivery has been provided by an internationally recognised courier service, the email was sent to the appropriate email address and dispatch of transmission from the sender’s external gateway was confirmed as specified pursuant to Clause 29.1.

29.5	If a person for whose attention communications must be marked has been specified pursuant to Clause 29.1, a communication will be effective only if it is marked for that person’s attention. Where a copy is to be provided pursuant to Clause 29.1, that copy is for information purposes only and shall not affect or constitute service.

29.6	This Clause 29 (Communications) does not apply to the service of any document required to be served in relation to legal proceedings.

30	Service of Process

30.1	The Seller irrevocably appoints Vistra (UK) Limited of 7th Floor, 50 Broadway, London SW1H 0DB as its agent for service of process in relation to any English court proceedings in connection with any Transaction Document.

30.2	The Buyer irrevocably appoints ESCO UK Global Holdings Ltd of Third Floor One London Square, Cross Lanes, Guildford, Surrey, United Kingdom, GU1 1UN as its agent for service of process in relation to any English court proceedings in connection with any Transaction Document.

30.3	Service on an agent (as named above or notified in accordance with this Clause 30 (Service of Process)) shall be deemed to be valid service whether or not the process is received by the Seller or Buyer as the case may be.

30.4	If an agent changes its address to another address in England, the Seller or Buyer (as the case may be) shall within five Business Days notify the other parties of the new address.

30.5	If an agent ceases to be able to act as agent or to have an address in England, the Seller or Buyer (as the case may be) shall within five Business Days notify the other party of the appointment of a new agent acceptable to the other party (acting reasonably).

30.6	Nothing in any Transaction Document shall affect a party’s right to serve process in any other manner permitted by law.

31	Counterparts

This Agreement may be executed in any number of counterparts, which shall each constitute an original and together constitute one agreement. If this Agreement is executed in counterpart, it shall not be effective unless each party has executed at least one counterpart.

32	Governing Law and Jurisdiction

32.1	This Agreement and any non-contractual obligations arising in connection with it (and, unless provided otherwise, any document entered into in connection with it) shall be governed by and construed in accordance with English law.

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32.2	The English courts have exclusive jurisdiction to determine any dispute arising in connection with this Agreement (and, unless provided otherwise, any document entered into in connection with it), including disputes relating to any non-contractual obligations.

32.3	Each party irrevocably waives any objection which it may now or later have to proceedings being brought in the English courts (on the grounds that the English courts are not a convenient forum or otherwise).

32.4	Nothing in this Agreement (or, unless provided otherwise, any document entered into in connection with it) shall prevent a party from applying to the courts of any other country for injunctive or other interim relief.

This Agreement is signed by the parties or their duly authorised representatives and takes effect on the date stated above.

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Schedule 2: Reserved Matters

Schedule 2

Reserved Matters

1	Share and Loan capital, distributions

(a)	Vary its share capital or the rights attaching to it in any way.

(b)	Issue or grant any option in respect of any share or loan capital.

(c)	Declare, make or pay any dividend or make any other distribution of its assets or profits to any shareholder or other person or repay loans to it made by any shareholder or any other person or capitalise or repay an amount standing to the credit of any reserve.

2	Constitutional matters

Amend any constitutional documents or comparable governing documents or adopt any resolutions inconsistent with them.

3	Borrowings, Encumbrances and Loans

(a)	Incur any borrowings (except under its existing banking facilities at the date of this Agreement, in accordance with its normal practice) or other financial indebtedness in the nature of borrowings in excess of $3,000,000.

(b)	Amend to the material detriment of any Group Company the terms of, or allow any event of default to occur in respect of, its banking facilities or other arrangements for financial indebtedness in the nature of borrowings.

(c)	Grant, extend, issue or suffer to subsist any Encumbrance over the whole or any part of its assets, or redeem or agree to redeem any such Encumbrance, or give or agree to give any guarantee or indemnity, in each case, other than in the ordinary course of trade.

(d)	Make any loan (other than to a wholly-owned Group Company) or give any credit (other than trade credit in accordance with its normal practice) or acquire any loan capital of any corporate body.

4	Acquisitions and disposals

(a)	Acquire any asset (except in the normal course of trading) or incur any capital expenditure exceeding $1,000,000 individually or in aggregate $2,000,000, other than the capitalisation of intangible assets used in research and development in accordance with the Relevant Accounting Standards and in the ordinary course of business.

(b)	Subscribe or otherwise acquire any shares in the capital of any company, or acquire the whole or part of the undertaking or liabilities of any other person, firm or company, other than on an intra-Group basis, provided that (i) no Group Company shall, in respect of any intra-Group transaction, acquire or agree to acquire any asset with a value, or assume or incur or agree to assume or incur any liability, obligation or expense (actual or contingent) in an amount, in excess of $1,000,000 and (ii) no such intra-Group transaction shall have any adverse impact on the Tax position of the Buyer or any Group Company in relation to the Transaction.

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Schedule 2: Reserved Matters

(c)	Dispose of or grant any option in respect of its business or any part of its business or dispose of any shares or other interest in the capital of any company or dispose of the whole or part of its business.

(d)	Other than in the ordinary course, dispose of or grant any option in respect of its fixed assets exceeding $250,000 individually or in aggregate $1,000,000.

(e)	Assign or otherwise dispose of any of its book debts, or dispose of, agree to dispose of, or grant any option in respect of, any other asset, in each case other than in the ordinary course of trade.

(f)	Dispose of any interest or grant any right in respect of any of the Properties that are material to the business or operations of any Group Company, or terminate or vary any arrangement relating to the holding of its interest in any such Property, or acquire any interest in real estate in an amount in excess of $1,000,000.

5	Contracts and trading

(a)	Modify or terminate any Material Contract.

(b)	Enter into, modify or terminate any partnership, joint venture or other arrangement for sharing the profits or income of any Group Company.

(c)	Enter into any unusual or abnormal contract or commitment.

(d)	Cease or propose to cease to carry on business or give notice of, or propose any resolution, for voluntary winding up or the voluntary appointment of an administrator or liquidator in relation to any Group Company other than steps taken towards the winding down of the Group’s activities in Israel.

(e)	Institute, compromise, settle, materially negotiate or abandon any legal or arbitration proceedings, claim or dispute in relation to any claim (together with all other claims or potential claims related to the same or similar facts, matters or circumstances) in excess of $1,000,000 individually or in the aggregate.

(f)	Change the material terms of trade with any material customer or material supplier or offer or revise any material discounts or other material promotions to any material customer or prospective material customer.

6	Related party transactions

Enter into or vary any transaction or arrangement with, or for the benefit of, any of its directors or the Seller, any Associate or connected person of the Seller, or make any payment to or incur any liability to, or discharge any liability for the benefit of, any such person.

7	Employment and Pensions

(a)	Except as required by law or in the usual course of business, make any change in the terms and conditions of employment (including in relation to salaries, bonus, fees or benefits) or pension, health and welfare, severance benefits or other retirement benefits of any Key Employee.

(b)	Employ or appoint any new employee or consultant with individual annual basic remuneration of $200,000 or (with any other new employees and consultants) having aggregate annual basic remuneration together with such persons of $1,000,000 or more, or pay any sign-on, joining or similar bonus or fee in excess of $50,000.

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Schedule 2: Reserved Matters

(c)	Terminate the employment or consultancy arrangement of any Key Employee other than ‘for cause’ on grounds that justify summary termination.

(d)	Except as required by law, enter into any (or amend any existing) agreement with any Union or other similar body which is applicable to employees of any Group Company.

(e)	Pay any benefits under the Group’s pension schemes, except in the ordinary course and where such payment is made in accordance with the terms of the documents governing such pension scheme.

(f)	Other than in the ordinary course, amend or discontinue (wholly or partly) any of the Group’s pension schemes, health and welfare plans, severance benefits or retirement plans, change the level of benefits under, or communicate to any member or former member, officer or employee of any such schemes or plans, proposal or an intention to amend or discontinue the scheme (wholly or partly), or exercise a discretion, in relation to any such scheme.

8	Accounting and Tax

(a)	Change its accounting reference date other than ongoing changes to the accounting reference dates of certain Subsidiaries to align with the overall Group’s accounting schedule.

(b)	Make any material change to the method of accounting or accounting practices by reference to which its accounts are drawn up save as to comply with applicable law or applicable UK-adopted international accounting standards.

(c)	Change its residence for Tax purposes.

(d)	Make, change or revoke any Tax election, settle or compromise any claim, audit or dispute with respect to any material Tax, file any amended return with any Tax Authority or file a Tax Return that is not prepared in accordance with past practice in all material respects, make any voluntary Tax disclosure or consent to any extension or waiver of the statute of limitations applicable to any Tax claim or assessment.

9	General

Agree to do any of the above.

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Schedule 3 : Signing formalities

Schedule 3

Signing formalities

Part 1

Seller’s obligations

10	The Seller shall deliver to the Buyer:

(a)	this Agreement executed by the Seller;

(b)	the Disclosure Letter executed by the Seller, together with a secure file transfer link containing the contents of the Data Room;

(c)	a properly completed and duly executed IRS Form W-8BEN-E with respect to the Seller; and

(d)	a copy of the resolutions of the Seller approving the entry by the Seller into this Agreement and any other Transaction Documents to be signed by it.

Part 2

Buyer’s obligations

11	The Buyer shall deliver to the Seller:

(a)	this Agreement executed by the Buyer;

(b)	a copy of the Disclosure Letter acknowledged as received by the Buyer; and

(c)	an extract of the resolutions of the Buyer approving the entry by the Buyer into this Agreement and any other Transaction Documents to be signed by it.

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Schedule 4 : Completion formalities

Schedule 4

Completion formalities

Part 1

Seller’s obligations

12	The Seller shall deliver, or procure the delivery of, to the Buyer:

(a)	a completed and signed transfer of the Shares, in favour of the Buyer, together with the relative share certificate or an indemnity in respect thereof in the agreed form and any power of attorney under which a transfer is executed;

(b)	the Shareholder Agreement executed by the Seller;

(c)	the Supplemental Disclosure Letter executed by the Seller, together with a secure file transfer link containing any documents referred to in it;

(d)	resignations of the directors and secretary of each Group Company, executed as a deed in the agreed form;

(e)	if requested by the Buyer, the resignation of the auditors of each Group Company in the agreed form, confirming that they have no outstanding claims and containing a statement under section 519(1) Companies Act 2006 or local law equivalent, that there are no such circumstances as are mentioned in that section;

(f)	a confirmation in the agreed form by the Seller that:

(i)	there are no subsisting guarantees, indemnities or similar arrangements given by a Group Company in favour of the Seller or its Associates;

(ii)	neither the Seller nor its Associates is indebted to a Group Company; and

(iii)	there are no amounts owing to the Seller or its Associates by a Group Company;

(g)	a copy of any power of attorney under which this Agreement or any of the transfers or other documents referred to in this Schedule 4 (Completion formalities ) has been executed on behalf of the Seller;

(h)	if requested by the Buyer by not less than ten (10) Business Days’ prior written notice before Completion, evidence reasonably satisfactory to the Buyer that each Group Company 401(k) retirement plan has been terminated at least one day prior to Completion;

(i)	a power of attorney and appointment of proxy in the agreed form, executed by the Seller, empowering the Buyer to exercise the Seller’s rights as shareholders of the Company pending the stamping and registration of the transfers referred to in paragraph 1(a) above;

(j)	no less than two Business Days prior to Completion, take all steps reasonably necessary to establish, or procure the establishment of, segregated accounts with the Buyer’s transfer agent for the benefit of, and registered in the name of, the Seller or the Seller Nominee (as appropriate), into which the Consideration Shares shall be delivered by restricted book entry at Completion in accordance with paragraph 1(c) of Schedule 4, Part 2 (Buyer’s obligations ), and shall promptly provide the Buyer with all information and documentation reasonably required by the Buyer’s transfer agent for the purposes of establishing such accounts.

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Schedule 4 : Completion formalities

13	The Seller shall deliver or make available to the Buyer or its representatives (as applicable):

(a)	To the extent in the Seller’s possession and not already provided in the Data Room, copies of all statutory shareholder registers and material books (each as set out in a list in the agreed form) and Companies House authentication codes (or equivalent);

(b)	the Companies House authentication code for the Company; and

(c)	duly executed Bank Pay Off Letters, if the Buyer has made an election under Clause 7.7.

14	The Seller shall procure that a board meeting or if applicable a shareholder’s meeting of each Group Company is held at which:

(a)	such persons as the Buyer nominates are appointed as additional directors/managing directors;

(b)	as appropriate in the case of each Group Company, the resignations referred to at paragraph 1(d) to 1(e) above be submitted and accepted;

(c)	in the case of the Company only, the share transfers referred to at paragraph 1(a) above be approved and registered (subject to stamping);

(d)	following registration of the transfer, new share certificates be issued to the Buyer in respect of the Shares; and

(e)	the registered office and registered email address are changed as notified by the Buyer.

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Schedule 4 : Completion formalities

Part 2

Buyer’s obligations

15	Upon completion of the matters referred to in Schedule 4, Part 1 (Seller’s obligations ), the Buyer shall:

(a)	deliver to the Seller:

(i)	the Shareholder Agreement executed by the Buyer; and

(ii)	the Supplemental Disclosure Letter acknowledged as received by the Buyer;

(b)	pay the Provisional Payment by means of electronic funds transfer to the Seller’s Account; and

(c)	allot the Consideration Shares credited as fully paid up and instruct its registrars to deliver by restricted book entry at its transfer agent into segregated accounts established by such transfer agent for the benefit of, and registered in the name of, Seller (such establishment to occur no less than two Business Days prior to Completion).

16	Immediately following Completion, the Buyer shall procure that the Company pays to the Bank, the Bank Pay Off Amount (if an election has been made pursuant to Clause 7.7).

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Schedule 5 : Fundamental Warranties

Schedule 5

Fundamental Warranties

17	The Seller is the sole legal and beneficial owner of the Shares and has the right to transfer the full legal and beneficial interest in the Shares to the Buyer without the consent of another person (save as expressly set out in Clause 6) and the Shares and are not affected by any Encumbrance (including, without limitation, a restrictions notice (having the meaning given to it in Schedule 1B of the Companies Act 2006)) and there are no arrangements or obligations that could result in the creation of an Encumbrance over them.

18	The Seller is a company duly incorporated and organised and validly existing under the laws of its jurisdiction of incorporation.

19	The Seller has the power and authority to enter into the Transaction Documents and to fully perform its obligations under them in accordance with their terms.

20	Save as expressly set out in Clause 6, the Seller does not require the consent, approval or authority of any other person to enter into or exercise its rights or perform its obligations under the Transaction Documents.

21	Save as set out in this Agreement, the Seller does not require any material consent or approval of any governmental, regulatory or other authority that has not been unconditionally and irrevocably obtained or made at the date of this Agreement.

22	The entry into and the exercise by the Seller of its rights and performance of its obligations under the Transaction Documents will not constitute a breach or give rise to a default under any applicable laws or regulations (including any sanctions) or any order, decree, judgement, contract or other obligation binding on it (including any provision of its constitutional documents) which has or could have an adverse effect on its ability to execute or perform its obligations under the Transaction Documents.

23	The Seller is not a party to any litigation, arbitration or administrative proceedings, nor is it the subject of any governmental, regulatory or official investigation or enquiry which in each case is in progress or threatened or pending and which has or could have an adverse effect on its ability to execute or perform its obligations under the Transaction Documents.

24	Neither the Seller, the Company, any Material Subsidiary, nor any other Group Company (to the extent such Group Company is not a Material Subsidiary, and so far as the Seller is aware) is insolvent or bankrupt under the laws of its residence, jurisdiction of incorporation or within the meaning of any applicable legislation and regulation relating to insolvency applicable to it, has been served with a statutory demand, or is unable to pay its debts as they fall due or has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them. No action or steps have been taken by, or legal proceedings started against, the Seller for its winding up or dissolution; or for it to enter into any arrangement or composition for the benefit of creditors; or for the appointment of a receiver, administrator, administrative receiver, liquidator, supervisor, compulsory manager, trustee or similar person of any of its revenues or assets, and no events have occurred which would justify such proceedings. No steps have been taken to enforce any security over any assets of the Seller, the Company, any Material Subsidiary, or any Group Company (to the extent such Group Company is not a Material Subsidiary and so far as the Seller is aware) and no event has occurred to give the right to enforce such security.

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Schedule 5 : Fundamental Warranties

25	Seller is aware that the ESCO Stock issued as Consideration Shares has not been registered under the Securities Act, and that the Consideration Shares are deemed to constitute “restricted securities” under Rule 144 (“Rule 144”) promulgated under the Securities Act. Seller also understands that the Consideration Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Seller’s warranties contained in this Schedule 5.

26	Seller is obtaining the ESCO Stock issued as Consideration Shares for its own account and has no present intention of distributing or selling Consideration Shares except as permitted under the Securities Act, applicable state securities laws and the Shareholder Agreement.

27	Seller has sufficient knowledge and experience in business and financial matters to evaluate Buyer and understand the risks and merits of an investment in ESCO Stock and to bear the risks of such an investment.

28	Seller has had an opportunity to discuss Buyer’s business, management and financial affairs with directors, officers and management of Buyer. Seller has also had the opportunity to ask questions of and receive answers from Buyer and its management regarding the terms and conditions of an investment in ESCO Stock.

29	Seller has the capacity to protect its own interests in connection with the issuance of the Consideration Shares by virtue of its business or financial expertise.

30	Seller understands that the ESCO Stock issued as Consideration Shares may not be sold, transferred or otherwise disposed of unless such ESCO Stock is subsequently registered under the Securities Act or an exemption from such registration is available. Seller has been advised or is aware of the provisions of Rule 144, as in effect from time to time. Seller further understands and agrees that an appropriate restrictive legend notation will be made in the book-entry account(s) in respect of the Consideration Shares and appropriate stop transfer instructions will be placed with Buyer’s transfer agent with respect to the Consideration Shares, which stop transfer instructions will be removed upon expiration of the Restricted Period in accordance with the relevant provisions in the Shareholder Agreement.

31	Seller has satisfied itself as to the full observance of the laws of its jurisdiction of residence in connection with the receipt of Consideration Shares including (i) the legal requirements within its jurisdiction for the receipt of Consideration Shares, (ii) any foreign exchange restrictions applicable to such receipt, (iii) any government or other consents that may need to be obtained in connection with such receipt, and (iv) the Tax (including income Tax) consequences, if any, that may be relevant to the purchase, holding, redemption, sale or Transfer of the Consideration Shares.

32	Seller is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

33	Seller’s registered address is set forth next to Seller’s name in Clause 29.1(b) hereof.

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Schedule 6: Business Warranties

Schedule 6

Business Warranties

Part 1      Corporate

Part 2      Accounts

Part 3      Assets

Part 4      Trading

Part 5      Finance

Part 6      Employment

Part 7      Pensions

Part 8      Properties

Part 9      Tax

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Part 1

Corporate

1	Share capital of the Company and the Material Subsidiaries

(a)	The Shares:

(i)	comprise the whole of the allotted and issued share capital of the Company;

(ii)	have been properly allotted and issued; and

(iii)	are fully paid and there is no obligation to pay up any sum on them.

(b)	No person, other than the Seller or a Group Company, has (and neither the Company nor any Material Subsidiary is party to any arrangement, or under any obligation, to create):

(i)	the right (actual or contingent) to require the allotment, issue, transfer, conversion or redemption of any share or loan capital of the Company or any Material Subsidiary or of any other securities giving rise to a right over the share capital of the Company or any Material Subsidiary; or

(ii)	any other right relating to any of the shares in the capital of the Company or a Material Subsidiary, or relating to any of the rights attaching to those shares.

(c)	Each of the allotted and issued shares or other equity or share capital (as applicable) of the Material Subsidiaries:

(i)	is solely legally and beneficially owned and held either by the Company or by a Subsidiary; and

(ii)	has been properly allotted and issued and duly authorised and validly issued fully paid up in accordance with applicable laws and the constitutional documents of each Material Subsidiary.

(d)	None of the allotted and issued shares in the capital of a Material Subsidiary is affected by an Encumbrance and there is no arrangement or obligation, including stockholder agreements, buy-sell agreements, voting trust, or other agreements or understandings to which any Group Company is a party, that could result in the creation of an Encumbrance affecting any of the allotted and issued shares in the capital of a Material Subsidiary or any future shares in the capital of a Material Subsidiary.

(e)	The information in Schedule 1 (Details of the Group) in respect of the Company and each Material Subsidiary is accurate and complete.

2	Share capital of the Subsidiaries

(a)	Schedule 1 (Details of the Group) accurately and completely sets forth the capitalisation of each Subsidiary. Each of the allotted and issued shares or other equity or share capital (as applicable) of the Subsidiaries:

(i)	other than in respect of the Non-Wholly Owned Subsidiaries, are solely legally and beneficially owned and held either by one or more other Group Companies;

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(ii)	have been properly allotted and issued and duly authorised and validly issued or constituted in accordance with applicable laws and the constitutional documents of the respective Subsidiary; and

(iii)	are fully paid and, other than in respect of the Non-Wholly Owned Subsidiaries, non-assessable without restriction on the right of transfer thereof.

(b)	Except for Buyer’s rights pursuant to this Agreement, no person has or claims to have (and there is no arrangement, or any obligation, to create):

(i)	the right or option (actual or contingent) to require the allotment, issue, transfer, conversion or redemption of any share or loan capital of a Subsidiary or of any other securities giving rise to a right over the share capital of a Subsidiary; or

(ii)	any other right relating to any of the shares in the capital of a Subsidiary, or relating to any of the rights attaching to those shares,

other than as Disclosed with respect to the Non-Wholly Owned Subsidiaries.

(c)	None of the allotted and issued shares in the capital of a Subsidiary is affected by an Encumbrance and there is no arrangement or obligation, including stockholder agreements, buy-sell agreements, voting trust, or other agreements or understandings to which any Group Company is a party, that could result in the creation of an Encumbrance affecting any of the allotted and issued shares in the capital of a Subsidiary or any future shares in the capital of a Subsidiary.

(d)	Other than in respect of the Non-Wholly Owned Subsidiaries, none of the allotted and issued shares in the capital of a Subsidiary is subject to any agreement or arrangement which could hinder or influence the exercise of any of the rights associated with such shares.

(e)	None of the allotted and issued shares in the capital of a Subsidiary represent assets which were the subject of a transfer at an undervalue (within the meaning of, in respect of each Subsidiary incorporated in the United Kingdom, sections 238 and 339 of the Insolvency Act 1986, and in respect of any other Subsidiaries, any equivalent legislation) within the past five years.

(f)	None of the allotted and issued shares in the capital of any Subsidiary are admitted to trading or listed on any recognised investment exchange, stock exchange or other similar body or market anywhere in the world, nor has any application been made or agreed to be made for any such admission or listing.

(g)	Except for shares held in the Subsidiaries, no Group Company is the legal or beneficial owner of any shares, securities or loan capital issued by any person and is not obliged to acquire any shares, securities or loan capital in or of any person.

(h)	The shareholders’ lists (Gesellschafterliste) in respect of each German Subsidiary are current and accurate in all respects, and no changes in the shareholdings of any such Subsidiary are pending notarisation or registration.

3	Dormant Subsidiaries

(a)	Each of (i) Megger New Zealand Limited (New Zealand), (ii) Megger Systems Inc. (USA) and (iii) Megger Grid Analytics Limited (UK):

(i)	is a dormant company and has never traded;

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(ii)	has no assets (other than those represented by its paid up share capital) and no liabilities;

(iii)	has no commitments or obligations (contractual or otherwise); and

(iv)	has never had any employees or bank accounts.

(b)	Megger Inc. (USA) is a dormant company and has not traded in the past five years.

4	Branches

No Group Company has a branch, agency or place of business, or a permanent establishment outside of their country of incorporation other than as Disclosed.

5	Directors

The only directors and/or managing directors (as applicable) of a Group Company are the persons specified in Schedule 1 (Details of the Group) and no person is a shadow director of a Group Company (to the extent such term is applicable in the jurisdiction of the respective Group Company).

6	Due incorporation

(a)	Each Group Company is properly incorporated and duly organised, validly existing and in good standing under the laws of the jurisdiction of its incorporation. No Group Company has, since the Accounts Date, been required to be registered, licensed or qualified to do business in any other jurisdiction in order to conduct its business.

(b)	Each Group Company has all requisite (corporate or other) power and authority to own, lease or use their assets and properties (as applicable) and to conduct the business in which they are engaged and hold all material authorisations, licences and permits necessary and required therefor and all such authorisations, franchises, licences and permits are valid and subsisting.

(c)	No bankruptcy or insolvency proceeding concerning any Group Company has been initiated, applied for, or opened, or rejected because of a lack of assets and no circumstances exist which would require an application for any bankruptcy or insolvency proceedings concerning any Group Company.

7	Constitutional documents

So far as the Seller is aware, any copy of the memorandum and articles, certificate or deed of incorporation or organisation, shareholders’ list, commercial register excerpts, share ledger, register of beneficial owners, bylaws, operating agreement, articles of association or equivalent constitutional documents of each Group Company in section 1.2 of the Data Room is up-to-date, accurate and are the true, complete and correct copies of such constitutional documents. No Group Company is nor has been in the last seven years in breach or violation of or default under any provision of its constitutional documents.

8	Statutory books

(a)	At Completion, in all material respects, complete copies of the books of account, minute books, bank accounts, and other corporate records of the Group will be in the possession or control of a Group Company.

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(b)	The books and records of each Group Company:

(i)	are in the possession or control of each respective Group Company and are not subject to any audit or inspection pursuant to any specific order or directions issued by any governmental agency other than in the ordinary course of business; and

(ii)	have been properly kept as per applicable laws, are up-to-date and contain an accurate and complete record of the matters they are required by applicable law to contain.

(c)	No notice or allegation has been received that the statutory books of a Group Company (if applicable) are incorrect or require rectification in order to comply with applicable law, regulation or court order.

9	Documents filed

(a)	All returns, particulars, resolutions and documents required to be filed by each Group Company pursuant to applicable law, regulation or court order have been duly filed and were correct in all material respects and the statutory duty and/or any other payments payable in respect thereof has been fully paid.

(b)	All charges with respect to a Group Company have (if registerable) been registered with the relevant authority in accordance with, in respect of each Group Company incorporated in the United Kingdom, sections 860 and 878 Companies Act 2006, and in respect of any other Group Companies, any equivalent legislation.

(c)	There are no pending filings with the Registrar of Companies in respect of a Group Company incorporated in the United Kingdom, or other equivalent company registries in respect of a Group Company incorporated outside the United Kingdom and, in particular, there are no unresolved queries or objections from such applicable authority in relation to any such filings.

10	Possession of documents

All title deeds relating to the material assets of each Group Company, an executed copy of all material agreements to which a Group Company is a party, and all other documents which are required by law, regulation or court order to be held by a Group Company, are in the possession or control of such Group Company.

11	Investigations

So far as the Seller is aware, no investigations or enquiries by, or on behalf of, a governmental or other body in respect of the affairs of a Group Company are taking place or pending.

12	Commissions

No person is entitled to receive from a Group Company a finder’s fee, management fee, brokerage or other commission in connection with the sale and purchase of the Shares under this Agreement or arrangements leading to the sale of the Shares.

13	Non-contravention*

(a)	Other than Conditions, no Group Company is a party to, subject to or bound by any law or order that would (i) conflict with or be breached or in violation or the obligations thereunder accelerated, increased, extinguished or terminated (whether or not with notice or lapse of time or both) by the execution, delivery or performance by the Company or any Subsidiary of this Agreement or any Transaction Document, or (ii) prevent the carrying out of the transactions contemplated hereby or thereby.

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(b)	Other than the Conditions, no permit, consent, waiver, approval or authorisation of, or declaration to or filing or registration with, any government or third party is required in connection with the execution, delivery or performance of this Agreement or any Transaction Document by the Company or any Subsidiary or the consummation of the transactions contemplated hereby or thereby.

(c)	None of the execution or delivery of this Agreement or the Transaction Documents by the Company or any Subsidiary or the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with or result in any breach of any provision of their respective constitutional documents, (ii) result in the creation of any Encumbrance against any Group Company or any of the properties or assets of any Group Company or (iii) result in the creation of any Encumbrance against the allotted and issued shares of the Group Companies.

14	Information

The information in Schedule 1 (Details of the Group) is accurate and complete.

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Part 2

Accounts*

15	Accounts

(a)	The Accounts were prepared using the same accounting policies and estimation techniques used in preparing the audited accounts of the Group for the three last preceding accounting periods.

(b)	The Accounts:

(i)	give a true and fair view of the assets and liabilities and financial position of the Group at the Accounts Date and its profits for the financial period ended on that date;

(ii)	have been prepared in accordance with the requirements of the Companies Act 2006 and other relevant statutes; and

(iii)	comply with all Relevant Accounting Standards in force at the date the Accounts were prepared and approved.

16	Accounting reference date

The accounting reference date of each Group Company incorporated in the United Kingdom, for the purposes of section 391 Companies Act 2006, is 30 November.

17	Books and records

The accounts, books, ledgers, financial and other records of each Group Company:

(i)	are in its possession or control; and

(ii)	have been properly kept and contain an accurate and complete record of the matters with which they are required by applicable law, regulation and accounting policy to deal.

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Part 3

Assets

18	Ownership

(a)	Each of the assets included in the Accounts (other than assets disposed of in the normal course of trading) or acquired by a Group Company since the Accounts Date or used by a Group Company in the operation of its business is:

(i)	in the possession or under the control of a Group Company, or the relevant Group Company is validly entitled to use or utilise such assets; and

(ii)	either validly entitled to be used or utilised by the relevant Group Company, or fully paid for and legally and beneficially owned solely by a Group Company free from all Encumbrances and other third party rights, subject to hire purchase, leasing and rental agreements entered into in the ordinary course of business.

(b)	No Group Company is obliged to dispose of a right or an interest in any fixed asset that is material to such Group Company or its business.

(c)	Where an asset is used but not owned by a Group Company, no event or circumstance has arisen, or, so far as the Seller is aware, is likely to arise, which would permit a third party to:

(i)	terminate the agreement under which the asset is used by a Group Company; or

(ii)	take the asset away from a Group Company’s possession or use; or

(iii)	increase the payments due from a Group Company, other than in the ordinary course of business.

19	Assets sufficient for the business*

The assets owned by the Group, together with assets held under hire purchase, leasing, license and rental agreements, comprise all assets necessary for the continuation of the business of the Group as carried on.

20	Stock and work in progress

(a)	The stock and inventory of each Group Company:

(i)	is, to the Seller’s knowledge, capable of being sold in the normal course of trading, at its current list price, subject to discounts and rebates customarily applied across the Group’s business as promotional activities and other than as provisioned for in the Accounts;

(ii)	is held at an adequate level, having regard to the relevant Group Company’s trading requirements, the time of year and work-in-progress amounts; and

(iii)	was valued for the purpose of the Accounts in accordance with the accounting policies contained in folder 2.7.1 of the Data Room.

(b)	The work in progress of each Group Company is adequate to maintain cash flow in accordance with the usual practices of the Group in the 12 months prior to the date of this Agreement.

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21	Condition

(a)	To the Seller’s knowledge, the plant, machinery, vehicles, equipment and other tangible fixed assets used in connection with the business of each Group Company:

(i)	are in a good working order for the purposes for which they are currently used and have been properly maintained in accordance with usual business practices of the Group; and

(ii)	are not expected to require replacements or additions at an annual cost materially greater than the annual capital expenditure of the Group in the prior two accounting periods.

(b)	Maintenance contracts are in full force in respect of all assets of any Group Company which it is normal or prudent to have maintained by independent or specialist contractors in order to maintain the usual use of such assets or in respect of which a Group Company is legally obliged to maintain or repair.

22	Liabilities*

(a)	There are no liabilities (including contingent, disputed, unquantified or unknown liabilities) of a Group Company except for any matter disclosed in the Accounts or incurred, in the normal course of its trading business, since the Accounts Date.

(b)	There has been no exercise, purported exercise or claim for an Encumbrance over assets of a Group Company.

(c)	No Group Company has an exposure in relation to interest or exchange rate fluctuations.

23	Insurance

(a)	Assets and undertakings of each Group Company of an insurable nature (excluding the Properties) are, and have at all material times been, insured in accordance with customary commercial practices of persons carrying on the same kind of business as that carried on the Group.

(b)	Each Group Company is, and has at all material times been, adequately covered against accident, damage, injury, third party loss (including product liability), loss of profits and other risks normally insured against by persons carrying on the same kind of business as that carried on by it.

(c)	All insurance policies of the Group as Disclosed are in full force and effect, and nothing has been done or omitted to be done which could make any policy of insurance void or voidable, or which is likely to lead to insurers refusing a claim or terminating a policy.

(d)	No claim is outstanding, or may be made, under any of the insurance policies of the Group as Disclosed and, so far as the Seller is aware, there is nothing which is likely to give rise to such a claim.

24	IPR*

(a)	In this paragraph 7 (IPR ):

“Group IPR” means IPR owned, used or exploited by any Group Company.

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“Inward IPR Licences” means licences granted to any Group Company by a third party for use of IPR.

“Outward IPR Licences” means licences granted by any Group Company to a third party for use of IPR.

“Registered IPR” means Group IPR which has been registered or for which application for registration has been made, in the name of a Group Company.

(b)	A Group Company is the sole legal and beneficial owner of the Group IPR except for Group IPR used under Inward IPR Licences. Other than Group IPR used under Inward IPR Licences, the Group IPR is not subject to any Encumbrances or other restrictions affecting the Group’s ability to use or exploit it. So far as the Seller is aware, all moral rights associated with Group IPR have been waived by the relevant party.

(c)	The Group IPR comprises the IPR required to enable each Group Company to carry on its business in the same manner and to the same extent as it has been carried out in the 12 months before Completion.

(d)	So far as the Seller is aware, none of the Group IPR will be adversely affected by the acquisition of the Shares or the performance of this Agreement. Other than under Inward IPR Licences, the use of the Group IPR by the Group is not subject to any payment by any Group Company.

(e)	So far as the Seller is aware, all the Group IPR is valid, subsisting and enforceable. No actions, claims, counterclaims, applications or allegations contesting the validity or enforceability of any Group IPR or its ownership by any Group Company have been brought or made and, so far as the Seller is aware, are pending or anticipated and, so far as the Seller is aware, there are and have been no facts, matters or circumstances which could give rise to such an action, claim, counterclaim, application or allegation.

(f)	There have been no actions, claims, counterclaims, applications or allegations received by a Group Company alleging that the operation of the business of each Group Company and the use of Group IPR by licensees under the Outward IPR Licences, has infringed, or infringes any third party’s IPR, and, so far as the Seller is aware, there are and have been no facts, matters or circumstances which could give rise to such an action, claim, counterclaim, application or allegation.

(g)	There have been no actions, claims, counterclaims, applications or written allegations by any Group Company against any third party alleging infringement of any Group IPR and, so far as the Seller is aware, there are and have been no facts, matters or circumstances which could give rise to any such action, claim or allegation.

(h)	All documents material to the Group’s right, title and interest in the Group IPR, including all documents and materials necessary for the maintenance of the Registered IPR, form part of the records or materials in the possession or ownership of a Group Company.

(i)	Copies of all Inward IPR Licences and Outward IPR Licences which are in writing (excluding standard form licences for off-the-shelf computer software) and which are material to any Group Company have been Disclosed. Details and terms of all Inward IPR Licences and Outward IPR Licences which are not in writing and which are material to any Group Company have been Disclosed. In respect of all Inward IPR Licences and all Outward IPR Licences, so far as the Seller is aware:

(i)	the licence is in full force and effect; and

(ii)	no party to it is or has been in material breach of any terms of the licence and there are no facts, matters or circumstances that could give rise to a termination or restriction of the licence during its term.

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(j)	So far as the Seller is aware, no Group Company has permitted or acquiesced to the use of any of the Group IPR by any third party other than under an Outward IPR Licence.

(k)	In relation to the Registered IPR:

(i)	it is in the name of a Group Company;

(ii)	so far as the Seller is aware, nothing has been done or omitted to have been done by which any person may be able to seek cancellation or rectification or any other modification of any Registered IPR and so far as the Seller is aware, no person has done so;

(iii)	all fees have been paid and all deadlines have been met in connection with all applications for registration, and registrations and renewals of, Registered IPR; and

(iv)	no opposition to any applications has been filed and, so far as the Seller is aware, there are no facts, matters or circumstances which would indicate or suggest that any opposition is likely to be made; and

(v)	so far as the Seller is aware, there are no facts, matters or circumstances which would indicate or suggest that any of the applications may not be granted and/or proceed to registration in full in accordance with the application.

(l)	Sections 7.1, 13.6 and 11.1.1 of the Data Room list details of all Registered IPR and other Group IPR which is material to a Group Company.

(m)	No Group Company has sold or transferred or otherwise disposed of any IPR that was or is material to a Group Company in the three year period before Completion.

(n)	No Group Company has disclosed, or permitted to be disclosed, or undertaken or arranged to disclose, to a person other than the Buyer any of its material know-how, technical information, trade secrets, databases of prices, customers or suppliers, or of any other confidential information other than pursuant to written agreements of confidentiality.

(o)	All of the Group Company’s employees, founders, officers, contractors, consultants and any other individuals or entities (including the Group Company’s directors and advisors), past and present, who were or are engaged in the creation or development of any Group IPR which is material to the Group Companies (“IP Contributors”), have entered into written binding agreements with the applicable Group Company which assign to the applicable Group Company all rights, title and interests in such Group IPR.

25	Information Technology*

(a)	In this paragraph 8 (Information Technology ):

“IT Systems” means the information and communications technologies used by the Group Companies including computer hardware, software, operating systems, data, internet and web sites, firmware, networking, peripherals and all associated documentation or other infrastructure equipment or systems.

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“Licensed Software” means any software which forms part of the IT Systems and which is required to be licensed to any Group Company under a licence from a third party (excluding standard form licences for off the shelf computer software).

“Open Source Software” means any Licensed Software used by any Group Company which is licensed on terms which comply with the Open Source Definition, as amended from time to time by the Open Source Initiative.

“Owned Software” means any software which forms part of the IT Systems, the IPR to which are owned by a Group Company.

(b)	In relation to the Owned Software:

(i)	details of Owned Software which is material to any Group Company have been Disclosed; and

(ii)	the Owned Software is owned by the relevant Group Company free of any Encumbrances.

(c)	In relation to the Licensed Software, details of the Licensed Software which is material to any Group Company have been Disclosed. With respect to such Licensed Software the Licensed Software is licensed to the relevant Group Company.

(d)	To the extent the IT Systems comprise Open Source Software, details of that Open Source Software have been Disclosed.

(e)	Each Group Company is the legal and beneficial owner of all computer hardware comprised in the IT Systems used by that Group Company in connection with its business. A list of all material contracts under which the IT Systems are owned, supplied, acquired, maintained and used by any Group Company has been Disclosed and, so far as the Seller is aware, the relevant Group Company and counterparty are not in material breach of such contracts.

(f)	The IT Systems:

(i)	have not been affected by any defects or other faults that have caused any material or repeated interruption to any Group Company’s business at any time during the 3 years before the date of this Agreement;

(ii)	are functional and comprise the information and communication technologies necessary for the continuation of the business of each Group Company in the same manner and to the same extent as it has been carried out in the 12 months before Completion; and

(iii)	are not outsourced to or otherwise administered or controlled by, or shared with, any third party.

(g)	So far as the Seller is aware, the IT Systems do not contain any viruses, worms, trojan horses, bugs, faults or other malicious code, devices, errors, contaminants or effects that (i) disrupt or adversely affect the functionality of any IT Systems (except as disclosed in their documentation), or (ii) enable or permit any person to access without authorisation any IT Systems.

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26	AI

(a)	In this paragraph 9 (AI):

“AI Technologies” means (i) deep learning, machine learning, machine-based, and other artificial intelligence technologies, software and systems, including large language models, generative pre-trained transformer, and any and all technologies, software and systems that can, for a given set of machine or human-defined objectives, autonomously generate information, data and/or content including predictions, recommendations, or decisions influencing the real and/or virtual environments with which such technologies interact, or (ii) any other technology or systems defined as artificial intelligence, machine learning, or similar term under applicable law.

(b)	No Group Company has authorised any employee, consultant, contractor or other person acting on behalf of a Group Company to use Generative AI in connection with the creation or development of any material inventions, artistic works or other works of authorship with respect to the Business.

(c)	Each Group Company uses AI Technologies in material compliance with the applicable licence terms and applicable laws. So far as the Seller is aware, no employee, consultant, contractor or other person acting on behalf of a Group Company has included any sensitive personal data, trade secrets or material confidential or proprietary information of any Group Company, or of any third party disclosed to a Group Company under an obligation of confidentiality in any prompts or inputs into any AI Technologies, except in cases where such AI Technologies do not use such information, prompts or services to train the machine learning or algorithm of such tools or improve the services related to such tools. So far as the Seller is aware, no employee, consultant, contractor or other person acting on behalf of a Group Company has used any AI Technologies in a manner that adversely affects the ownership, validity, enforceability, registrability, or patentability of any Group IPR.

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Part 4

Trading

27	Changes since Accounts Date*

Since the Accounts Date:

(a)	the business of each Group Company has been continued in the usual course without any material interruption or material alteration in the nature, scope or manner of the business;

(b)	there has been no material adverse change in the turnover, or in the financial or trading position or prospects or material assets, of a Group Company;

(c)	no Group Company has, by doing or omitting to do anything, materially prejudiced its goodwill;

(d)	no Group Company has adopted, materially amended, or terminated, or committed to the adoption, material amendment, or termination of any plan, programme, agreement, policy or arrangement that is described in Schedule 6, Part 6 (Employment ) or Schedule 6, Part 7 (Pensions ), in each case other than in the ordinary course of business; and

(e)	no dividend or other distribution has been declared, made or paid by a Group Company.

28	Effect of sale of Shares*

So far as the Seller is aware, after Completion (whether by reason of an existing agreement or arrangement or otherwise) or as a result of the acquisition of the Shares by the Buyer or the performance of this Agreement:

(i)	no material supplier of a Group Company will cease, or be entitled to cease, supplying it or may substantially reduce its level of supplies to it;

(ii)	no material customer of a Group Company will cease, or be entitled to cease, to deal with it or may substantially reduce its existing level of business with it; and

(iii)	no Group Company will lose the benefit of a material right or benefit which it enjoys.

29	Subsisting contracts

(a)	Complete and accurate details of all Material Contracts have been Disclosed.

(b)	No Group Company is a party to, subject to or bound by any Material Contract that would (i) conflict with or be breached or in violation or the obligations thereunder accelerated, increased, extinguished or terminated (whether or not with notice or lapse of time or both) by the execution, delivery or performance by the Company or any Subsidiary of this Agreement or any Transaction Document, or (ii) prevent the carrying out of the transactions contemplated hereby or thereby.

(c)	So far as the Seller is aware, no Material Contract to which a Group Company is a party is unenforceable against any other party to it.

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(d)	No offer, tender or the like is outstanding which may be converted into an obligation of a Group Company by acceptance by, or other act of, another person other than in the ordinary course of the business of such Group Company.

(e)	No Group Company has manufactured, sold or supplied products which are, or were, or will become in a material respect faulty or defective, or which do not comply in a material respect with warranties or representations expressly or impliedly made by it, or with applicable regulations, standards and requirements, in each case excluding defective or faulty products in the ordinary course of business consistent with the usual levels of defective or faulty products of the Group.

(f)	Full details of any notice of termination of any Material Contract given or received by a Group Company in the last 12 months have been Disclosed.

30	Business Continuity

Each Group Company has in place (in accordance with good industry practice as would be expected from a leading company within its relevant industry or business sector) all applicable regulatory requirements, a fully documented business continuity and crisis management plan which would enable the maintenance or prompt restoration of business-critical functions upon the occurrence of any unplanned interruption, event or circumstance that may impair its ability to carry on its business, including (without limitation), any civil emergency, pandemic or civil unrest.

31	Joint ventures and partnerships

(a)	Other than in respect of the Non-Wholly Owned Subsidiaries, no Group Company is or has agreed to become a participant in or member of a joint venture, consortium, partnership or other unincorporated association.

(b)	Other than in respect of the Non-Wholly Owned Subsidiaries, no Group Company is a party to an agreement or arrangement for sharing commissions or other income.

32	Arrangements restricting business

No Group Company is:

(a)	a party to an agency or distributorship agreement or arrangement the existence of which has not been Disclosed;

(b)	a party to an agreement or arrangement which restricts its freedom to carry on its business as it thinks fit; or

(c)	bound by an undertaking or assurance given to a court or governmental agency, and no undertaking which is still in force has been given to a third party arising out of any legal proceedings.

33	Guarantees and indemnities

There is no subsisting guarantee or agreement for indemnity or for suretyship given by, or in favour of, a Group Company or for its accommodation other than in respect of Leases in the ordinary course of business.

34	Purchases and sales from or to one party

No Group Company has obtained or made more than 10% of the aggregate amount of its purchases or more than 10% of the aggregate amount of its sales from or to the same supplier or customer (including a person connected with the supplier or customer) and no material source of supply to, or outlet for the sales of, a Group Company is or is likely to be in jeopardy.

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35	Insider contracts*

(a)	No Group Company is, nor has it within the last three years been, a party to any agreement or arrangement in which:

(i)	the Seller or any of its connected persons; or

(ii)	a director of a Group Company, or any of their connected persons,

is or has been interested, whether directly or indirectly.

(b)	No Group Company is a party to, and its profits or financial position during the past three years have not been affected by, an agreement or arrangement to which a Group Company was party which was or is not at arm’s length.

36	Seller’s other interests and liabilities

Neither the Seller nor any of its connected persons is:

(a)	directly or indirectly interested in any business which is or is likely to be, or become, competitive with the business of a Group Company; or

(b)	indebted to a Group Company.

37	Defaults*

(a)	No Group Company is, nor is the Seller aware of any circumstances that would be reasonably likely to result in a Group Company becoming, in default under a Material Contract.

(b)	No threat or claim of default has been made and is outstanding against a Group Company in respect of a Material Contract.

(c)	No counterparty to a Material Contract is in default under such Material Contract nor is the Seller aware of any circumstances that would be reasonably likely to result in a counterparty to a Material Contract becoming in default under such Material Contract.

38	Litigation and disputes*

(a)	No Group Company is engaged in litigation or arbitration proceedings as claimant or defendant; there are no proceedings pending or, so far as the Seller is aware, threatened, either by or against a Group Company; and the Seller is not aware of any circumstances which are likely to give rise to litigation or arbitration.

(b)	No Group Company is in dispute with any person (including any statutory or regulatory body, trade association or contractual counterparty of a Group Company), other than in respect of matters in the ordinary course of business including customary warranty claims and repairs, and the Seller is not aware of any circumstances which are likely to give rise to such a dispute.

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39	Insolvency*

(a)	No order has been made, petition presented or resolution passed, or meeting convened, for the winding-up or provisional winding-up of a Group Company, or whereby the assets of a Group Company are to be distributed to creditors, shareholders or other contributories.

(b)	No insolvency proceedings concerning any Group Company have been applied for by the Seller or any Group Company or have been opened or rejected by reason of a lack of assets.

(c)	No Group Company is the subject of an application to the court for an administration order, a notice of appointment of an administrator, a notice of intention to appoint an administrator or has an administrator appointed over it.

(d)	No action has been taken for a Group Company to enter into any arrangement or composition for the benefit of creditors, or for the appointment of a receiver, administrative receiver or similar officer of a Group Company’s undertaking, interests, properties, revenues or assets.

(e)	No distress, execution or other process has been levied in respect of a Group Company which remains undischarged and there is no unfulfilled or unsatisfied judgment or court order outstanding against a Group Company.

(f)	No Group Company has stopped payment or is insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 (as it may be amended from time to time) (but omitting any requirement to prove anything to the satisfaction of the court).

40	Compliance*

(a)	Each Group Company has at all times conducted, and is conducting, its business in all material respects in compliance with the laws and regulations, statutory or regulatory guidance, orders or notices of those countries where it operates.

(b)	No Group Company has, and none of its officers, managing directors, agents or employees (during the course of their duties in relation to it) has, committed or omitted to do anything, the commission or omission of which is or could be in contravention of an act, order, regulation or the like giving rise to a penalty, default proceedings or other loss or liability.

(c)	Each Group Company has carried on business and conducted its affairs in accordance with its articles of association, constitutional documents and all other documents to which it is or has been a party in all material respects.

(d)	Each Group Company has the power and is qualified to carry on business in the jurisdictions in which it carries on business.

41	Licences and consents*

(a)	Each Group Company has all licences, consents, permits and accreditations (whether statutory, regulatory, contractual or otherwise) (“Permits”) necessary or desirable for the carrying on of its business.

(b)	All the Permits are valid and subsisting; no Group Company is in breach of any of them; and so far as the Seller is aware there is nothing that might prejudice their continuation or renewal on their current terms.

(c)	Details of each Permit are set out in section 10 of the Data Room.

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42	Business names

Other than as Disclosed, no Group Company uses a name for any purpose other than its full corporate name.

43	Powers of attorney and authority

(a)	No power of attorney given by a Group Company is in force other than to employees, legal counsel or other advisors of the Group in the ordinary course of business for genuine business purposes.

(b)	No authorities (express or implied) by which a person may enter into a contract or commitment on behalf of a Group Company are outstanding other than to employees, legal counsel or other advisors of the Group in the ordinary course of business for genuine business purposes.

44	Anti-competitive arrangements

(a)	So far as the Seller is aware, no Group Company (including any of its officers, managing directors, employees or agents) has committed, or omitted to do, any act or thing which could give rise to a fine, penalty or any proceedings under applicable competition legislation.

(b)	So far as the Seller is aware, no Group Company is (nor has it been) a party to an agreement, arrangement, business practice or conduct which infringes or infringed (as applicable):

(i)	any provision of the Competition Act 1998 and/or Enterprise Act 2002;

(ii)	Article 101 or 102 of the Treaty on the Functioning of the European Union; or

(iii)	any other competition legislation in any jurisdiction in which a Group Company carries on business.

(c)	So far as the Seller is aware, no Group Company is (nor has it been) a party to an agreement or business practice in respect of which:

(i)	it has given an undertaking or commitment; or

(ii)	an order, judgment, decision or direction has been made against or in relation to it,

under competition legislation in any jurisdiction in which it carries on business.

(d)	So far as the Seller is aware, no Group Company is (nor has it been) a party to an agreement, arrangement, business practice or conduct in respect of which it has received any request for information, statement of objections, decisions or similar document from the CMA (including any predecessor authority), the European Commission, a court, a tribunal, or other competent authority (as applicable).

(e)	So far as the Seller is aware, no Group Company is, nor has it been, the subject of any actual or threatened complaint or allegation concerning any alleged infringement of any competition rules in any jurisdiction.

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(f)	So far as the Seller is aware, no Group Company has been a party to any acquisition, merger or joint venture which:

(i)	was or was required to be notified to the European Commission under Council Regulation (EC) 139/2004 (as amended), or any predecessor Regulation, or to the EFTA Surveillance Authority or the European Commission under Article 57 of the Agreement constituting the European Economic Area; or

(ii)	was or qualified to be investigated by the CMA (including any predecessor authority) under part 3 of the Enterprise Act 2002 or under the Fair Trading Act 1973; or

(iii)	was or was required to be notified to, or was investigated by, any other competition authority under applicable merger control laws in any relevant jurisdiction.

45	NS&I

So far as the Seller is aware, no Group Company has been a party to any transaction which was subject to a notification obligation to, but did not obtain the necessary approval from:

(a)	the Secretary of State pursuant to the National Security & Investment Act 2021; or

(b)	any other government or regulatory body pursuant to legislation regulating transactions on the basis of national security, investment control, foreign ownership or other public policy grounds.

46	Foreign Subsidies Regulation

(a)	So far as the Seller is aware, no Group Company has completed any transaction in breach of the FSR or participated in any public procurement procedure in which it did not comply with the FSR, nor has it committed or omitted to do any other act or thing which could give rise to a fine or other penalty under the FSR.

(b)	So far as the Seller is aware, no Group Company has received any financial contribution or subsidy which the European Commission has reviewed in accordance with Article 9 of the FSR, nor has any Group Company offered any commitments to, or been subject to redressive measures from, the European Commission under the FSR.

47	Sanctions*

(a)	No Group Company, nor any director, managing director, officer, agent, employee of any Group Company, is a Sanctioned Person.

(b)	No Group Company, nor any director, managing director, officer, agent, or employee of (and in connection to their engagement by), any Group Company, has, for the past 10 years, engaged in any activity, practice or conduct that is contrary to or a violation of applicable Sanctions and/or Trade Control Laws.

(c)	No Group Company, nor any director, managing director, officer, agent, or employee of (and in connection to their engagement by) any Group Company, is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body regarding any offence or alleged offence related to compliance with applicable Sanctions and/or Trade Control Laws, and no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

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48	Anti-corruption and money laundering*

(a)	In this paragraph 22 (Anti-corruption and money laundering ):

“Associated Person” means, in relation to an undertaking, a person (including an employee, managing director, officer, agent, representative or consultant) who performs or has performed services for or on behalf of that undertaking.

“Applicable Requirements” means:

(i)	all applicable laws, regulations, orders and notices in force from time to time relating to anti-bribery and anti-corruption matters, including the Bribery Act 2010, the Prevention of Corruption Act 1988 and the US Foreign Corrupt Practices Act 1977; and

(ii)	all applicable laws, regulations, rules imposed by government authorities, financial regulators, generally accepted industry guidance or other procedures (including all internal policies and procedures) for the prevention of money laundering and terrorist financing (including as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council of 26 October 2005 on the prevention of the use of the financial system for the purpose of money laundering and terrorist financing), including all applicable requirements of that Directive, the Proceeds of Crime Act 2002, the Terrorism Act 2000, the Money Laundering Regulations 2007, the Financial Conduct Authority (including requirements and/or guidance issued or approved) , the German Anti-Money Laundering Act (Geldwäschegesetz – GwG), the Prevention of Money Laundering Act 2002 and guidance issued by the Joint Money Laundering Steering Group.

(b)	No Group Company nor any of its Associated Persons (in connection with their engagement by a Group Company) is or has at any time been:

(i)	engaged in any activity, practice or conduct which would constitute an offence under the Applicable Requirements; or

(ii)	convicted of any offence involving bribery, corruption, fraud or dishonesty; or

(iii)	the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer or any internal investigation regarding any offence or alleged offence under the Applicable Requirements; and no such investigation, inquiry or proceedings have been threatened or are pending nor are there any circumstances likely to give rise to any such investigation, inquiry or proceedings.

(c)	Each Group Company and, so far as the Seller is aware, its respective Associated Persons have at all times maintained and enforced appropriate policies and procedures designed to ensure, and which are reasonably expected to ensure, compliance by each Group Company and their respective Associated Persons for the time being with all Applicable Requirements.

(d)	No Group Company has conducted or initiated an internal review or investigation related to potential or alleged violations of Applicable Requirements or made any voluntary disclosure to any regulatory or governmental body or other person with respect to a possible violation of Applicable Requirements.

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(e)	No Group Company has made any contribution or donation to any candidate for political office or person holding political office and all the donations made by each of the Group Company were made and have been made in compliance with the Applicable Requirements.

49	Modern Slavery

(a)	The modern slavery and human trafficking policy of the Group located in the Data Room at section 5.1.2 and the Group’s code of conduct located in the Data Room at section 5.1.5 contain details of the steps taken by each Group Company to ensure that slavery, servitude, forced or compulsory or child labour and human trafficking is not taking place in any part of its own business or any of its supply chains.

(b)	No Group Company nor any of its officers, managing directors, employees or representatives nor, so far as the Seller is aware, any supplier has committed any offence or been the subject of any investigation, enquiry, court order or enforcement action in relation to slavery, servitude, forced or compulsory or child labour and/or human trafficking including, without limitation, under the Modern Slavery Act 2015.

50	Data Protection*

(a)	In this paragraph 24 (Data Protection ):

(i)	“Data Protection Laws” means:

(A)	the General Data Protection Regulation (EU 2016/679) (“GDPR”);

(B)	the UK Data Protection Laws;

(C)	all applicable U.S. federal and state data protection and privacy laws, including without limitation the California Consumer Privacy Act of 2018 (as amended by the California Privacy Rights Act of 2020);

(D)	all other legislation and regulatory requirements in force from time to time which apply to a party relating to the use of personal data (including, without limitation, any legislation of the European Union or an EEA member state that implements Directive 2002/58/EC of the European Union Parliament and of the Council of 12 July 2002 concerning the processing of personal data and the protection of privacy in the electronic communications sector and, as applicable, the Israeli Protection of Privacy Law, 1981 as amended and related regulations);

(ii)	“Data Protection Policies” means the data protection and privacy policies of the Group;

(iii)	“Data Subject Request” means any written request from a data subject concerning his or her rights of access to, rectification, erasure, objection to or restriction of processing of personal data under applicable Data Protection Laws;

(iv)	“Personal Data Breach” means a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, personal data transmitted, stored or otherwise processed including any other functional equivalent of “Personal Data Breach” under one or more applicable Data Protection Laws;

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(v)	“Supervisory Authority” means any regulatory, supervisory, governmental or other competent authority with jurisdiction or oversight over applicable Data Protection Laws;

(vi)	“UK Data Protection Laws” means all applicable data protection and privacy legislation in force from time to time in the UK including, without limitation:

(A)	the UK GDPR;

(B)	the Data Protection Act 2018 and regulations made thereunder; and

(C)	the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426), as amended;

(vii)	“UK GDPR” has the meaning given to it in section 3(10) (as supplemented by section 205(4)) of the Data Protection Act 2018; and

(viii)	the terms data processor, processing, data subject and personal data have the meanings given to them in the GDPR (or other applicable Data Protection Law as the context requires).

(b)	In the five years prior to the date of this Agreement, each Group Company has materially complied with all applicable Data Protection Laws and Data Protection Policies.

(c)	The Data Protection Policies comply with the requirements of all applicable Data Protection Laws in all material respects. The Data Protection Policies and the employee training provided by each Group Company are designed to achieve compliance with applicable Data Protection Laws, including requirements to notify Supervisory Authorities of personal data breaches and to respond to Data Subject Requests.

(d)	Each Group Company has provided privacy notices to data subjects as required by applicable Data Protection Laws and such notices are materially compliant with applicable requirements.

(e)	So far as the Seller is aware, no member of the Group has engaged any person to carry out processing or sub-processing of personal data other than in accordance with a written agreement incorporating contractual terms sufficient to comply with applicable Data Protection Laws, including appropriate technical and organisational security measures.

(f)	So far as the Seller is aware, no personal data has been transferred outside the country of its collection other than in accordance with applicable Data Protection Laws and in accordance with appropriate safeguards as required by applicable Data Protection Laws.

(g)	Each Group Company has complied with applicable requirements to notify a Supervisory Authority of personal data held or processed by it and has paid all fees due in connection with any such notifications.

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(h)	No Group Company has in the last six years received any:

(i)	notice, complaint or correspondence relating to compliance with any Data Protection Laws (including, without limitation, any information or enforcement notice, monetary penalty notice or any transfer prohibition notice being enforced by any Supervisory Authority); or

(ii)	claim for compensation for loss or unauthorised disclosure of personal data.

(i)	Each Group Company has implemented procedures in accordance with the requirements of applicable Data Protection Laws for protecting the security of its IT systems and the confidentiality and integrity of all personal data stored therein, including having implemented a written information security programme that: (i) includes appropriate technical, administrative and physical safeguards to ensure the availability, integrity, security and confidentiality of such IT Systems and all personal data collected or otherwise processed by each Group Company; and (ii) is designed to protect against the occurrence of a Personal Data Breach and anticipated threats or hazards to the security or integrity of such IT Systems or such personal data. Each Group Company has assessed and tested such written information security programme and has remediated any material vulnerabilities identified.

(j)	No Group Company has suffered any Personal Data Breach in the last six years. No Group Company has notified, and so far as the Seller is aware, there have been no facts or circumstances that would require any Group Company to notify, any data subject, Supervisory Authority or other person of any Personal Data Breach.

(k)	Each Group Company has materially complied with applicable Data Protection Laws with respect to the placing of cookies and other web tracking technologies on the devices of data subjects.

(l)	Each Group Company has procured and maintained a record of necessary consents from data subjects to whom it sends promotional electronic communications or text/SMS.

51	Environmental matters*

(a)	In this paragraph 25 (Environmental matters):

“Environment” means all or any of the following media: land (including any building structure or receptacle in on over or under it), water (including surface coastal and ground waters and waters in drains and sewers) and air (including without limitation the atmosphere within any natural or man-made structure or receptacle above or below ground), fauna and flora, climate and any living organisms (including human beings) or eco-systems supported by those media. The term Environment is to be understood in a broad and open sense, referring not only to the natural environment, but also including the cultural and social environment created by humans.

“Environmental Law” means all applicable laws, statutes, regulations, subordinate legislation, bye-laws, Permits, common law and other national, international, federal, European Union, state and local laws, judgments, decisions, orders, and injunctions of any court or tribunal, codes of practice and guidance notes that are legally binding to the extent that they relate to or apply to the pollution or protection of the Environment or to the health and safety of any human beings and/or other living organisms, including treatment and or disposal of any Hazardous Substance.

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“Hazardous Substance” means any substance or waste in solid, liquid or gaseous form which alone or in combination with others constitutes waste under Environmental Law or is capable of polluting or causing harm to the Environment or causing an actionable nuisance or is otherwise regulated under any Environmental Law. For the avoidance of doubt, Hazardous Substance shall include any (a) pollutant, contaminant, material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, in each case regulated by Environmental Law, (b) hazardous, toxic, carcinogenic, mutagenic, corrosive, dangerous, noxious, flammable, explosive, infectious or radioactive substances, chemicals, materials or wastes (including those defined, declared, regulated or controlled as hazardous under any Environmental Law), (c) petroleum including crude oil or any derivative or fraction thereof, (d) asbestos or erionite in any form, (e) solid or liquid wastes, (f) polychlorinated bi-phenyls, polychlorinated bi-phenyl related wastes, (g) radon, (h) lead or lead-containing materials, or (i) any individual category or combination of per- and polyfluoroalkyl substances.

“Permit” means any permit, authorisation, consent, licence, certificate, permission, registration, notification or other approval required under any Environmental Law.

(b)	Each Group Company has at all times complied in all material respects with and has adequate facilities to continue to comply with all applicable Environmental Laws in all material respects.

(c)	Each Group Company is in possession of and complies with and has at all times been in possession of and complied with, in each case in all material respects, the terms and conditions of all Permits necessary to operate the business and operations of each Group Company and/or use the Properties. There are no facts or circumstances which may lead to the revocation, variation, suspension, refusal or non-renewal of any Permit.

(d)	There have been no emissions, spills, releases, or discharges (each a “Hazardous Discharge”) of any Hazardous Substance at or from any of the places where the business and operations of the Group Companies are conducted into or upon the Environment, except in accordance with the terms and conditions set out in the Permits.

(e)	Accurate and complete copies of all Permits and all material corresponding reports, data, and communications thereto, necessary to operate the business of each Group Company and/or use the Properties have been Disclosed. Each Group Company is in the possession or control of all corresponding originals for all Permits necessary.

(f)	So far as the Seller is aware, all material environmental and/or worker health and safety permits, reports, audits, notices of violations, and/or material documents or communications possessed by, or in the knowing control of, the Group Company have been Disclosed.

(g)	Other than as Disclosed, no Group Company owns, occupies or operates its business on any land other than the Properties.

(h)	There are no facts or circumstances which may lead to liability under Environmental Law in connection with a Group Company including liability to undertake any works and/or investigation, remediation or removal action or steps or incur expenditure under Environmental Law.

(i)	So far as the Seller is aware, no audit has been carried out in respect of the Properties or land previously owned or occupied by a Group Company which relates to the extent to which the Properties or land previously owned or occupied by a Group Company contain or might contain any Hazardous Substance or be liable to cause harm to the Environment.

(j)	There have been no claims, investigations, prosecutions or other proceedings against or threatened against a Group Company or any of their directors, managing directors, officers or employees with respect to any breach (or alleged breach) of, or liability under, any Environmental Law and there are no facts or circumstances which may lead to any such claims, investigations, prosecutions or other proceedings.

(k)	No Hazardous Substances have been released, stored, generated, manufactured, refined, transported, produced, disposed of or treated at, on, or from any of the Properties.

(l)	None of the Group Companies has received a written request for information under any Environmental Law nor has any Group Company agreed to indemnify or assume any liabilities of any person, including a predecessor, buyer, seller, landlord or tenant pursuant to any Environmental Law.

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Part 5

Finance

52	Bank and other borrowings*

(a)	Other than the Bank Loan, no Group Company has outstanding indebtedness nor has it factored any debts, or is engaged in any financing arrangements or arrangements having the commercial effect of borrowing, including any finance or capital leases, receivables financing, factoring or invoice discounting.

(b)	Details of the amounts of indebtedness owed by each Group Company under the Bank Loan as at the Accounts Date have been Disclosed. Since the Accounts Date, there have been no drawings under any of the Bank Loan.

(c)	No Group Company has any written obligation (present or future and whether conditional or otherwise) in respect of a derivative transaction including any foreign exchange transaction.

(d)	Save for any repayment of the Bank Loan at Completion, no event has occurred or is likely to occur which has caused or may cause any material outstanding indebtedness of any Group Company to become repayable in whole or in part before its stated maturity, or the enforcement of any security in respect of such material outstanding indebtedness.

(e)	No Group Company has received a notice (whether formal or informal) from any external lender requiring repayment or intimating the enforcement of any security the lender may hold over any of the Group’s assets.

(f)	No registered security exists over any of the shares, assets or undertaking of any Group Company.

(g)	There have not been any amendments, consents, waivers, payment deferrals or suspensions or other concessions agreed or sought in the last 12 months in connection with the Bank Loan.

53	Working capital*

Having regard to existing bank and other facilities, each Group Company has sufficient working capital to carry on its business, in its present form and at its present level of turnover, for 12 months after Completion and to carry out all its commitments, in accordance with their terms.

54	Capital commitments

No material commitments on capital account were outstanding at the Accounts Date and, since the Accounts Date, no Group Company has made or agreed to make any capital expenditure, incurred or agreed to incur capital commitments or disposed of or agreed to dispose of capital assets, other than, in each case, in accordance with the usual practices of the Group, as recorded in the Accounts, or as otherwise Disclosed.

55	Loans by a Group Company

No Group Company has:

(a)	lent money which has not been repaid to it or is the creditor in respect of a debt (whether or not due for payment) which has arisen otherwise than in the normal course of its trading business;

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(b)	made a loan, which remains outstanding, on terms entitling it to receive either a rate of interest varying with, or a share of, the profits of a business.

56	Creditors

There is no amount owing by a Group Company which has been due for more than 12 weeks, other than in the ordinary course of business, unless the Group Company is disputing in good faith the amount or timing of such payment. No Group Company is unable to pay its debts as they fall due or is otherwise deemed unable to pay its debts within the meaning of applicable law.

57	Grants

(a)	No Group Company has:

(i)	applied for or received any State aid for the purposes of Article 107 of the Treaty on the Functioning of the European Union, nor any other grant, subsidy, or financial aid and/or assistance from a government department or agency or a local or other authority or body; or

(ii)	done or omitted to do anything which could, and the sale of the Company will not, result in all or part of any state aid, grant, subsidy or other financial assistance from a government department or agency or a local or other authority (“Governmental Grant”) made or due to be made to it becoming repayable, or being forfeited or withheld; or

(iii)	received funding or grants from, guidance or facilities of, a governmental body, or institution, university, college or other academic or educational institution or research centre, military forces, non-profit institution or organization whose primary purpose is to create or foster the creation of Open Source Software (or any affiliate of any of the foregoing) (collectively, “Third Party Institutions”) that was used in the development of any Group IPR owned in whole or in part, by the Group Company. No current or former IP Contributor, has engaged with, performed services for, was employed by, or otherwise was under any restrictions resulting from his/her relations with, any Third Party Institutions or other third party, during such IP Contributor’s engagement with the Group Company or during the time such IP Contributor was involved in, or contributed in any manner to the creation or development of any Group IPR owned or purported to be owned by the Group Company.

(b)	The Company is and has been at all times in compliance with the terms, conditions, requirements and criteria of any Governmental Grants and any applicable laws, including, to the extent applicable, restrictions on the transfer of know-how and obligations relating to the payment of any royalties, and has duly fulfilled the conditions, undertakings, reporting and other obligations relating thereto. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that could reasonably be expected to give rise to (i) the revocation, withdrawal, suspension, cancellation, recapture or material modification of any Governmental Grant; (ii) the imposition of any material limitation on any Governmental Grant or any material benefit available in connection with any Governmental Grant; (iii) a requirement that the Company return or refund any benefits provided under any Governmental Grant; or (iv) an acceleration or increase of royalty payments obligation (including total royalty amount and royalty rate), or obligation to pay additional payments to any Governmental Authority, in each case, other than ongoing royalty payments.

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Part 6

Employment

58	Employees and terms of employment

(a)	Sections 6 and 13.1 of the Data Room contains (i) accurate and complete anonymised details of the employees and officers of each Group Company including their dates of commencement of employment or appointment to office, salaries, and other principal terms including all remuneration (including accrued holiday pay where permitted by law or regulation), and where permitted by law or regulation participation in benefit schemes such as private medical insurance, pension, company car, any profit sharing, commission, incentive or discretionary bonus arrangements to which a Group Company is a party (whether legally binding on each Group Company or not); (ii) details of all other benefits provided which each Group Company is bound to provide (whether now or in the future) to each employee or officer; (iii) copies of all standard form of employment contracts and offer letters used by a Group Company; (iv) copies of staff/employee handbooks and other material procedures, schemes and policies; and (v) details of all agreements or other commitments, whether of an individual or collective nature, qualified or non-qualified, written or oral, funded or unfunded, regarding employee benefits such as ‘employee benefit plans’ as defined in Section 3(3) of ERISA, bonuses, welfare or ‘fringe’ benefits, severance, health care reimbursement, dependent care assistance, cafeteria plan, change in control, transaction, profit participation or other variable remuneration elements, and stock options, stock appreciation rights or similar rights, other than pensions. No past employee of a Group Company has a right to return to work or to be reinstated or re-engaged.*

(b)	Except as set forth in the Disclosure Letter or as a result of actions taken by Buyer following Completion, in connection with the acquisition of the Shares or the performance of this Agreement, no past or present employees of a Group Company will or might receive any payment or other benefit in connection with which a Group Company will or could be liable to account for Tax and no such arrangements exist that could (i) accelerate the time at which any compensation, benefits or award may become payable, vested or required to be funded in respect of any current or former service provider of a Group Company, (ii) require any contributions or payments to fund any obligations under any benefit plan, or (iii) result in the payment of an ‘excess parachute payment’ within the meaning of Section 280G of the Code.*

(c)	Except with respect to any Transaction Bonus which is described in the Disclosure Letter or as a result of actions taken by Buyer following Completion, the consummation of the Transaction, other than by reason of any actions taken by any Group Company following Completion, will not: (i) entitle any current or former Company Employee employed in the United States to severance pay or any other termination payment from any Group Company; (ii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any current or former Company Employee employed in the United States; or (iii) give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.*

(d)	No person who has accepted an offer of employment with a Group Company for an annual remuneration in excess of $150,000 has yet to commence this employment.

59	Remuneration

(a)	Except as Disclosed, no Group Company has any obligation or liability (whether actual or contingent) in relation to any commission, bonus, deferred remuneration, or share-based incentive (including, any restricted share, share option, share application or phantom share option).

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(b)	During the period to which the Accounts relate and since the Accounts Date (or, where employment began after the beginning of such period, since the start of the employment) no change or promise to change has been made in the rate of remuneration, emoluments, pension benefits or other terms of employment of an officer, ex-officer or senior executive of a Group Company (a senior executive being a person in receipt of remuneration in excess of $200,000 per annum), in each case of the foregoing outside the ordinary course of business.

(c)	No Group Company is obliged or accustomed to pay anything, other than in respect of remuneration or pension benefits, to or for the benefit of an officer or employee of a Group Company other than as Disclosed.

(d)	There are no negotiations outside of the ordinary course of business for any increase in the remuneration or benefits of an officer or employee of a Group Company with an annual remuneration in excess of $200,000 which have been finalised since the Accounts Date and which are to take effect after the date of this Agreement or which are current or pending.

60	Termination of contracts of employment and/or service

(a)	In relation to employees in the United States of America only, except as required by applicable law or to the extent set forth in a CBA or a written employment agreement listed in the Disclosure Letter, all current Company Employees are employed on an at-will basis and may have their employment terminated by the applicable Group Company at any time, without prior notice, and without the payment of any amount other than payment of wages earned through the last day of employment.

(b)	Except as set forth in the Disclosure Letter, the contracts of employment and/or service to which a Group Company is a party are terminable at any time on three months’ notice or less (except for the employment of Company Employees located in a jurisdiction with statutory notice requirements) without compensation (other than compensation in accordance with the applicable labour laws).

(c)	Except as set forth in the Disclosure Letter, no current senior executive of a Group Company (being a person who is in receipt of remuneration in excess of $200,000 per annum):*

(i)	has given or received notice from such Group Company terminating or communicating the intent to terminate his employment, except as expressly set out in this Agreement; or

(ii)	so far as the Seller is aware, has threatened that he intends to terminate or otherwise end his employment/service relationship; or

(iii)	is entitled to leave his employment prematurely or increase in severance payment, as a result of the acquisition of the Shares or the performance of this Agreement.

(d)	So far as the Seller is aware, no current Company Employee with an annual remuneration in excess of $150,000 has given notice to terminate their contract of employment or been given notice of termination by the applicable Group Company within the three months preceding the date of this Agreement (whether or not such notice has expired).

(e)	So far as the Seller is aware, except as Disclosed, no current officer, senior executive or other employee of a Group Company is bound by any post-contractual non-competition prohibition with such individual’s prior employer or other recipient of such individual’s services (or, in respect of senior executive employees only, a Group Company, other than as Disclosed).

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61	Redundancies

(a)	In the 12 months’ period ending with the date of this Agreement, no employee has been made redundant or has been given notice of redundancy, and no Group Company is obliged or accustomed to make any payments to any employee or officer of a Group Company by way of enhanced redundancy payment.

(b)	In the 12 months’ period ending with the date of this Agreement, no Group Company has given notice of any redundancies to the relevant Government authority or started consultations with any appropriate representatives under the provisions of applicable labour laws, nor has any Group Company failed to comply in any material respect with any obligation under the applicable labour laws in this regard.

(c)	Except as set forth in a CBA, no Group Company has a formal written policy, plan or programme of paying severance pay, or any form of severance compensation, in connection with the termination of the employment of any Company Employee or the termination of any engagement of any Contingent Worker.

(d)	So far as the Seller is aware, (i) the Group Companies’ obligations to provide statutory severance pay to employees who reside or work in Israel or whose employment is otherwise subject to the laws of the State of Israel pursuant to the Israeli Severance Pay Law, 5723-1963 have been fully funded in accordance with Section 14 of such law (“Section 14 Arrangement”), (ii) each Section 14 Arrangement has been properly established and maintained in all material respects throughout the life of each such Section 14 Arrangement with respect to the entire period of employment and full salary, and (iii) the Group Companies will not be required to make any payments pursuant to the Israeli Severance Pay Law, except for the release of the funds accrued in accordance with any applicable Section 14 Arrangement.

(e)	Except as set forth in the Disclosure Letter, no Group Company has, within the past three years, experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act affecting any site of employment of a Group Company within the United States or one or more facilities or operating units within any site of employment or facility of a Group Company, and, during the ninety (90) day period preceding the date hereof, no Company Employee has suffered an “employment loss,” as defined in the WARN Act, with respect to any Group Company. The Disclosure Letter sets forth for each United States Company Employee who has suffered such an “employment loss” during the ninety (90) day period preceding the date hereof: (i) the name of such employee, (ii) the Group Company who is the employee’s employer of record; (iii) the date of hire of such employee, (iv) such employee’s regularly scheduled hours over the six (6) month period prior to such “employment loss,” (v) the reason for the “employment loss,” and (vi) such employee’s last job title(s), location, and department(s).

62	Employee and industrial relations

(a)	There is no material outstanding claim or liability against a Group Company by any director (or former director), an employee, former employee, contractor or contract worker (existing or former), consultant or former consultant and, so far as the Seller is aware there are no circumstances which may give rise to any such claim or liability. With respect to any director, former director, officer, ex-officer or senior executive of a Group Company (a senior executive being a person in receipt of remuneration in excess of $200,000 per annum), there is no outstanding claim or liability against a Group Company by any such individual and, so far as the Seller is aware there are no circumstances which may give rise to any such claim or liability.

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(b)	There is no, and during the past three years there has been no, labour strike, picketing of any nature or lockout pending or, so far as the Seller is aware, threatened, against or affecting the business of any of the Group Companies.

(c)	There is no, and during the past three years there has been no, material labour dispute, work stoppage, slowdown or any other material concerted interference with normal operations, pending or, so far as the Seller is aware, threatened, against or affecting the business of any of the Group Companies. The Disclosure Letter sets forth each Union purporting to act as the exclusive collective bargaining representative of any current Company Employee or current Contingent Worker. The Disclosure Letter sets forth all CBAs in effect in the past three years.

(d)	Except as set forth in the Disclosure Letter, no Group Company has a duty to bargain with, or otherwise deal with, any Union representing any current Company Employees or current Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any current Company Employee or current Contingent Worker.

(e)	So far as the Seller is aware, except as set forth in the Disclosure Letter, no Union claims or demands to represent any current Company Employees or current Contingent Workers, there are no organisational campaigns in progress with respect to any current Company Employees or current Contingent Workers and no question concerning representation of such individuals exists.

(f)	There are no work rules or practices agreed to with any Union, except as specifically stated in the CBAs listed in the Disclosure Letter, that are binding on any Group Company, or with respect to any current Company Employee or current Contingent Worker.

(g)	In the 12 months’ period ending with the date of this Agreement, no Group Company has engaged in any unfair labour practice.

(h)	There is no unfair labour practice charge or complaint pending, or so far as the Seller is aware, threatened against or otherwise affecting the operations of any Group Company.

(i)	No grievance brought by a Union or pursuant to a CBA is pending or, so far as the Seller is aware, threatened which, if adversely decided, could have a material adverse effect.

(j)	No Group Company: (i) is delinquent in any obligation to make a payment or contribution to any person (including, for the avoidance of doubt, to any third-party benefit fund) as required under the terms of any CBA; and (ii) has performed any work on a non-union basis within the scope of work and territory covered by any CBA that would constitute a violation of such CBA, taking into account any geographic scope, work jurisdiction, travellers clauses, or similar clauses in such CBA. Except as set forth and specified in the Disclosure Letter, no Group Company has assigned its collective bargaining rights under a current CBA to any third party or organisation.

(k)	Within the last three years, no Group Company has received any claim or demand by any governmental body or authority, Union, Multiemployer Plan or auditor claiming that a Group Company has maintained any improper, invalid or indefensible “double-breasted operation,” including, without limitation, any such claim or demand containing allegations that, if true, would: (i) constitute a breach of any CBA; (ii) result in the extension of a Union’s representation to a current Company Employee not represented by such Union; (iii) result in any current Company Employee being covered by any CBA who was not treated as having been covered by such CBA; or (iv) result in the extension of any term of, or obligation under any CBA (including, without limitation, any obligation to contribute to any Multiemployer Plan) to a current Company Employee who was not treated as having been covered under such CBA.

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(l)	No disciplinary or grievance issue has been reported to a representative of any Group Company by or against any employee or any allegation of discrimination, harassment or bullying within the last 12 months.

(m)	So far as the Seller is aware, within the last three years: (i) no Company Employee or Contingent Worker has made any allegation of sexual harassment against any other Company Employee or Contingent Worker; and (ii) no Group Company has entered into any settlement agreement related to allegations of sexual harassment made by a Company Employee or Contingent Worker. So far as the Seller is aware, there is no, and during the last three years there has been no, consensual or non-consensual sexual relationship between: (i) any beneficial owner, officer or executive-level employee of any Group Company on the one hand, and any current or former Company Employee or Contingent Worker on the other hand; or (ii) between any supervisory employee of any Group Company on the one hand, and any current or former Company Employee or Contingent Worker within the same reporting structure on the other hand.

(n)	No Group Company nor any of its current employees is involved in an existing, pending or, so far as the Seller is aware, threatened industrial dispute.

(o)	There is no material outstanding claim by any employee or former employee or any Union. No material disputes or court proceedings (including conciliation board proceedings) have during the three years preceding the date of the Agreement arisen between any Group Company and any material number or category of employees or former employee or any Union and, so far as the Seller is aware there are no circumstances which may give rise to any such claim.

(p)	During the three years preceding the date of the Agreement, no Group Company has been affected by any strikes, work stoppages or lockouts in each case of their own personnel.

(q)	No Group Company recognises, or has in the last six months received a request for recognition of, a trade union for the purposes of collective bargaining in relation to any of its employees.

(r)	There is no Union convened for the purpose of providing information to or consulting with employees of a Group Company which represents or is elected by its employees. So far as the Seller is aware, there are no indications that a works council is currently being established in any Group Company.

(s)	Except as set forth in the Disclosure Letter, there are no agreements or arrangements between a Group Company and a Union.

(t)	Except as set forth in section 6.6 of the Data Room, no Group Company is bound by any collective bargaining agreement and there are no collective bargaining agreements (Tarifverträge) which are applied at a Group Company.

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(u)	So far as the Seller is aware, neither the Seller nor any Group Company has or is subject to any extension order (tzavei harchava) in Israel (other than extension orders applicable to all employees that reside or work in Israel).

(v)	So far as the Seller is aware, no current or former employee or consultant of any Group Company owns any IPR that has been developed during the course of their employment or consultancy engagement with a Group Company, and all such rights are the exclusive property of the relevant Group Company, including the right to transfer, license and modify such IPR.

(w)	No action for protection against dismissal or other action of former or current officers, senior executives or former or current other employees against an individual Group Company is pending before a court and, so far as the Seller is aware, no action for protection against dismissal or other action of former or current officers, senior executives or former or current other employees has been threatened vis-à-vis a Group Company until the date of this Agreement.

(x)	No Group Company currently employs any freelancers or other third-party personnel (in particular consultants, self-employed persons, recruitment agencies, work and service providers, temporary workers). All consultants, self-employed persons, and work and service providers work free of instructions and are not classified as employees or persons similar to employees. The respective employee leasing company has the respective required employee leasing permit. There is no employment relationship between a temporary worker and a German Group Company, and no managerial employee or other employee of a German Group Company is leased to a third party within the meaning of the German Personnel Leasing Act (Arbeitnehmerüberlassungsgesetz - AÜG). Each German Group Company has materially complied with all applicable provisions of the German Personnel Leasing Act in connection with the employment of temporary workers.

(y)	No German Group Company is party to any agency or similar distribution agreements which could oblige a Group Company to make compensation payments or similar claims pursuant to or analogous to section 89b German Commercial Code (Handelsgesetzbuch – HGB).

(z)	In the last five (5) years prior to the date of this Agreement each Group Company has fulfilled all claims and obligations due up to the date of this Agreement towards social security contributions and tax authorities.

63	Legislation and regulations affecting employees

(a)	Except as set forth in the Disclosure Letter: (i) each Group Company is, and during the past six years has been, in compliance in all material respects with all applicable laws and regulations relating to labour and employment matters including laws and regulations concerning human rights, pay equity, fair employment practices, workplace safety and health, workers’ compensation, unemployment insurance, terms and conditions of employment, immigration and work authorisation, classification as exempt/non-exempt for purposes of the United States Fair Labour Standards Act and analogous state and local laws and regulations, classification as independent contractors or employees, data privacy, drug screening, background checks, and wages and hours; (ii) no Group Company is delinquent in any payments to any Company Employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such Company Employees or Contingent Workers; (iii) there are no, and within the last three years there have been no Proceedings pending or, so far as the Seller is aware, threatened against any Group Company with respect to employment or labour matters; (iv) there are no, and within the last three years there have been no formal or informal internal complaints with respect to employment or labour matters (including allegations of employment discrimination, sexual or other discriminatory harassment, sexual assault, retaliation or unfair labour practices) made by any Company Employee or Contingent Worker; (v) none of the employment policies or practices of any Group Company is currently being audited or investigated, or so far as the Seller is aware, subject to imminent audit or investigation by any governmental body or authority; and (vi) no Group Company is, or within the last three years has been, subject to any order, decree, injunction or judgment by any governmental body or authority or private settlement contract in respect of any labour or employment matters.

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(b)	The Group Companies: (i) have withheld and reported all amounts required by applicable laws and regulations or by contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees and Contingent Workers; (ii) are not liable for any arrears of any Taxes or any interest, fine or penalty for failure to comply with any of the foregoing; and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental body or authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees or former employees.

(c)	A German Group Company has not (i) entered into an employment agreement and established an employment relationship after 31 July 2022, or (ii) entered into an employment agreement prior to 31 July 2022, and established an employment relationship commencing after 1 August 2022, without having notified the senior executives or other employees of the respective Group Company of their material terms and conditions of employment in accordance with the German Evidence Act (NachwG - Nachweisgesetz).

(d)	Each Group Company has complied in all material respects with all relevant orders and awards made under all legislation affecting the conditions of service of its employees and officers. All appropriate notices have been issued under all statutes, regulations and codes of conduct in respect of relations between it and its employees or any recognised Union.

(e)	No contract of service exists between a Group Company and a director or employee in relation to which the requirements of section 188 Companies Act 2006 have not been fulfilled.

(f)	Each Group Company has not and does not recruit any child labour.

(g)	Each Group Company has complied with all immigration requirements in any relevant jurisdiction in relation to the employment or engagement of any person who is not a citizen of the country of his employment or work.

(h)	No employee has limited leave to remain in the country of his employment or work or is subject to any other form of immigration control.

(i)	Within the last three years, no orders or recommendations have been made by the Equality and Human Rights Commission, the Commission for Racial Equality, the Disability Rights Commission, the Equal Opportunities Commission, any other equivalent commission, any employment tribunal or any court which directly or indirectly involve a Group Company, nor have any investigations under applicable statutes been carried out nor are there any facts known to a Group Company which might suggest that there may be any complaints or proceedings pending against it.

(j)	Within the last three years, no recommendations have been made to a Group Company by any regulatory body, committee, tribunal or court with respect to workplace relationships and there have not been any awards or declarations affecting a Group Company made by any regulatory body, committee, tribunal or court in this regard.

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Part 7

Pensions

64	Pensions, life and health benefits

(a)	The Group sponsors, maintains or participates in the:

(i)	in respect of certain Group Companies incorporated in the United Kingdom, AVO International Pension Scheme (the “DB Scheme”);

(ii)	healthcare cash plan, private medical insurance, and eye care program;

(iii)	in respect of certain Group Companies incorporated in Germany, pension commitments covering two current and former German Company Employees (the “German Scheme”);

(iv)	in respect of a Group Company incorporated in France, statutory retirement benefits that pay a lump sum on retirement based on compensation and service (the “French Scheme”);

(v)	in respect of certain Group Companies incorporated in India, statutory gratuity benefits that pay a lump sum on termination of employment or retirement based on compensation and service (the “Indian Scheme”);

(vi)	in respect of certain Group Companies incorporated in Sweden, retirement pension, waiver of premium insurance, disability pension, occupational injury insurance, transition support and severance compensation and part time pension contributions;

(vii)	in respect of a Group Company incorporated in Canada, group retirement savings plan (Canada Life); and

(viii)	life insurance (death in service), company car/car allowance, cycle to work scheme, electric vehicle car scheme, public transport season ticket loan, discretionary bonus, contractual bonus, long service awards, professional fees reimbursement, education assistance programme, birthday leave, annual leave purchase scheme, one-off special leave, rewards platform (My Megger), subsidized canteen, and free sanitary products,

(together the “Disclosed Schemes”). The Data Room includes information which accurately describes each jurisdiction in which the Disclosed Schemes are sponsored, maintained or participated in by each Group Company.

(b)	Apart from the Disclosed Schemes, immaterial fringe benefits or as required pursuant to applicable law:

(i)	No Group Company is under any obligation or a party to any ex gratia arrangement to pay any pensions, life assurance, medical or disability benefits to or in respect of any of its past or present officers or employees or any dependant of them or any other person; and

(ii)	No Group Company has any actual or contingent liability to contribute to or make any payment (and there are no circumstances which could give rise to such a liability) on behalf of any Company Employee in connection with any personal pension plan, occupational pension scheme or any other retirement, pension, death benefit, medical benefit or disability arrangement or has made a promise or proposal to establish any such arrangement.

(c)	No Group Company has made a binding promise or proposal to materially change or materially increase any benefit under the Disclosed Schemes.

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65	Disclosed Scheme documents

(a)	Full details of the Disclosed Schemes are contained in sections 6.2, 6.3 and 6.4 of the Data Room and, so far as the Seller is aware, there are no other deeds or documents currently governing the Disclosed Schemes.

(b)	In respect of the DB Scheme the following documents are provided in section 6.3 of the Data Room:

(i)	the latest actuarial certificate;

(ii)	the last actuarial valuation and any funding reviews prepared in the last year (whether in draft or in final form) together with any subsequent actuarial advice or recommendations given in relation to the DB Scheme;

(iii)	the audited accounts for 2023 and 2025 financial years;

(iv)	the identity of the principal employer and all participating employers; and

(v)	the identity of the current trustees.

(c)	All information supplied for the purposes of the last actuarial valuation or funding review of the DB Scheme was true and complete in all material respects.

(d)	So far as the Seller is aware, the booklets relating to each Disclosed Scheme are in the form provided, and are an accurate and complete description of the Disclosed Scheme as it exists and is now operated, and of the benefits provided or to be provided under it.

66	Compliance and disputes

(a)	The DB Scheme does not hold any employer related investments beyond the level permitted under section 40 Pensions Act 1995 and the related regulations.

(b)	In respect of the Disclosed Schemes there are no civil, criminal or arbitration proceedings, claims or disputes in progress, pending or, so far as the Seller is aware, threatened (other than routine claims for benefits) against the Seller, the trustees or administrators of the Disclosed Schemes, any employer which participates or has participated in them, or a person any of them are or may be liable to indemnify or compensate. So far as the Seller is aware there are no circumstances which might give rise to any such claims.

(c)	No current employee of a Group Company is receiving any permanent disability benefit or has made a claim in respect of such benefits in relation to any permanent health insurance scheme or in the 12 months’ period ending with the date of this Agreement had such a claim refused by any of the Group Company.

(d)	The Disclosed Schemes comply with and have at all times been administered in all material respects in accordance with all applicable laws, regulations and requirements.

(e)	Each Group Company that has jobholders (as defined in the Pensions Act 2008) in the United Kingdom has at all times materially complied with its automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation.

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(f)	The Disclosed Schemes, as applicable, are registered pension schemes for the purpose of chapter 2 of part 4 of the Finance Act 2004 and so far as the Seller is aware there is no reason why HMRC might de-register the Disclosed Schemes.

(g)	No employee or former employee of a Group Company has been excluded from, or has had benefits limited under, the Disclosed Schemes, whether directly or indirectly in circumstances that could reasonably be expected to give rise to either direct or indirect unlawful discrimination, and so far as the Seller is aware, every person who is currently entitled to membership of the Disclosed Schemes has been invited to join from the date on which he became entitled.

67	Contributions and premiums

All contributions, tax, expenses and premiums due to or in respect of the Disclosed Schemes from a Group Company or an employee or former employee of a Group Company were paid when they fell due, and in accordance with applicable law.

68	Benefits

(a)	All benefits, whether in lump sum or pension form (other than refunds of contributions) payable under the Disclosed Schemes on the death in service of a member or during periods of sickness or disability are fully insured under a policy effected with an insurance company of good repute and each member has been covered for insurance by the insurance company at its normal rates and on its normal terms for persons in good health, and all insurance premiums have been paid. The Seller is not aware of any ground on which the insurance company concerned might avoid liability under a policy or contract.

(b)	The amount of benefits payable to and in respect of members of the Disclosed Schemes other than the DB Scheme, the German Scheme, the French Scheme and the Indian Scheme (other than insured lump sum death in service benefits) is based solely on the amount of the accumulated contributions made by and in respect of the member and the investment returns on them.

(c)	No power or discretion has been exercised under the Disclosed Schemes to augment benefits, provide new or additional benefits, or admit an employee who would not otherwise be eligible for membership, other than where required pursuant to applicable law or regulation. No undertaking or assurance (whether legally enforceable or not) has been given to any employee or former employee of any Group Company or any dependant of any of them or any other person as to the introduction, improvement or increase of any benefit under the Disclosed Schemes or the continuation of the Disclosed Schemes, or any alteration to, or exception from, their terms. There is no arrangement (whether legally enforceable or not) to introduce, improve or increase any benefit under the Disclosed Schemes or otherwise on an employee ceasing employment with a Group Company at the request of the Group Company.

(d)	No employee of a Group Company has a right to an early retirement pension under the Disclosed Schemes without the consent of his employer or the principal employer.

69	Defined benefit pension scheme liabilities*

(a)	There are not and have not been any circumstances which could give rise to a material liability to a Group Company, as applicable, under sections 227 or 231 of the Pensions Act 2004 or sections 75 or 75a of the Pensions Act 1995.

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(b)	No Group Company has at any time(as applicable):

(i)	been associated or connected with (such terms having the meaning given to them for the purposes of the anti-avoidance provisions in sections 38 to 51 of the Pensions Act 2004) any other company that has been the principal employer or a participating employer in an occupational defined benefit pension scheme other than the DB Scheme;

(ii)	been the principal employer or a participating employer in an occupational defined benefit pension scheme other than the DB Scheme; and

(iii)	had a financial support direction or a contribution notice (as defined in sections 38 to 51 of the Pensions Act 2004) imposed on it by the Pensions Regulator and the Seller is not aware of any circumstances that could reasonably be expected to give rise to the imposition of a financial support direction or a contribution notice on any Group Company.

(c)	So far as the Seller is aware, no event has occurred, or may occur on, or as a result of, Completion which would or could entitle any person or body of persons to wind up, terminate or close the DB Scheme in whole or in part, without the consent of the Buyer.

70	Benefits for United States Employees*

(a)	The Group participates in the following for the benefit of United States based employees:

(i)	Megger Savings Plan (the “401(a) Pension Scheme”);

(ii)	medical insurance (PPO, HCA/HRA, and HSA plans), dental insurance, vision insurance, telemedicine services, health savings accounts, health reimbursement accounts, health care flexible spending accounts, dependent care flexible spending accounts, and a wellness program; and

(iii)	basic and supplemental life insurance, basic and voluntary accidental death and dismemberment insurance, short-term and long-term disability insurance, voluntary accident insurance, voluntary critical illness insurance, voluntary hospital indemnity insurance, employee assistance program, disability resource services program, group legal services plan, identity theft protection, educational assistance program, and paid time off,

(together the “US Disclosed Schemes”).

(b)	Each 401(a) Pension Scheme is so qualified and has received a favourable determination from the IRS, or with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the IRS to the prototype or volume submitter plan sponsor, to the effect that such plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. So far as the Seller is aware, nothing has occurred that could reasonably be expected to adversely impact the qualified status of any such plan intended to be qualified under Section 401(a) of the Code or the exemption of any related trust.

(c)	There are no pending or, so far as the Seller is aware, threatened claims against or involving any Group Company Plan (as defined below) and, so far as the Seller is aware, no facts exist that could reasonably be expected to give rise to any dispute involving any Group Company Plan, other than routine claims for benefits and domestic relations order proceedings. No Group Company Plan is, or was during the last three (3) years, the subject of an audit or other inquiry from the IRS, U.S. Department of Labor, PBGC or other Authority, nor is any Group Company Plan subject to any active filing under any voluntary compliance, amnesty, closing agreement or other similar programme sponsored by any Authority, and no completed audit, compliance filing or closing agreement has resulted in the imposition of any material Tax, interest or penalty that has not been satisfied.

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(d)	With respect to such agreement or commitment listed in paragraph 1(a) of Part 6 (Employment ) that is sponsored, maintained or contributed to by the Group Companies or any ERISA Affiliate or with respect to which the Group Companies have or may have any current or future liability, contingent or otherwise, in each case, in respect of United States based employees and the US Disclosed Schemes (collectively, the “Group Company Plans”):

(i)	such Group Company Plan has been established, administered, operated, and maintained in material compliance with its terms, ERISA, the Code and any other applicable laws. The Group Companies have no direct or indirect material liability under the requirements provided by any and all statutes, orders or governmental rules or regulations, including but not limited to ERISA, COBRA, HIPAA and the Code. With respect to each Group Company Plan, so far as the Seller is aware, no prohibited transactions (as defined in ERISA Section 406 or Section 4975 of the Code) for which an applicable statutory or administrative exemption does not exist have occurred and no breaches of any of the duties imposed on Group Company Plan fiduciaries by ERISA with respect to the Group Company Plans have occurred that could result in any material liability or excise Tax under ERISA or the Code being imposed on the Group Companies. Neither the Group Companies nor any of their directors, officers, employees or any plan fiduciary has any material liability for failure to comply with ERISA, HIPAA, COBRA or the Code for any action or failure to act in connection with the administration or investment of any Group Company Plan. Each Group Company Plan may be amended or terminated by the Seller or the Buyer on or at any time after the Completion Date without material liability to the Seller or the Buyer other than as required by applicable law and administrative expenses associated therewith. None of the rights of the Group Companies under a Group Company Plan will be materially impaired by the consummation of the transactions contemplated by this Agreement;

(ii)	all contributions to each Group Company Plan have been made on a timely basis in accordance with applicable law, including ERISA. All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Group Company Plans for policy years or other applicable policy periods ending on or before the Completion Date;

(iii)	no Group Company Plan provides life, health or other welfare benefits to former or retired employees of the Group Companies or any ERISA Affiliate, and neither the Group Companies nor any of its ERISA Affiliates has any liability or obligation to provide life, medical or other welfare benefits to former or retired employees, other than pursuant to COBRA or similar state laws that require limited continuation of coverage for such benefits. No Group Company Plan provides benefits to any individual who is not a current or former employee of the Group Companies, or a dependent or beneficiary of any such current or former employee. Each individual who is classified by the Group Companies as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Group Company Plan;

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(iv)	so far as the Seller is aware, each Group Company Plan that is a “nonqualified deferred compensation” plan within the meaning of Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code and has been in documentary compliance with Section 409A of the Code. No award (and no agreement or promise by the Group Companies to make an award) under any Group Company Plan that provides for the granting of equity, equity-based rights, equity derivatives or options to purchase equity has been backdated or has been granted with a purchase price that is less than the fair market value of such equity as of the applicable grant date to the extent required for such award to be exempt from, or compliant with, Section 409A of the Code. Neither the Group Companies nor any of its ERISA Affiliates has any (i) liability for withholding taxes or penalties due under Section 409A of the Code or (ii) obligation to indemnify or gross-up for any Taxes imposed under Section 409A or 4999 of the Code. The Group Companies have received, from each service provider or former service provider who holds an outstanding equity interest that is subject to a substantial risk of forfeiture as of the date hereof, if any, a copy of the election(s) made under Section 83(b) of the Code with respect to all such outstanding equity interests, and, so far as the Seller is aware, such elections were validly made and filed with the IRS in a timely fashion; and

(v)	the Group Companies, their ERISA Affiliates, and each Group Company Plan have been and are in material compliance with the ACA, including, without limitation, compliance with all filing and reporting requirements, all waiting periods, and the offering of affordable health insurance coverage compliant with the ACA to all employees and contractors who meet the definition of a full-time employee under the ACA, such that there is no reasonable expectation that any material Tax or penalty could be imposed pursuant to the ACA. So far as the Seller is aware, no condition exists that could reasonably be expected to cause the Group Companies or any of their ERISA Affiliates to have any material liability for any assessable payment, taxes, or other penalties under Section 4980H of the Code or otherwise under the ACA or in connection with requirements relating thereto. So far as the Seller is aware, no event has occurred, or condition exists that could reasonably be expected to subject the Group Companies or any of their ERISA Affiliates to have any material liability on account of a violation of the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980B or 4980D of the Code. The Group Companies and each of their ERISA Affiliates are in material compliance with and maintain records that are sufficient to satisfy the reporting requirements under Sections 6055 and 6056 of the Code, to the extent required, for all periods of time up to and through the Completion Date. Neither the Group Companies nor any of their ERISA Affiliates has modified the employment or service terms of any employee or service provider for the purposes of excluding such employee or service provider from full-time status for purposes of ACA.

(e)	In the past six years, no Group Company nor any ERISA Affiliate has maintained, contributed to, participated in, sponsored, or otherwise had any liability with respect to (a) a multiemployer plan as defined in Section 3(37) of ERISA, (b) an employee benefit plan subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code, (c) a “multiple employer plan” within the meaning of Sections 201, 4063, or 4064 of ERISA or Section 413(c) of the Code, (d) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (e) a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code, or (f) a self-funded or self-insured group health plan.

71	Beckmann warranty

No employee or former employee of any Group Company has any rights in connection with an occupational pension scheme (as defined by section 1 of the Pension Schemes Act 1993) which have become obligations or liabilities of any Group Company pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 or the Acquired Rights Directives (EC Directive 2001/23/EC).

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Part 8

Properties

72	Title*

(a)	A Group Company is the sole legal and beneficial owner of each of the Owned Properties.

(b)	As far as the Seller is aware, the information contained in Schedule 9 (Material Properties) is complete and accurate, all leaseholds listed therein are in full force and effect and each Group Company is in the possession of the underlying original documents relating hereto.

(c)	Pursuant to each Lease, each relevant Group Company has a valid and binding leasehold interest in, or license in respect of, the Leased Property subject of the Lease, free and clear of all Encumbrances.

(d)	Each Lease is a valid, legal and binding agreement of the relevant Group Company enforceable against the relevant Group Company and, to Seller’s knowledge, each other party thereto, in accordance with its terms.

(e)	A Group Company has a good and marketable title to each of the Owned Properties.

(f)	The Properties comprise all the properties owned, occupied or otherwise used by a Group Company in connection with their business or in which a Group Company has any interest. No Group Company is a party to any option or other contract to purchase any real property or interest therein.

(g)	The occupation or use by each Group Company of the Properties is by right of ownership or under the applicable Lease, the terms of which permit such occupation or use.

73	Encumbrances*

(a)	Each of the Properties has the benefit of all rights necessary for their existing use and enjoyment and such rights are held for the same estate and interest as the estate or interest of a Group Company in each of the Properties and are enjoyed without interruption and no third party has any right to restrict or otherwise interfere with the exercise of such rights and easements. Where any such right requires protection (in order to bind all other persons) in order for the relevant Group Company to enjoy the use of such Property, such protection has been properly effected and is still valid.

(b)	Each of the Owned Properties is free from Encumbrances nor is there any agreement or commitment to create any in relation to any of the Owned Properties.

(c)	None of the Owned Properties is subject to outgoings, with the exception of usual market costs including business rates, water rates, utility charges and insurance premiums and where applicable, rent and service charges.

(d)	None of the Owned Properties is subject to any matter which would adversely affect the title of a Group Company to any of the Owned Properties nor its use and enjoyment of any of the Owned Properties nor is there any agreement or commitment to create (or any acquiescence in) any of them in relation to any of the Owned Properties.

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(e)	There is no condemnation, expropriation or other proceeding in eminent domain pending or, to Seller’s knowledge, threatened, affecting any Owned Properties or any portion thereof or interest therein.

(f)	Where any of the matters referred to in paragraph 2(a) and paragraph 2(d) have been disclosed in the Disclosure Letter, the obligations and liabilities imposed and arising under them have been performed and discharged in full and on time, no such obligations or liabilities have been waived and no payments in respect of them are outstanding.

74	Leasehold properties

(a)	True, correct, and complete copies of each lease, including all amendments, modifications, extensions, renewals, guarantees, subordination agreements and other agreements with respect thereto have been Disclosed.

(b)	The Leases are legal, valid, binding, in full force and effect and enforceable in accordance with their terms. The Leases have been adequately stamped (if required) and duly registered (if required), in each case, in compliance with applicable law. All covenants relating to each Lease have been properly performed and observed by the relevant Group Company in all material respects, and no Group Company has received a written notice of any outstanding breach of covenant in respect of any such Lease.

(c)	A Group Company has fully discharged its obligations (including payment of the agreed rent, fees and other dues) in all material respects and observed and performed the covenants contained in the Leases in all material respects (which expressions in this paragraph includes underleases) and all the Leases are in full force.

(d)	(i) There are no disputes to which a Group Company is party with respect to any Lease. (ii) None of the Group Companies, nor to Seller’s knowledge, any other party to any Lease, is otherwise in material breach or default under such Lease and, to the knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under any Lease. (iii) No security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default thereunder which has not been redeposited in full. (iv) The possession and quiet enjoyment of the Leased Properties under each Lease has not been disturbed.

(e)	Any consents and approvals required from the landlords and any superior landlords or any other bodies under the Leases required for the relevant Group Company to utilise the property the subject of the Lease have been obtained, and the covenants on the part of the tenant contained in those consents and approvals have been duly performed in full and on time in all material respects.

(f)	All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof included in the Properties (the “Improvements”) are in good and substantial operating condition and repair, are sufficient for the business of each Group Company and have been constructed in compliance with all applicable laws including any layout plan approved by the relevant Governmental Entity (as applicable), in each case in all material respects, and the same is certified for occupation. There are no major structural or electrical deficiencies affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements, or any portion thereof, in the current operation of the business of any Group Company. No obligation exists on the part of any Group Company to carry out material improvements or repairs on all or part of the Properties and no orders or instructions have been received by any Group Company with respect to any such improvements or repairs. The present use of the Properties and Improvements conforms in all material respects to all applicable building codes, safety, planning, zoning and other applicable laws. The Properties have proper unencumbered and direct or indirect unhindered access to main public roads free from Encumbrances. There are no disputes with neighbouring owners with respect to boundary walls and fences, or with respect to easements or rights over or means of access to the Owned Properties. Each of the Owned Properties enjoys the main services of water, drainage, electricity and gas.

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75	Planning matters

(a)	The present use of each of the UK Properties is the permitted use for the purposes all relevant planning legislation and no such use is stated to be personal. Such permissions have all been granted without any further requirements or only with the minimum economically reasonable requirements, conditions or similar that have already been fulfilled.

(b)	Each Group Company has complied and is complying in all material respects with:

(i)	the terms of all planning legislation, regulations, agreements and permissions relating to each of the UK Properties; and

(ii)	no enforcing authority has commenced or threatened any proceedings for a breach of any of the foregoing.

(c)	Building regulation consents and/or any other similar consent that are required by applicable law have been obtained with respect to all development of and alterations and improvements to the Properties. Such consents have all been granted without any further requirements or with the minimum economically reasonable requirements, conditions or similar and have already been fulfilled.

76	Adverse orders

There are no closing, demolition or clearance orders or enforcement notices affecting the Properties and there is nothing likely to lead to any being made.

77	Other information in respect of the Properties

(a)	The buildings and other structures on or comprising the Properties

(i)	are in good and substantial repair and fit for the purposes for which they are used;

(ii)	comply, and have been maintained in accordance with, in all material respects, all applicable building safety requirements.

(b)	None of the buildings or structures on the Properties:

(i)	has been affected by structural damage or electrical defects or by timber infestation or disease;

(ii)	contains in its fabric high alumina cement, blue asbestos, calcium chloride accelerator, wood wool slabs used as permanent shuttering or other deleterious material; or

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(iii)	where applicable, is a “higher-risk” building or a “relevant building” as defined, respectively, by section 65 and section 177 of the Building Safety Act 2022.

(c)	None of the Properties is located in an area or subject to circumstances particularly susceptible to flooding or is affected by past or present mining activity or unexploded ordnance.

(d)	Neither the current use of the Properties nor the operations of the Group Companies thereon violate any instrument of record or any other agreement affecting the Properties or any applicable law, regulation or court order.

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Schedule 6 : Business Warranties

Part 9

Tax*

78	Definitions

In addition to the definitions in Clause 1 (Definitions and interpretation), in this Schedule 6, Part 9 (Tax) the following definitions apply:

“CFA 2017” means Criminal Finances Act 2017.

“Covid Measure” means any measure, benefit, postponement or scheme introduced, in each case in relation to Tax:

(a)	under the Coronavirus Act 2020;

(b)	under the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) or any amendment or successor provision thereto; or

(c)	as a result of the COVID-19 pandemic in the United Kingdom, United States or elsewhere.

“CTA 2009” means Corporation Tax Act 2009.

“CTA 2010” means Corporation Tax Act 2010.

“FA 2003” means Finance Act 2003.

“Pillar 2” means the framework of rules (referred to therein as the Global Anti-Base Erosion Rules) contained in the OECD’s document entitled “Tax Challenges Arising from the Digitalisation of the Economy - Global Anti-Base Erosion Model Rules (Pillar Two)”, as originally approved by the OECD/G20 Inclusive Framework on BEPS on 14 December 2021 and as amended by the OECD/G20 Inclusive Framework on BEPS from time to time.

“SDLT” means stamp duty land tax.

“Tax Return” means any report, return, computation, notice, declaration, statement or other information supplied or required to be supplied to a Tax Authority in connection with Tax, including any amendments, estimated returns, claims for refund, information statements, attachments and reports of every kind with respect to Tax.

“VAT” means value added Tax or any similar or substituted turnover or sales Tax, and use Tax, whether imposed by the United Kingdom, United States or elsewhere.

“VATA” means Value Added Tax Act 1994.

79	Administration

(a)	All Tax Returns and any other information required to be submitted, or prepared for submission, to any Tax Authority by each Group Company in the last six (6) years:

(i)	have, where required, been submitted within applicable time limits;

(ii)	were accurate, complete and in compliance with legal requirements in all material respects; and

(iii)	are not the subject matter of any enquiry, investigation, audit or review by any Tax Authority.

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Schedule 6 : Business Warranties

(b)	No Group Company has, in the last six (6) years, been (nor, so far as the Seller is aware, is reasonably likely to be) involved in any enquiry or non-routine audit by or dispute with any Tax Authority and no Tax Returns of any Group Company have, in the last six (6) years, been disputed or subject to investigation (or, so far as the Seller is aware, are reasonably likely to be disputed or subject to investigation) by any Tax Authority.

(c)	All Tax which has become due from any Group Company in the last six (6) years has been duly paid within the applicable time limit.

(d)	Each Group Company has, in the last six (6) years, complied in all material respects with all Tax legislation and regulations relating to the deduction of Tax from payments made by it.

(e)	The Accounts make full provision or reserve, in accordance with generally accepted accounting practice, for all Tax for which the Group Companies are liable as at the Accounts Date.

(f)	No Group Company has, in the last six (6) years, been required to pay any penalty or material amount of interest in respect of Tax.

(g)	Each Group Company maintains and has kept and maintained within the applicable time limits, complete and accurate records, invoices and other information relating to Tax, including keeping and preserving all records it is required to keep or preserve under any Tax statute, which are in all material respects complete, correct and up-to-date.

(h)	So far as the Seller is aware, no Group Company has been liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person.

(i)	All agreements, concessions, dispensations or other arrangements of any Group Company which have been made with or by any Tax Authority which are not based on a strict application of the relevant legislation (whether formal or informal) currently subsisting are set out in the Disclosure Letter. No Group Company has taken any action which has had or might have the result of altering, prejudicing or in any way disturbing any such agreement, concession, dispensation or arrangement.

(j)	Any clearances, consents and rulings relating to Tax obtained by or on behalf of any Group Company have been properly obtained on the basis of full and accurate disclosure to the relevant Tax Authority of all relevant facts and circumstances, any transaction for which such consent, clearance or ruling was obtained has been carried out in accordance with the terms of the relevant applications for consent, clearance or ruling and any such consent or clearance was and remains valid and effective.

(k)	No Group Company is a party to, or otherwise bound by, any Tax sharing or Tax allocation agreement or any indemnity, covenant or warranty in respect of Tax, the terms of which are still extant.

(l)	No Group Company is nor has been, or deemed to have been, consolidated into a qualifying multinational group for the purposes of Pillar 2.

(m)	No interest in any Group Company constitutes a “United States real property interest” as defined in Section 897(c) of the Code.

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Schedule 6 : Business Warranties

80	Residence

(a)	Each Group Company has always been resident for Tax purposes in the jurisdiction of its incorporation and in no other jurisdiction.

(b)	No Group Company has ever had outside the jurisdiction of its incorporation a branch, agency, place of business or permanent establishment (within the meaning of the Model Tax Convention on Income and Gains published by the Organisation for Economic Co-operation and Development), and no Group Company has ever incurred any liability to Tax on its income, profits or gains in any jurisdiction other than the jurisdiction of its incorporation and is not liable to register with any Tax Authority outside of its jurisdiction of incorporation for the purposes of paying or administering any Tax (other than in respect of VAT in such jurisdictions as are specified in the Disclosure Letter).

(c)	No Group Company has received written notice of any claim made by a Tax Authority in a jurisdiction where such Group Company does not file returns that such Group Company is or may be subject to taxation by that jurisdiction.

81	Groups

(a)	No Group Company is or has in the last six (6) years been, or been treated as, a member of an affiliated, consolidated, combined, unitary or similar group for any Tax purpose other than with a group consisting solely of other Group Companies.

(b)	Except as provided in the Accounts and for any payments or surrenders between Group Companies, the Group Companies are not, nor will be, obliged to make or be entitled to receive any payment for group relief or for the surrender of tax refunds in respect of any period ending on or before Completion or any repayment of such payment.

(c)	Except for any elections which concern only the Group Companies, no Group Company has, in the last six (6) years, entered into, or agreed to enter into, an election pursuant to section 171A Taxation of Chargeable Gains Act 1992, paragraph 16 of Schedule 26 Finance Act 2008 or section 792 CTA 2009, or any equivalent provision in any other jurisdiction.

(d)	Except for any arrangements which concern only the Group Companies, no Group Company has in the last six (6) years been party to any arrangements pursuant to section 59F Taxes Management Act 1970, or any equivalent provision in any other jurisdiction.

(e)	Neither the execution of this Agreement nor Completion will result in the clawback or disallowance of any relief or allowance previously given or claimed for any Tax purpose which will affect any Group Company, nor will give rise to any liability to Tax for any Group Company or the withdrawal in whole or in part of any relief claimed by any Group Company.

(f)	In the past four (4) years, no Group Company has been involved in any transaction purported or intended to qualify for treatment under Section 355 of the Code.

(g)	Each Group Company was entitled to benefit from, and has complied in all material respects with any requirements of, any Covid Measure from which it has benefitted.

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Schedule 6 : Business Warranties

(h)	No Group Company, Buyer, nor any of Buyer’s affiliates will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the date of Completion as a result of any (i) change in method of accounting made prior to Completion or improper use of an accounting method for a taxable period ending on or prior to the date of Completion, (ii) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. Law) executed prior to Completion, (iii) instalment sale or open transaction disposition made prior to Completion, (iv) prepaid amount, deferred revenue or advance payment received or accrued prior to Completion, (v) use or application of the completed contract method of accounting or the cash method of accounting to any transaction occurring prior to Completion or (vi) intercompany transaction or excess loss account described in the U.S. Treasury regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law).

(i)	The classification of each Group Company for U.S. federal income Tax purposes has been Disclosed.

82	Transfer pricing

(a)	All transactions, provisions or arrangements entered into by any Group Company (including with its related parties) in the last ten (10) years have been made on fully arm’s length terms and so far as the Seller is aware there are no circumstances in which Part 4 of Taxation (International and Other Provisions) Act 2010, Section 482 of the Code or any other rule or provision could apply causing any Tax Authority to make an adjustment to the terms on which such transaction, provision or arrangement is treated as having been made for Tax purposes. Each Group Company has maintained and has in its possession and control sufficient and adequate contemporaneous records to demonstrate the criteria taken into account in determining this.

(b)	No notice, enquiry or adjustment has been made by any Tax Authority in connection with any such transaction or arrangement.

83	Hybrid and other mismatches

No Group Company has in the last six (6) years entered into, nor is party to, nor is otherwise involved in any scheme, arrangement, transaction or series of transactions that are or could be subject to counteraction under Part 6A of the Taxation (International and Other Provisions) Act 2010, or any equivalent provision in any other jurisdiction.

84	Interest deductibility

No Group Company has been a party to a loan relationship which had an unallowable purpose (within the meaning of section 442 of CTA 2009) or of which a main purpose was to obtain a loan-related tax advantage (within the meaning of section 455C of CTA 2009).

85	VAT

(a)	Each Group Company has complied in all material respects with the statutory requirements, orders, provisions, directions and conditions relating to VAT, including the collection of exemption certificates with respect to any sales made or services provided to customers that are exempt from sales, use and similar Taxes.

(b)	Each Group Company maintains complete, correct and up-to-date records relating to VAT, including the retention of exemption certificates collected from customers with respect to exemptions from sales, use and similar Taxes.

(c)	No Group Company is or has been a member of a VAT group other than with another Group Company.

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Schedule 6 : Business Warranties

86	Stamp taxes

(a)	Any applicable stamp duties, documentary taxes or other charges in respect of documents which establish or are necessary to establish the title of any Group Company to any material asset owned at Completion have been duly accounted for and paid.

(b)	No Group Company is a party to a stampable but unstamped document held outside the United Kingdom in respect of any material asset owned at Completion.

(c)	No Group Company has entered into any land transaction where there may be an obligation after Completion to make any further return in respect of SDLT or make a payment or further payment of SDLT.

87	Capital allowances and R&D credits

(a)	Each Group Company has only claimed capital allowances on qualifying assets owned by it, which have all been validly claimed and all claims for such allowances have been allowed.

(b)	Each Group Company has in its possession and control all records required to make and substantiate all such claims.

(c)	The capital allowances computations for the periods ending on the Accounts Date are complete and correct.

88	Avoidance

(a)	No Group Company has entered into any notifiable arrangements for the purposes of Part 7 of the Finance Act 2004 (disclosure of tax avoidance schemes), any notifiable contribution arrangements for the purposes of the National Insurance Contributions (Application of Part 7 of the Finance Act 2004) Regulations 2012 (SI 2012/1868), any notifiable schemes for the purposes of Schedule 11A VATA (disclosure of avoidance schemes), Schedule 17 to the Finance (No.2) Act 2017, DAC 6 (Directive on Administrative Cooperation, Council Directive (EU) 2018/822), The International Tax Enforcement (Disclosable Arrangements) Regulations 2023, ‘listed transaction’ as defined in United States Treasury regulation Section 1.6011-4(b)(2) or any equivalent provision in any other jurisdiction.

(b)	No Group Company has been a party to, nor has been otherwise involved in, any transaction, scheme or arrangement which either:

(i)	contained steps or stages that have no commercial purpose; or

(ii)	were designed or entered into solely or wholly or mainly for the purpose of avoiding or deferring Tax or reducing a liability to Tax; or

(iii)	the main purpose, or one of the main purposes, of which was the avoidance of Tax, or any transaction into which steps were artificially inserted with a view to avoiding, reducing or deferring Tax.

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Schedule 6 : Business Warranties

(c)	So far as the Seller is aware, no person, acting in the capacity of an Associated Person (as defined in section 44(4) of the CFA 2017) of any Group Company has committed:

(i)	a UK tax evasion facilitation offence under section 45(5) of the CFA 2017; or

(ii)	a foreign tax evasion facilitation offence under section 46(6) of the CFA 2017.

(d)	Each Group Company has in place (and has had in place at all times since 30 September 2017) such reasonable prevention procedures (as defined in sections 45(3) and 46(4) of the CFA 2017) as are proportionate to its business risk to mitigate the risk of a tax evasion offence as required or contemplated by the CFA 2017 or any other similar legislation as may be implemented in any territory or jurisdiction.

(e)	Neither a Group Company, nor, so far as the Seller is aware, any person acting in the capacity of a person associated with any Group Company, is or has been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence under Part 3 of the CFA 2017, and no such investigation, inquiry or enforcement proceedings have been threatened or are pending and so far as the Seller is aware there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

89	Employment taxes

(a)	Each Group Company has in the last six (6) years complied in all material respects with its legal obligations relating to the assessment, collection and recovery of Tax in respect of employment income and other earnings.

(b)	No Group Company has been party to any arrangements in respect of which a liability to Tax under Part 7A Income Tax (Earnings and Pensions) Act 2003 (or any equivalent provision in any other jurisdiction) has arisen and, so far as the Seller is aware, no relevant step has been taken in pursuance of or in connection with any such arrangements and which could give rise to such a liability.

(c)	There are no options to acquire interests in any Group Company held by or for any current, former or proposed employee or director of any Group Company (or any nominees or associates of such employees or directors), where the right or opportunity to acquire such options was available by reason of an office or employment of the option holder with a Group Company and the exercise of which options may give rise to a liability of any Group Company to account for PAYE, income tax or National Insurance contributions (or equivalent liabilities in any jurisdiction).

90	Intangibles

No claims or elections have been made by a Group Company in the last six (6) years in respect of any intangible fixed assets under Chapter 7 of Part 8 CTA 2009, or sections 827 to 833 CTA 2009.

91	Distributions

(a)	No Group Company has made, agreed to make, nor will it have been deemed to have made, any distribution (as defined in Chapter 2 Part 23 CTA 2010) other than dividends provided for in the statutory accounts of each Group Company.

(b)	No Group Company has, in the previous seven years, been engaged in, nor been a party to, any of the transactions set out in Chapter 5 Part 23 CTA 2010, nor has it made or received a chargeable payment as defined in section 1088 CTA 2010 during that period.

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Schedule 7 : Seller limitations

Schedule 7

Seller limitations

92	Definitions

In addition to the definitions in Clause 1 (Definitions and Interpretation), in this Schedule 7 (Seller limitations ) the following definitions apply:

“Claim” means a General Claim or a Tax Claim.

“Expiry Date” means: in relation to a General Claim, the second anniversary of Completion; in relation to a Tax Claim the seventh anniversary of Completion; and in relation to a Fundamental Claim the sixth anniversary of Completion.

“Fundamental Claim” means a claim in connection with one or more of the Fundamental Warranties.

“General Claim” means a claim by the Buyer in relation to any of the Business Warranties, other than a Tax Claim.

“Tax Claim” means a claim by the Buyer in relation to Tax under the Warranties.

“Tax Indemnity Claim” means a claim by the Buyer under Clause 10.2.

93	Fraud exception

Nothing in this Agreement limits the liability of the Seller in the case of fraud or wilful concealment by the Seller or, before Completion, by any Group Company or any of its officers, managing directors, employees or agents.

94	Cap on Claims

(a)	The aggregate liability of the Seller to make payment to the Buyer in respect of all Claims shall not exceed $1.00 (one US dollar).

(b)	Subject to paragraph 3(c) below, the liability of the Seller in respect of all Tax Indemnity Claims shall not exceed $8,500,000 (eight million five hundred thousand US dollars).

(c)	The aggregate liability of the Seller in respect of all Claims, Fundamental Claims and Tax Indemnity Claims shall not exceed the Consideration.

95	Time limits and notice

(a)	Proceedings in relation to a Claim shall not be brought against the Seller unless written notice of the Claim is given to the Seller before the relevant Expiry Date.

(b)	Proceedings in relation to a Tax Indemnity Claim shall not be brought against the Seller unless written notice of the Tax Indemnity Claim is given to the Seller before the fourth anniversary of Completion.

96	Mitigation

Nothing in this Schedule 7 (Seller limitations) shall affect any common law duty of the Buyer to mitigate its loss.

97	No double recovery

The Buyer shall not be entitled to recover damages or otherwise obtain reimbursement more than once in respect of the same loss (but, for the avoidance of doubt, this shall be without prejudice to the Buyer’s right to recover the full amount of any loss by means of one or more Claims).

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Schedule 8 : Provisional Payment

Schedule 8

Provisional Payment

98	In order to determine the Provisional Payment, the Seller shall prepare a calculation of Estimated Net Debt and Estimated Working Capital as at Completion applying the policies set out in Schedule 10, Part 2 (Contents of the Completion Statement) and in each case in the form of the statement set out in Schedule 10, Part 3 (Reference Balance Sheet ).

99	The Provisional Payment shall be an amount equal to the Consideration that would be payable if Estimated Net Debt and Estimated Working Capital were, respectively, the actual amount of Net Debt and Working Capital as agreed or determined in accordance with Schedule 10 (Completion statement).

106

Schedule 9 : Material Properties

Schedule 9

Material Properties

[***]

107

Schedule 9 : Part 1 – Owned Properties

Part 2 – Material Leased Properties

[***]

108

Schedule 10 : Completion Statements

Schedule 10

Completion Statements

Part 1

Preparation of the Completion Statements

100	The Buyer shall prepare and deliver a draft of the Completion Statements to the Seller within 60 Business Days after (but not including) the date of Completion. The Completion Statements shall be drawn up in accordance with the provisions set out in this Schedule 10 (Completion Statements). The Seller shall provide, and shall procure that the Seller’s Accountants provide, all assistance reasonably requested by the Buyer or the Buyer’s Accountants in the preparation of the Completion Statements. If the Buyer does not deliver a draft of the Completion Statements to the Seller in accordance with this paragraph 1, at the Seller's election either the Provisional Payment shall be final and binding on the parties or the Seller shall prepare and deliver its own draft of the Completion Statements to the Buyer which shall be drawn up in accordance with the provisions set out in this Schedule 10, and the provisions of this Schedule 10 shall apply to those Seller-prepared Completion Statements mutatis mutandis.

101	The Seller may within 30 Business Days after (and not including) the date of delivery of the draft Completion Statements, deliver to the Buyer a report setting out the details of any items in the draft that it disputes, and, to the extent that Seller is able to do so, specifying any adjustments which in its opinion should be made and the reasons therefor; if it does so, all other items in the draft shall be deemed to be agreed. If the Seller does not provide a report complying with the preceding provisions of this paragraph 2, the draft Completion Statements shall be deemed to be agreed. The Buyer shall provide the Seller reasonable access to the material books, records, documents and senior executives of each Group Company as the Seller may reasonably request for the purpose of its review of the draft Completion Statements.

102	The Buyer and the Seller shall use their reasonable endeavours to reach agreement as to the adjustment (if any) required to be made in connection with any matter of disagreement notified in accordance with paragraph 2 above, but if any such matter remains in dispute fifteen Business Days after notification (not including the day of notification), the dispute shall at the request of the Buyer or the Seller be referred for final determination to an independent firm of chartered accountants (the “Accountants”).

103	The following provisions shall apply to the appointment of the Accountants and their determination:

(a)	the Buyer and the Seller shall co-operate in good faith to do everything reasonably necessary to procure the appointment of the Accountants and to facilitate their determination;

(b)	the Accountants shall be appointed by agreement in writing between the Seller and the Buyer or failing agreement within five Business Days, nominated by the president of the Institute of Chartered Accountants in England and Wales upon their joint application (or, failing that, by court order), in which case the fee payable for the nomination shall be borne equally by the Buyer and the Seller;

(c)	the Buyer and the Seller shall each prepare a written statement of, and confined to, the matters in dispute and submit it, together with any supporting documents, to the Accountants promptly and in any event within 20 Business Days of their appointment;

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(d)	the Accountants’ terms of reference shall be to determine (within the parameters set by paragraph 4(e) below) what adjustments (if any) are in their opinion required to be made to the Completion Statements in relation to the matters in dispute (as notified to them in accordance with paragraph (c) above) so as to ensure compliance with the provisions of it in Part 2 of Schedule 10 (Contents of the Completion Statements);

(e)	the determination of the Accountants in respect of any matter in dispute shall not be outside the range of the value proposed by the Seller in the draft Completion Statement and the value proposed by the Buyer in the report referred to in paragraph 2 above in respect of that matter;

(f)	the Buyer and the Seller shall each provide the Accountants with any further information which they reasonably request and the Accountants shall be entitled (to the extent they consider it appropriate) to base their opinion on such information;

(g)	the Accountants shall be entitled:

(i)	to require the Buyer and the Seller and their respective accountants to attend one or more meetings and to raise enquiries of them about any matters which the Accountants consider relevant (and the Buyer and/or the Seller, as the case may be, shall use all reasonable endeavours to answer any such enquiries); and

(ii)	in the absence of agreement between the Buyer and the Seller, to determine the procedure to be followed in undertaking the expert determination, insofar as the procedure is not set out in this Agreement.

(h)	the Accountants shall be requested to make their determination as soon as reasonably practicable and in any event within 20 Business Days of their receipt of the parties’ written statements (pursuant to paragraph 4(a) above);

(i)	the Accountants shall act as experts and not arbitrators and their determination shall (in the absence of manifest error) be final and binding; and

(j)	the Accountants’ costs (and those of any advisers engaged by them in accordance with the above provisions) shall be borne equally by the Buyer and the Seller unless the Accountants consider it is fair and reasonable to apportion the costs otherwise and so direct.

104	If the Accountants shall be or become unable or unwilling to act then a substitute independent firm of chartered accountants shall be appointed by the Buyer and the Seller in accordance with the provisions of paragraph 4 (and references in this Schedule to the Accountants shall be deemed to be a reference to that substitute firm).

105	Upon the draft Completion Statements being agreed (or being deemed to be agreed) by the Buyer and the Seller or being determined by the Accountants that statement as so agreed (or deemed to be agreed) or determined shall be the Completion Statements for the purposes of this Agreement and shall be final and binding on the parties and the amount of Net Debt and Working Capital shall be as stated on those statements.

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Schedule 10 : Completion Statements

Part 2

Contents of the Completion Statements

In this Part 2 of Schedule 10 (Contents of the Completion Statements) the following additional definitions shall apply:

“Cash” means, without duplication, the aggregate amount of:

(a)	cash (including amounts on deposit) held by or for a Group Company in hand or with banks or with financial or other similar institutions;

(b)	petty cash;

(c)	cash in transit;

(d)	any interest rate or currency swap agreements or any other hedging or derivative instrument or arrangement which are in an asset position (i.e., in the money);

(e)	to the extent not already captured by the preceding, any balances in line items classified as Cash in the Reference Balance Sheet in Schedule 10, Part 3 (Reference Balance Sheet);

of the Group, calculated as at the Completion Statements Date and in accordance with Schedule 10, Part 2 (Contents of the Completion Statements).

For the avoidance of doubt, Cash will not include any Trapped Cash.

“CFO Reserves” means any provision, reserve or accrual that:

(a)	is not attributable to a specific, identified liability or obligation of a Group Company existing as at the Completion Statements Date, or is recognised in an amount exceeding the proper and reasonable estimate of such liability or obligation as at the Completion Statements Date; or

(b)	represents a general contingency, management overlay or unallocated reserve;

“Debt” means, without duplication, the aggregate amount of:

(a)	any indebtedness of a Group Company, being an obligation of a Group Company (whether present or future and whether as principal or surety) for the payment or repayment of money (whether in respect of interest, principal or otherwise and including any break fees, prepayment fees, expenses or penalties related to or arising as a result of the termination or prepayment of any arrangements referred to below) incurred in respect of:

(i)	money borrowed or raised, including by way of any bond, note, loan stock, debenture or overdraft;

(ii)	any acceptance credit, bill discounting, note purchase, factoring (to the extent there is recourse) or documentary credit facility;

(iii)	any Finance Leases; and

(iv)	any interest rate or currency swap agreements or any other hedging or derivative instrument or arrangement that are in a liability position (i.e., out-of-the-money);

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Schedule 10 : Completion Statements

(b)	any outstanding unpaid fees payable by any Group Company to Willkie Farr & Gallagher (UK) LLP and any other advisers engaged on behalf of the Seller in connection with the sale contemplated by this Agreement;

(c)	any commission or bonus payable by any Group Company to the extent it is as a result of or directly relates to the sale of the Shares (including transaction incentive payments, bonuses or other incentives related to the Transaction which are due or payable by any Group Company to any key employees or affiliates of any Group Company, any related National Insurance Contributions or other Tax or social security amounts payable by a Group Company in connection with the sale);

(d)	any long-term incentive plan or similar employee incentive arrangements, including any related National Insurance Contributions or other Tax or social security amounts payable by a Group Company, net of any specifically identified Tax benefit directly as a result of the payment of such amounts;

(e)	any corporation tax, income tax and similar tax balances which remain unpaid at Completion;

(f)	any restructuring provisions and redundancy related accruals associated with any restructuring initiatives;

(g)	all net pension liabilities, including defined benefit obligations and statutory employee-related retirement obligations;

(h)	all deferred consideration, earn-outs, or similar obligations arising from acquisitions completed prior to the Completion Statements Date;

(i)	all transaction-related expenses, including advisory, legal, accounting and success fees incurred in connection with the Transaction to the extent unpaid at the Completion Statements Date;

(j)	all accrued professional fees not incurred in the ordinary course of business and unpaid at the Completion Statements Date; and

to the extent not already captured by the preceding, any balances in line items classified as Debt in the Reference Balance Sheet in Schedule 10, Part 3 (Reference Balance Sheet ) of the Group, calculated as at the Completion Statements Date and in accordance with Part 2 of Schedule 10 (Contents of the Completion Statements).

“Finance Lease” means any lease or hire purchase contract, a liability under which would, in accordance with Relevant Accounting Standards applicable on or before 31 December 2018, be treated as a finance or capital lease but excluding any real estate or operating leases or any leases included within file ‘Omega – Lease balances Q4 25 IFRS 16’ within VDR reference 2.5.1.1.

“Group Company” means, for the purposes of this Part 2 of Schedule 10 (Contents of the Completion Statements) only, each subsidiary undertaking of the Company in which the Company holds directly or indirectly over 50% of the economic and/or voting rights.

“Net Debt” means Debt less Cash as determined in accordance with this Part 2 of Schedule 10 (Contents of the Completion Statements).

“Reference Balance Sheet” means the illustrative balance sheet included at Schedule 10, Part 3 (Reference Balance Sheet ) setting out the classifications of Cash, Debt, Working Capital and Other.

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Schedule 10 : Completion Statements

“Trapped Cash” means only cash deposit balances specifically required to be maintained as performance bank guarantees within Megger (India) Pvt Ltd.

“Working Capital” means, without duplication, the net aggregation of current assets and current liabilities (but excluding any items already classified as Cash or Debt) at the Completion Statements Date and in accordance with Part 2 of this Schedule 10, including the line items classified as Working Capital in the Reference Balance Sheet in Schedule 10, Part 3 (Reference Balance Sheet).

1	General

(a)	The Completion Statements shall comprise the consolidated balance sheet of the Group in the form as set out in Schedule 10, Part 3 (Reference Balance Sheet ) (the “Completion Balance Sheet”) setting out the Net Debt and Working Capital.

(b)	The Completion Statements shall be prepared:

(i)	as at the Completion Statements Date;

(ii)	in accordance with the remaining provisions of this Part 2 of Schedule 10 (Contents of the Completion Statements); and

(iii)	in the form of the pro forma Completion Statements included in Schedule 10, Part 3 (Reference Balance Sheet );

(c)	The Completion Statements shall be drawn up in accordance with, and the items and amounts to be included in them shall be identified and calculated by applying, the following in the following order of priority (the “Accounting Policies”):

(i)	the accounting principles, policies, procedures, categorisations, definitions, methods, practices and techniques set out below in paragraph 2 (the “Specific Policies”);

(ii)	if and to the extent not inconsistent with paragraph 1(c)(i), the same accounting principles, policies, procedures, categorisations, classifications, assets recognition bases, definitions, methods, practices and techniques as applied in the Accounts; and

(iii)	if and to the extent not otherwise covered by, and not inconsistent with, paragraphs 1(c)(i) and 1(c)(ii), Relevant Accounting Standards as applicable at the Completion Statements Date.

2	Specific Policies

(a)	No account shall be taken of post balance sheet events or information becoming available after the Completion Statements Date.

(b)	There shall be no double counting of any account balances in the Completion Statements such that an account balance shall be only included once within either Working Capital or Net Debt.

(c)	Subject to any other Specific Policies, the Completion Statements shall be drawn up as at the Completion Statements Date on the basis that the Completion Statements Date represents the end of an accounting and tax financial year, and should reflect specific procedures that a company would be expected to adopt including, but not limited to, a hard close of the accounting records; normal year-end procedures and reconciliations; cut-off procedures and a detailed assessment of prepayments, accruals and provisions. Corporate income tax current liabilities shall be based on a full tax computation as if the Completion Statements Date were the last day of a financial year.

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Schedule 10 : Completion Statements

(d)	No item shall be excluded from the Completion Statements solely on the grounds of materiality.

(e)	The Completion Statements shall be prepared on the basis that the Group is treated as a going concern and shall exclude: (i) the effect of change of control or ownership of the Group; (ii) the effects of any post-Completion reorganisations or the post-Completion intentions, payments, obligations of, specific to, or made by any member of the Buyers’ Group; (iii) any financing undertaken by any member of the Buyers’ Group or at the direction of any member of the Buyers’ Group; and (iv) any purchase accounting adjustments arising out of the consummation of the transactions contemplated by this Agreement.

(f)	The Completion Statements shall be prepared from the nominal ledgers of the Group such that the balance sheets of the Group Companies are aggregated. Balances between the Group Companies shall be reconciled and eliminated and any unreconciled assets or liabilities shall be written off.

(g)	The Completion Statements shall be prepared in the local currency of each Group Company and shall be converted for aggregation purposes to Euros at the relevant exchange rate as obtained from S&P Global as at the Completion Statements Date consistent with the methodology adopted in the Accounts.

(h)	On the Completion Statements Date, the Net Debt and Working Capital and Normalised Working Capital shall be converted from Euros to US Dollars at the relevant exchange rate as obtained from S&P Global as at the Completion Statement Date consistent with the methodology adopted in the Accounts.

(i)	No amounts in relation to those line items included under the heading “Other” in the pro forma Completion Statements set out in Part 3 of Schedule 10 will be included in Cash, Debt or Working Capital.

(j)	The Completion Statements shall not include any amount within Cash, Debt or Working Capital in respect of the following items:

(i)	any fixed assets;

(ii)	any amounts in respect of direct electrical test equipment included within the TB code 130830 – Equipment for Rental and the associated depreciation in the TB code 130835 – Accum Depreciation – Rental Equipment;

(iii)	any goodwill revaluations;

(iv)	any IFRS 16 lease liabilities;

(v)	any deferred tax assets (excluding those arising as a result of limb (d) of the Debt definition) or deferred tax liabilities or uncertain tax provisions;

(vi)	any contingent assets or liabilities unless required by another specific accounting policy in this paragraph 2 or the definitions of Cash, Debt or Working Capital;

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Schedule 10 : Completion Statements

(vii)	any liabilities paid by a member of the Seller’s Group after Completion (and where such payments are not reimbursed or reimbursable to the Seller’s Group);

(viii)	any provisions, reserves or similar (including CFO Reserves) unless required to be recognised as a liability under the Relevant Accounting Standards as at the Completion Statements Date;

(ix)	any provisions for dilapidations or litigation;

(x)	any liabilities with respect to any matter which is subject to an indemnity; and

(xi)	any warranty provisions.

(k)	No liabilities for restructuring costs (including, for the avoidance of doubt, redundancy costs) incurred prior to the Completion Statements Date shall be included in Debt or Working Capital, where the decision to implement such restructuring was taken after signing of this Agreement. To the extent that any such restructuring costs are incurred and settled prior to the Completion Statements Date, an asset equal to the amount settled shall be recognised as Cash. For the avoidance of doubt, any such post-signing restructuring decision shall be communicated to the Buyer via written notice.

(l)	The following provisions shall apply to the determination of Working Capital:

(i)	To the extent unpaid and payable by a Group Company, an accrual shall be included in Working Capital in respect of the pro-rated annual bonus due to employees for the financial year. This shall be calculated based on the expected full year results and by pro-rating such annual bonus amount, which is to be calculated by reference to the relevant performance indicators under the applicable bonus plans as of the Completion Statements Date on a straight line basis into the pre- and post-Completion periods.

(ii)	An accrual shall be recognised for all untaken statutory and contractual holiday entitlement accrued by the Group’s employees up to the Completion Statements Date, calculated using the relevant employees’ standard rates of pay;

(m)	Schedule 10, Part 3 (Reference Balance Sheet ) provides an illustration of the Completion Statements as at 30 November 2025. To the extent there is any conflict between this illustration and the provisions of Schedule 10, Part 2 (Contents of the Completion Statement), the provisions of this Schedule 10, Part 2 (Contents of the Completion Statement) shall prevail.

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Schedule 11 : Buyer warranties

Part 3

Reference Balance Sheet

The Reference Balance Sheet is set out on the following page.

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Schedule 11 : Buyer warranties

Schedule 11

Buyer warranties

3	The Buyer is a company duly incorporated and organised and validly existing under the laws of its jurisdiction of incorporation and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer or a material adverse effect on its ability to execute or perform its obligations under the Transaction Documents. Each of Buyer’s “significant subsidiaries” (as such term is defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) (a) is a legal entity duly organised, validly existing and, to the extent such concept is applicable, in good standing under the laws of its respective jurisdiction of organisation, (b) has all power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted in all material respects and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity, in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, in each case except as would not, individually or in the aggregate, have a material adverse effect on Buyer or its ability to execute and perform its obligations under the Transaction Documents.

4	The Buyer has the power and authority to own, lease and operate its properties and assets, to carry on its business as currently conducted in all material respects and to enter into and fully perform its obligations under the Transaction Documents in accordance with the terms thereof. Each of Buyer’s “significant subsidiaries” (as such term is defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) has all power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted in all material respects. The shares of ESCO Stock to be issued as Consideration Shares, when issued in accordance with this Agreement, will be duly authorised, validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive rights or other contractual rights to purchase securities issued by the Buyer. Upon issuance, the Consideration Shares will be free and clear of all Encumbrances other than restrictions arising under the Securities Act and as set forth in the Shareholder Agreement. The Buyer has applied, or prior to Completion will apply, to have the Consideration Shares approved for listing on the NYSE, subject to official notice of issuance. The Buyer does not require the consent, approval or authority of any other person to enter into or exercise its rights or perform its obligations under the Transaction Documents (other than a Supplemental Listing Application with the NYSE).

5	The entry into and the exercise by the Buyer of its rights and performance of its obligations under the Transaction Documents and the transactions contemplated by them will not constitute a breach or give rise to a default under any applicable laws or regulations (including any sanctions) or any order, decree or judgement or other obligation binding on it (including any provision of its constitutional documents), which has or could have a material adverse effect on its ability to execute or perform its obligations under the Transaction Documents. Since September 30, 2023, (i) the businesses of Buyer and each of its subsidiaries have been conducted in compliance with applicable laws or regulations and neither Buyer nor any of its subsidiaries has received any written notice or other written communication from a governmental, regulatory or administrative authority asserting noncompliance with any applicable law or regulation by Buyer or any of its subsidiaries except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer or a material adverse effect on its ability to execute or perform its obligations under the Transaction Documents.

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Schedule 11 : Buyer warranties

6	The Buyer is not a party to any litigation, arbitration or administrative proceedings nor is it the subject of any governmental, regulatory or official investigation or enquiry which is in progress or threatened or pending and which has or could have a material adverse effect on its ability to execute or perform its obligations under the Transaction Documents or a material adverse effect on the Buyer.

7	Accurate and complete copies of the SEC Reports have been filed through the SEC EDGAR system. As of the time it was filed with the SEC by Buyer: (a) each SEC Report complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder (as the case may be), and (b) none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

8	Buyer (with respect to itself and its consolidated subsidiaries) maintains internal control over financial reporting as defined in and required by Rule 13a-15 or Rule 15d-15 under the Exchange Act reasonably designed to provide reasonable assurance that (i) all material information relating to Buyer, including its consolidated subsidiaries, required to be disclosed by Buyer in the reports that it files or submits under the Exchange Act is accumulated and communicated to Buyer’s principal executive officer, its principal financial officer or those individuals responsible for the preparation of the consolidated financial statements of Buyer included in the SEC Reports to allow timely decisions regarding required disclosure and to make the certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act and pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (iii) transactions are executed only in accordance with the authorization of management and (iv) reasonable prevention and timely detection of the unauthorized acquisition, use or disposition of the properties and assets of Buyer and its subsidiaries. Buyer has disclosed, based on the most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to Buyer’s auditors and the audit committee of the board of directors of Buyer, (i) any “significant deficiencies” in the design or operation of its internal controls over financial reporting that are reasonably expected to adversely affect Buyer’s ability to record, process, summarise and report financial information and (ii) any fraud that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting that are reasonably likely to adversely affect Buyer’s ability to record, process, summarise and report financial information. Since September 30, 2025, Buyer has not received any complaints regarding material violations of or deficiencies in Buyer’s accounting controls, internal accounting controls or auditing matters that have not been reported to the audit committee of the board of directors of Buyer and disclosed to the Seller.

9	Buyer’s financial statements set forth in the SEC Reports filed since 30 September 2023 (the “Buyer Financial Statements”), have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except as may be indicated in any notes thereto). Each balance sheet in the Buyer Financial Statements is accurate and complete in all material respects and fairly presents in all material respects the financial condition of Buyer as of its respective date. Each statement of income and cash flows in the Buyer Financial Statements is accurate and complete in all material respects and fairly presents in all material respects the results of operations and cash flows, respectively, of the Buyer for the periods covered thereby. Notwithstanding the foregoing, the interim Buyer Financial Statements (i.e., Buyer Financial Statement as of a period other than a fiscal year-end) are subject to customary year-end adjustments. Buyer maintains a system of internal account controls and procedures designed to record transactions as reasonably necessary to permit the preparation of its financial statements in conformity with GAAP.

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Schedule 11 : Buyer warranties

10	There are no obligations or liabilities of any kind of Buyer or any of its subsidiaries required by GAAP to be reflected or reserved on a consolidated balance sheet of Buyer and its subsidiaries included in the SEC Reports, except (i) as reflected or reserved against in the consolidated balance sheet of such SEC Reports, (ii) those incurred in the ordinary course of business since September 30, 2025 (none of which are, or would reasonably be expected to be, individually or in the aggregate, material to the Buyer), and (iii) those incurred pursuant to the terms of this Agreement.

11	The only authorised shares of capital stock of Buyer as of April 13, 2026 are (a) 50,000,000 shares of ESCO Stock, of which (i) 25,907,172 shares are issued and outstanding (excluding shares held in treasury), (ii) 5,056,771 shares are held in treasury, and (iii) 1,208,597 shares are reserved for issuance (including in respect of outstanding Buyer securities that are convertible into ESCO Stock), and (b) 10,000,000 shares of preferred stock, $0.01 par value, none of which are issued and outstanding. Neither Buyer nor any of its subsidiaries have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the equity holders of Buyer on any matter. Since June 30, 2023, and through the date of this Agreement, except for securities issued or issuable pursuant to employee benefit plans or arrangements, including options issued pursuant to Buyer stock option plans and awards payable in ESCO Stock, (i) no shares of ESCO Stock or preferred stock of Buyer have been repurchased or redeemed or issued, and (ii) no shares of ESCO Stock have been reserved for issuance. Except for securities issued or issuable pursuant to employee benefit plans or arrangements, including options issued pursuant to Buyer stock option plans and awards payable in ESCO Stock, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, contracts, arrangements, calls, commitments or rights of any kind that obligate Buyer to issue or to sell any securities of Buyer.

12	Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

13	True and correct copies of the Debt Financing Documentation (which have been redacted for fees and other confidential information) have been provided to the Seller prior to the date of this Agreement, being a signed commitment letter (appending the relevant term sheets) and such commitment letter is in full force and effect and has not been terminated or modified in any respect.

14	The Buyer has committed financing in the form of binding commitments evidenced by the Debt Financing Documentation which are (and as at Completion, will be) sufficient to consummate the Transaction.

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Schedule 11 : Buyer warranties

15	The aggregate proceeds contemplated to be provided pursuant to the Debt Financing Documentation will be sufficient for the Buyer to satisfy all of its cash payment obligations under this Agreement, including all amounts payable by it at Completion pursuant to Clause 3.2(b), and the timely satisfaction of such cash payment obligations shall in no way adversely affect the Buyer’s ability to satisfy its obligations to pay any other amounts, including any non-cash portion of the consideration to be paid by the Buyer to Seller at Completion, pursuant to this Agreement.

16	No corporate action or other steps have been taken by the Buyer or legal proceedings started or threatened against it for its winding up or dissolution; or for it to enter into any arrangement or composition for the benefit of creditors; or for the appointment of a receiver, administrator, administrative receiver, liquidator, supervisor, compulsory manager, trustee or similar person of any of its revenues or assets, and none of the foregoing actions and arrangements are currently, or since September 30, 2025 have been, contemplated to be taken, entered into or effected by the Buyer.

17	The Buyer is entering into this Agreement as principal and not as agent.

18	The ESCO Stock is listed on the NYSE under the symbol “ESE” and the Buyer has not received any written notice of delisting proceedings or any written notice from the NYSE that the Buyer is not in compliance with the listing requirements of the NYSE. There are no proceedings pending or, to the knowledge of the Buyer, threatened against the Buyer by the NYSE with respect to any such delisting or otherwise with respect to the Buyer or the ESCO Stock.

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EXECUTION PAGE

Signed for and on behalf of TBG AG by	) ) )	…………………………………
Duly authorised person Jeremy Abson
…………………………………
Duly authorised person Alain Scherrer

Signed by David Schatz for and on behalf of ESCO TECHNOLOGIES INC.	) ) )
…………………………………
Duly authorised person

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